As filed with the Securities and Exchange Commission on December 9, 2013

Registration Statement No. 333-191648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SYSOREX GLOBAL HOLDINGS CORP.

(Exact name of Registrant as specified in its charter)

Nevada	7379	88-0434915
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Telephone: 408-702-2167

Telecopier: 408-824-1543

(Address and telephone number of principal executive offices)

Mr. Nadir Ali, CEO

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Telephone: 408-702-2167

Telecopier: 408-824-1543

(Name, address and telephone number of agent for service)

Copies to:

Elliot H. Lutzker, Esq.	Ernest Stern, Esq.
Davidoff Hutcher & Citron, LLP	Akerman LLP
605 Third Avenue	750 9th Street, N.W., Suite 750
New York, New York 10158	Washington, D.C. 20001
Telephone: (212) 557-7200	Telephone: (202) 393-6222
Telecopier: (212) 286-1884	Telecopier: (202) 393-5959

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Shares to be Registered			Proposed Maximum Aggregate Offering Price per Security		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $.001	4,600,000	shs	(1)	$5.00	(2)	$23,000,000	$2,962.40
Shares of Common Stock, par value $.001 underlying underwriters’ Warrants	138,000	shs	(3)	$6.25	(4)	$862,500	$111.09
Underwriters’ Warrants	138,000	wts			$(5)	$(5)	$(5)
TOTAL	4,738,000	shs		---		$23,862,500	$3,073.49(6)

(1)	Includes 600,000 shares of Common Stock which may be issued upon exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any.
(2)

This is the low end of the initial public offering price of our common stock, notwithstanding trading on the OTC Pink and is the assumed offering price for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Act”).

(3)

Shares issuable upon exercise of warrants held by the Underwriters equal to 3% of the number of shares sold in the Offering (including 600,000 shares issuable pursuant to the Underwriter’s over-allotment option.

(4)

Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(5)	Pursuant to Rule 457(g) under the Securities Act no separate registration fee is required as the underlying common stock is being registered for distribution.
(6)	Of this amount $3,069.05 was paid on October 9, 2013, upon the initial filing of this Registration Statement and the remaining $4.44 was paid with the filing of this amendment.

This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2013

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

3,636,364 Shares of Common Stock

Sysorex Global Holdings Corp.

This is the initial public offering of our common stock.  Of the shares of Common Stock offered hereby, 3,454,546 shares are being sold by Sysorex Global Holdings Corp. (the “Company” or “Sysorex”) and 181,818 shares by Geoffrey Lilien, an officer and director of the Company (the “Selling Stockholder”) in a firm commitment offering (the “Offering”).  See “Principal and Selling Stockholder”. It is currently estimated that the initial public offering price per share will be between $5.00 and $6.00.  We have assumed an initial public offering price of $5.50 per share of Common Stock.

	Per Share	Total
Public Offering Price	$5.50	$20,000,000
Underwriter’s Fee	$0.385	$1,400,000
Net Proceeds to Company before expenses	$5.115	$17,670,000
Net Proceeds to Selling Stockholder	$5.115	$930,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have agreed to pay Wellington Shields & Co. LLC and Dougherty & Company LLC (the “Underwriters”) a fee equal to 7% of the gross proceeds raised in this offering (the Selling Stockholder to pay his proportionate share), a $50,000 non-refundable engagement fee, a 2% non-accountable expense allowance, and to reimburse the Underwriters for certain incurred expenses.  See “Underwriting.”  In addition, we have agreed to grant to the Underwriters for no additional consideration: (i) warrants to purchase shares of common stock equal in number to 3% of the number of shares sold in this Offering (including any shares issued pursuant to the Underwriters’ over-allotment option. We will also grant Wellington Shields & Co., LLC an 18-month right of first refusal on future offerings. See “Underwriting.”

The Underwriters have the option to purchase up to 545,455 additional shares (based on an assumed offering price of $5.50 per share) from us at the public offering price for 45 days after the date of this prospectus to cover over-allotments, if any.

We are an “emerging growth company” under the Federal Securities laws and will be subject to reduced public company reporting requirements as set forth on page 3 of this prospectus.  Our common stock is quoted under the symbol “SYRX” on the OTC Pink. On December 6, 2013, the last reported sales price was $3.25 per share.

All historical share and per share data in this prospectus give effect to a proposed reverse stock split to be effected following the pricing of the Offering and upon the effective date of the Registration Statement, of which this prospectus is a part.  We have assumed a 1 for 2 ratio to approximate the $5.50 per share assumed initial public offering price.  The Company has applied for a listing on the Nasdaq Capital Market with the share symbol SYRX, which listing upon the effective date of this prospectus, is a condition to this Offering.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus before making a decision to purchase our common stock.

The shares will be ready for delivery on ________________, 2013.

WELLINGTON SHIELDS & CO.	DOUGHERTY & COMPANY LLC

The Date of this prospectus is ______________, 2013

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Sysorex Global Holdings Corp., and its subsidiaries, Sysorex Federal, Inc., Sysorex Government Services Inc., Sysorex Arabia LLC, Lilien Systems, and Shoom, Inc.

Expect where otherwise indicated, all share and per share data in this prospectus give retroactive effect to a proposed one for two reverse stock split to be effected following the pricing of this Offering and upon the effective date of the registration statement of which this prospectus is a part.

The Company

The following organizational chart sets forth the four subsidiaries of Sysorex Global Holdings Corp. and the lines of business in which they are engaged, as described below:

Overview

Sysorex Global Holdings Corp. provides a variety of IT services and technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the cloud, or via mobile.   Historically Sysorex’ customer base was 100% public sector but that has changed significantly with the acquisitions we have made in 2013. Currently, approximately 90% of the revenues we earn are from commercial enterprises and only approximately 10% are from government agencies.  Our goal is to continue to build our private and public sector offerings and contracts. We intend to do this by acquiring other businesses.  On March 1, 2013, we acquired Lilien Systems, an enterprise IT infrastructure solutions provider with over $40 million in annual revenue, in consideration of a combination of $6,000,000 in value of common stock and $3 million in cash from debt financing. Subsequently, on August 31, 2013, we acquired Shoom, Inc. (“Shoom”) a provider of cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries with over $4 million in annual revenue with a retention rate of approximately 90% (over the last five years) in consideration of a combination of 1,381,000 (2,762,000 pre-split) shares of common stock and $2.5 million in cash. The cash portion was funded by the excess working capital we obtained from the Shoom acquisition. Finally, as of August 30, 2013, we signed a non-binding Letter of Interest with a potential acquisition of AirPatrol Corporation, a developer of mobile device identification and locating systems. We expect to sign a definitive purchase agreement prior to the effective date of the registration statement of which this prospectus is a part and complete the acquisition following the completion of this Offering. Up to over 50% of the gross proceeds of the Offering have been allocated towards the acquisition of this company and there can be no assurance the acquisition will be completed. See “Use of Proceeds” and “Business - Pending Letter of Interest.”

The acquisitions of Lilien and Shoom have expanded our depth of enterprise service offerings, including big data services and cloud-based advanced analytics, while providing premier partnership status with leading vendors in IT infrastructure. Shoom also provides Sysorex with secure cloud-based software products which result in higher gross margins. These acquisitions reflect our business strategy, the purpose of which is to transform Sysorex from a services company to a technology company. We believe the acquisitions of Lilien and Shoom also provide us with an opportunity for vertical market and geographic expansion.  We are focusing our primary efforts on the U.S. market in the near-term future.  We have a small operating unit in Saudi Arabia and we intend to seek government contracts there.  This unit does not represent a significant portion of our business and a failure to obtain contracts from the Saudi Arabian government will not have a material impact on our revenues or operations.

Cyber security and big data analytics are the areas we are targeting because we believe, based on industry data that these are growing market segments. For example, security of all forms, especially cyber-security, are significant growth areas (source: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013), and Sysorex intends to increase its role in this sector. Gartner predicts that by 2015, 20% of Global 1000 organizations will have established a strategic focus on information infrastructure equal to that of application management. This is one of five Gartner predictions about big data and information infrastructure discussed in “Predicts 2013: Big Data and Information Infrastructure;” a November 30, 2012 report that describes in detail how the big data phenomenon will affect organizations, resources and information infrastructure.  Our plan is to acquire companies with unique technologies and possibly some with patents, which we believe will give us an advantage over our competitors.  However, the IT services and technologies industry is extremely competitive and many of the providers in the industry are extremely large and well financed.  Therefore, there is a risk that the technologies we acquire or develop could become obsolete if others in the industry develop better products.

Recent events in the federal government including the on-going budget impasse and sequestration can impact our business with the federal government. However, our government contracts are less than 10% of our total revenues. Specifically, Congressional action could delay payment on our current contracts, delay the award of contracts that Sysorex has under submission and delay the release of task orders from the government on its contracts including the US Navy SPAWAR contract. We believe the budget impasse and sequestration are longer-term issues that we believe will have a minimal impact on our business because we are focused on cyber security and big data analytics, which we believe will continue to receive funding. We believe both of these will be growth areas for the government despite budget challenges because of the increased need for solutions in this space and recent high profile events, such as NSA information leaks by Edward Snowden and LexisNexis information leaks such as the social security number of the United States First Lady along with millions of other Americans, that have made it more of a focus. Our government contracts are typically three to five years and we believe that our recent historical government contract revenues will be indicative of future government contact based revenues. New contracts would be accretive.

Lilien’s revenues are typically driven by purchase orders that are captured every month.  Approximately 25% of these purchase orders are contracts that range from one to five years for warranty and maintenance support and are recurring. For these contracts the customer is invoiced one time and pays Lilien upfront for the full term of the warranty and maintenance contract.  The unearned revenue is recorded as deferred revenue and amortized over the contract period.  Lilien has a 29-year history and track record with a management team that we expect will continue to successfully generate and grow Lilien’s business. Lilien also has a high repeat customer rate of approximately 60% annually. Lilien’s revenues are diversified over hundreds of customers and no one customer exceeds 15% of its revenues. We believe this diversification provides stability to Lilien’s revenue streams.

Shoom’s software-as-a-service contracts are typically performed for periods of one or more years and Shoom has a high customer retention rate. Shoom offers eSolutions including eTearsheets, invoicing, CRM, and other products and services to 750 newspapers in the cloud. Cloud or SaaS based analytics is a growing market that Sysorex intends to pursue beyond the media vertical that Shoom is in today. According to industry sources, cloud based business analytics and business intelligence is expected to grow from $5.2 billion in 2013 to $16.52 billion in 2018 a 25.8% CAGR (source: PRWeb Article - Cloud Analytics Market is Growing at an Estimated CAGR of 25.8% & to Reach $16.52 Billion by 2018 - New Report by MarketsandMarkets April 2, 2013.)  Shoom has been in business for over 10 years and providing its cloud solutions for over four years.

The Lilien Acquisition significantly impacted our results of operations for the six months ended June 30, 2013, as indicated in the discussion below. The results show a net loss which was attributable, in part, to certain one-time non-recurring charges related to the Lilien Acquisition, resulting in the Company incurring significant legal, accounting, due diligence, financing and general and administrative expenses as compared to the expenses incurred in comparable period in 2012.

We believe the accretive impact of our acquisition strategy is becoming evident and the quarter ended June 30, 2013 included a full quarter of Lilien’s revenues. We anticipate synergies and operational efficiencies to improve revenues and profitability for both Sysorex and Lilien, especially in Q3 and Q4 when Lilien’s business is historically stronger as a result of customer budgeting processes. Sysorex’ U.S. government operations are profitable and this division is expected to grow based on the U.S. Navy SPAWAR contract award.to Sysorex earlier this year. The U.S. Navy SPAWAR contract is expected to start releasing task orders in Q1 2014 and other awards are expected later in the same quarter, assuming that funding is available. With the addition of Shoom we believe that our liquidity will improve significantly as Shoom’s business model generates 90% gross margins. We believe that our shift to technology based business lines like Shoom and other future acquisitions will increase our customer base and, in turn, increase revenues to a level that will allow us to achieve profitability.

Corporate Strategy

Sysorex management has a mergers and acquisitions strategy to acquire companies and innovative technologies servicing the multi-billion dollar IT services industry.  We have targeted services and technology/IP based companies since they add significant value to the Company and allow us to command a higher sales price should there be a sale or a spinoff. Sysorex plans to facilitate and manage cross-selling opportunities among the companies and provide shared corporate services to create efficiencies and be cost effective. We are seeking opportunities with the following profiles:

•

Innovative and commercially proven technologies primarily in cyber-security, business intelligence/analytics, Big Data services, Cloud and mobile/BYOD.

•

Commercial and government IT service companies which have an established customer base and are seeking growth capital to expand their capabilities, product offerings and substantially increase their revenues and operating profits.

•

Companies with profitable, proven technologies that are complementary to the Company’s overall strategy. We are looking at companies primarily in the United States.  However, we may expand in our existing markets (e.g., Middle East) and into other geographies such as India and Europe, if there are significant strategic and financial reasons to do so.

An important element of our mergers and acquisitions strategy is to acquire companies with complementary capabilities/technologies and an established customer base in each of the above categories.  We believe that the customer base of each potential acquisition will present an opportunity to cross-sell solutions to the customer base of other acquired companies. For example, when we acquire a company that primarily specializes in BYOD cyber security, we will be in position to market this solution to both Sysorex’s public sector government clients and Lilien’s private sector clients.

Another important criteria is an acquisition candidate’s contract backlog. This is one of the most important benefits of having public sector clients. These customers provide very large multi-year contracts that can provide secure revenue visibility typically for three to five years.  Based on Management’s experience, we understand government contracting very well and have built a core competency in bidding on government requests for proposals (RFPs).  We are actively seeking companies that have built a backlog with various government agencies that can complement Sysorex’s existing contracts.

We intend to acquire innovative technologies and established, reputable IT services companies, using restricted common stock, cash and debt financing in combinations appropriate for each potential acquisition.

Industry Overview

Worldwide, companies and organizations are expected to spend a combined $3.8 trillion on hardware, software, IT services and telecommunications in 2013 with approximately 3.9% growth rate over the next five years (Source: Gartner, Inc.  March 28, 2013 press release).  The automatic sequestration that has mandated sudden cuts in United States government spending and the current budget impasse and recent U.S. Government shutdown have offset anticipated gains. Although European economies appear less volatile, intermittent sovereign debt issues (e.g., Cyprus) have also served to reduce the level of IT spending (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $3.8 Trillion,” by Arik Hesseldahl, March 28, 2013).

The U.S. Government spends approximately $80 billion in IT annually and this level of spending is expected to continue at a 3% compound annual growth rate (CAGR), compared with 6% historically in the first decade of the 21st Century (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). Security of all forms, especially cyber-security,  are significant growth areas, and Sysorex intends to increase its role in this sector (based on: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013). The focus is on deployment of technologies that proved their worth in the private sector. The technology segments like business intelligence, cloud computing, eDiscovery, GIS and geospatial, non-relational database management systems, smart grid, SOA, unified communications and virtualization are expected to have double digit growth in the period 2013 – 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). The total annual U.S. Federal IT market is expected to surpass $93 billion by 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018).

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•

Reduced disclosure about our executive compensation arrangements;

•

No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•

Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

•

Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision.  Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

We were incorporated in the State of Nevada in April, 1999, under the name Liquidation Bid, Inc., and we subsequently changed our name to Sysorex Global Holdings Corp. pursuant to a July 2011 merger with Sysorex Federal, Inc. and its wholly-owned subsidiary Sysorex Government Services Inc.  Our principal executive offices are located at 3375 Scott Blvd., Suite 448, Santa Clara, CA 95054, and our telephone number is (408) 702-1267. Our subsidiaries maintain offices in Herndon, VA, Larkspur CA, Encino, CA and Riyadh, Saudi Arabia.  Our Internet website is wwwsysorex.com.  The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

The Offering

Common Stock Offered	3,636,364 shares, of which 3,454,546 are being offered by the Company and 181,818 shares by the Selling Stockholder.

Common Stock Outstanding	14,089,606 as of November 22, 2013. (1)

Common Stock to be Outstanding Immediately after the Offering (2)

17,544,152 shares which does not include up to 545,455 shares that the Underwriter may acquire to cover over-allotments pursuant to the over-allotment option or up to 109,091 shares (3% of the Offering) issuable upon exercise of the Underwriter’s warrants.

Option to Purchase Additional Shares

The Underwriter has the option to purchase up to 545,455 additional shares (15% of the Offering) from the Company to cover over-allotments.  The Underwriter can exercise the option at any time within 45 days from the date of this prospectus.

Use of Proceeds

We estimate that the net proceeds to the Company from the sale of common stock that we are offering will be approximately $17,090,000 after deducting the underwriter’s fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $5.50 per share, and (ii) the Underwriter does not exercise its over-allotment option.  We intend to use the net proceeds approximately as follows: (a) $10.5 million to acquire AirPatrol Corporation a developer of mobile device identification and locating systems (see “Business - Pending Letter of Interest”); (b) $2.0 million to expand our sales and marketing efforts, including expansion of our Washington D.C. office; (c) $4.0 million for future strategic acquisitions; and (d) the remainder for working capital and other general corporate purposes.  We will not receive any of the proceeds from the sale of shares by the Selling Stockholder.  See “Use of Proceeds.”

Dividend Policy

We have never declared any cash dividends on our common stock.  We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future.  See “Dividend Policy.”

OTC Symbol	SYRX Pink. We have applied for a listing on the Nasdaq Capital Market under the symbol SYRX, which listing upon the effective date of this prospectus is a condition to this Offering.

(1)

Gives retroactive effect to a proposed one-for two reverse stock split in connection with the pricing of this Offering.  Includes up to 1,381,000 shares of common stock reserved for issuance to all former shareholders of Shoom, some of whom have not yet exchanged their shares.

(2)	Does not include 2,077,500 shares issuable upon exercise of outstanding options and 411,262 shares issuable upon exercise of outstanding warrants.

Reverse Stock Split and Listing Application

Our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio of approximately one-for two to with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement.  We anticipate that immediately following the effectiveness of the registration statement of which this prospectus forms a part, and in connection with the pricing of this Offering, our Board of Directors will determine the reverse stock split ratio.  For purposes of this prospectus, we have assumed a one-for two ratio for all historical share and per share data (but not the historical financial statements) to approximate the assumed initial public offering price of $5.50 per share.

The reverse stock split is intended to allow us to meet the minimum share price requirement of Nasdaq.  We have applied for such listing of our common on Nasdaq, which is a condition to this Offering.  If the application is not approved, we will not complete this Offering or effect the reverse stock split, and the shares of our common stock will continue to be traded on the OTC Pink Market.

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 11 of this prospectus before deciding whether or not to invest in our common stock.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited and unaudited financial statements of the Company appearing elsewhere in this prospectus. You should read the summary financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:

	Nine Months Ended September 30,			Years Ended December 31,
	2013	2012		2012		2011
	(Unaudited)			(Audited)
Revenues Net	$34,091,608	$3,182,046		$4,237,789		$7,003,549
Cost of Revenues	$25,854,640	$1,730,487		$2,344,592		$4,312,281
Gross profit	$8,236,968	$1,451,559		$1,893,197		$2,691,268
Total Operating Expenses	$10,641,976	$1,686,925		$2,348,611		$2,739,641
Loss from Operations	$(2,405,008)	$(235,366)	$		$
Other Income (expense)	$(501,044)	$(140,515)		$(455,414)		$(48,373)
Net (Loss) Income	$(2,906,052)	$(375,881)		$(329,211)		$79,225
Net (Loss) Income Attributable to Non-Controlling Interest	$(104,050)	$(46,799)		$(784,625)		$246
Dividends	$-0-	$-0-		$(90,779)		$35,775
Net Loss Attributable to Stockholders of Sysorex	$(2,802,002)	$(329,082)		$0		$(118,200)
Basic and Diluted				(693,846)		(153,729)
Net Loss Per Share	$(0.12)	$(0.02)		$(0.04)		$(0.01)
Weighted Average Number of Shares Outstanding	23,364,101	17,962,518		17,962,586		13,879,817

Balance Sheet Data:

	September 30,	December 31,
	2013	2012		2011
	(Unaudited)	(Audited)

Cash and Cash Equivalents	$4,082,026	$8,301		$225,134
Other Current Assets	$16,981,874	$418,482		$457,837
Property and Equipment, Net	$256,752	$49,238		$144,921
Other Assets	$770,536	$20,060		$784,824
Intangibles	$7,557,736	$-		$-
Goodwill	$5,788,012	-		-
Total Assets	$41,014,045	$1,615,112		$1,612,716

Total Current Liabilities	$28,177,805	$6,182,953		$5,598,619
Total Long Term Liabilities	$5,406,039	$-0-	$
Common Stock	$28,107	$17,988		$17,963
Additional Paid-In Capital	$21,023,994	$6,130,440		$5,901,968
Due from Sysorex Consulting	$(665,554)	$(665,554)		$(639,744)
Accumulated Deficit	$(11,644,560)	$(8,842,558)		$(8,148,712)
Stockholders’ Equity (Deficiency) Attributable to Sysorex Global Holdings Corp.	$8,742,408	$(3,359,684)		$(2,868,525)
Non-Controlling Interest	$(1,312,207)	$(1,208,157)		$(1,117,378)
Total Stockholdings Equity (Deficiency)	$7,340,201	$(4,567,841)		$(3,985,903)
Total Liabilities and Stockholders’ Equity	$41,014,045	$1,615,112		$1,612,716

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock being offered under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us, the Selling Stockholder and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents and are not necessary complete, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described below.

We will distribute annual reports to our stockholders, including financial statements audited and reported on by an independent registered public accounting firm. Any or all reports and other documents we will file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for sale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our website www.sysorex.com. If you do not have Internet access, requests for copies of such documents should be directed to Ms. Wendy Loundermon, the Company’s Chief Financial Officer, at Sysorex Global Holdings Corp., 3375 Scott Blvd., Suite 440, Santa Clara, CA 95054; Tel: 703-356-2900.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Consolidated Operations

Since we have recently acquired Lilien Systems and Shoom, it is difficult for potential investors to evaluate our future consolidated business.

We completed the Lilien Acquisition on March 20, 2013 and the Shoom Acquisition on September 6, 2013.  Therefore, our limited combined operating history makes it difficult for potential investors to evaluate our business or prospective operations and your purchase of our securities.  Therefore, we are subject to the risks inherent in the financing, expenditures, complications and delays inherent in a newly combined business.  These risks are described below under the risk factor titled  “Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.”   In addition, while the former members of Lilien and the shareholders of Shoom have indemnified the Company from any undisclosed liabilities there may not be adequate resources to cover such indemnity.  Furthermore, there are risks that Lilien’s and Shoom’s vendors, suppliers and customers may not renew their relationships for which there is no indemnification. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We need the proceeds of this Offering to complete a pending acquisition and execute our business plan which financing may otherwise not be available on reasonable terms or at all.

As of June 30, 2013, we had $640,479 cash on hand.  On March 20, 2013, we entered into a revolving credit line for $5 million from Bridge Bank, N.A. which was increased to $6,750,000 on August 29, 2013.  As of June 30, 2013, $5,013,391 was outstanding and matures on August 27, 2016.  In view of our business plan we require the proceeds of this Offering to execute the same and fund business operations long enough to achieve profitability. Specifically, we have allocated approximately $10.5 million, or more than 50% of the gross proceeds of the Offering for a pending acquisition which we are unable to acquire without the proceeds of the Offering. We expect that this Offering will be for approximately 20% of the outstanding shares of common stock of the Company.  Future financings through equity investments will also be dilutive to existing stockholders.  Also, the terms of securities we may issue in future capital transactions may be more favorable to new investors than our current investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuance of incentive awards under employee equity incentive plans, which may have additional dilutive effects. Further, in connection with this Offering, we will incur substantial costs, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs while there is no assurance such offering will be completed.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue in the future such as convertible notes and warrants, which would adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by factors, including the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financing. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may need to reduce our operations accordingly.

Failure to manage or protect growth may be detrimental to our business because our infrastructure may not be adequate for expansion

The Lilien and Shoom Acquisitions require a substantial expansion of the Company’s systems, workforce and facilities. We may fail to adequately manage our anticipated future growth. The substantial growth in our operations as a result of the Lilien and Shoom Acquisitions is expected to place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources.  Lilien’s growth strategy includes broadening its service and product offerings, implementing an aggressive marketing plan and employing leading technologies.  There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand.  We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel.  The integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.  There can be no assurance that the Company would be able to accomplish such an expansion on a timely basis. If the Company is unable to affect any required expansion and is unable to perform its contracts on a timely and satisfactory basis, its reputation and eligibility to secure additional contracts in the future could be damaged. The failure to perform could also result in a contract terminations and significant liability. Any such result would adversely affect the Company’s business and financial condition.

We will need to increase the size of our organization, and we may experience difficulties in managing growth, which would hurt our financial performance.

In addition to employees hired from Lilien, Shoom and any other companies which we may acquire, we will need to expand our employee infrastructure for managerial, operational, financial and other resources at the parent company level.  Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively.

In order to manage our future growth, we will need to continue to improve our management, operational and financial controls and our reporting systems and procedures. All of these measures will require significant expenditures and will demand the attention of management. If we do not continue to enhance our management personnel and our operational and financial systems and controls in response to growth in our business, we could experience operating inefficiencies that could impair our competitive position and could increase our costs more than we had planned. If we are unable to manage growth effectively, our business, financial condition and operating results could be adversely affected.

Our business depends on experienced and skilled personnel, and if we are unable to attract and integrate skilled personnel, it will be more difficult for us to manage our business and complete contracts.

The success of our business depends on the skill of our personnel. Accordingly, it is critical that we maintain, and continue to build, a highly experienced management team and specialized workforce, including software programs and sales professionals.  Competition for personnel, particularly those with expertise in government consulting, a security clearance is high, and identifying candidates with the appropriate qualifications can be costly and difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.   In addition, our ability to recruit, hire and indirectly deploy former employees of the U.S. Government is subject to complex laws and regulations, which may serve as an impediment to our ability to attract such former employees.

Our business is labor intensive and our success depends on our ability to attract, retain, train and motivate highly skilled employees, including employees who may become part of our organization in connection with our acquisitions. The increase in demand for consulting, technology integration and managed services has further increased the need for employees with specialized skills or significant experience in these areas. Our ability to expand our operations will be highly dependent on our ability to attract a sufficient number of highly skilled employees and to retain our employees and the employees of companies that we have acquired. We may not be successful in attracting and retaining enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high and we may not be successful in retaining, training or motivating our employees. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to accept new client engagements. Such inability may also force us to increase our hiring of independent contractors, which may increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce. Our future success will depend on our ability to manage the levels and related costs of our workforce.

In the event we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in completing contracts in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new contracts. Further, any increase in demand for personnel may result in higher costs, causing us to exceed the budget on a contract, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

We have allocated a substantial portion of the net proceeds of this Offering to expand our business, in part, through future acquisitions, but we may not be able to complete the pending acquisition or identify or complete suitable acquisitions, which could harm our financial performance.

Acquisitions are a significant part of our growth strategy. We have allocated approximately $14.5 million of the net proceeds of the Offering for strategic acquisitions including $10.5 million for AirPatrol Corporation under a non-binding letter of interest for which the Company’s exclusivity rights expire December 15, 2013 unless extended.  See “Use of Proceeds.” We continually review, evaluate and consider potential investments and acquisitions.  In such evaluations, we are required to make difficult judgments regarding the value of business opportunities and the risks and cost of potential liabilities.  We plan to use acquisitions of companies or technologies to expand our project skill-sets and capabilities, expand our geographic markets, add experienced management and increase our product and service offerings. Although we have identified several acquisition considerations, we may be unable to implement our growth strategy if we cannot reach agreement with acquisition targets on acceptable terms or arrange required financing for acquisitions on acceptable terms. In addition, the time and effort involved in attempting to identify acquisition candidates and consummate acquisitions may divert members of our management from the operations of our company.

Any future acquisitions that we may make could disrupt our business, cause dilution to our stockholders and harm our business, financial condition or operating results.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including, but not limited to:

•

the purchase price we pay and/or unanticipated costs could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•

we may find that the acquired company or technologies do not improve market position as planned;

•

we may have difficulty integrating the operations and personnel of the acquired company, as the combined operations will place significant demands on the Company’s management, technical, financial and other resources;

•

key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

•

we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•

we may assume or be held liable for risks and liabilities (including environmental-related costs) as a result of our acquisitions, some of which we may not be able to discover during our due diligence or adequately adjust for in our acquisition arrangements;

•

our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;

•

we may incur one-time write-offs or restructuring charges in connection with the acquisition;

•

we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•

we may not be able to realize the cost savings or other financial benefits we anticipated.

We cannot assure you that we will successfully integrate Lilien and Shoom or profitably manage any other acquired business. In addition, we cannot assure you that, following any acquisition, our continued business will achieve sales levels, profitability, efficiencies or synergies that justify acquisition or that the acquisition will result in increased earnings for us in any future period. These factors could have a material adverse effect on our business, financial condition and operating results.

Insurance and contractual protections may not always cover lost revenue, increased expenses or liquidated damages payments, which could adversely affect our financial results.

Although we maintain insurance and intend to obtain warranties from suppliers, obligate subcontractors to meet certain performance levels and attempt, where feasible, to pass risks we cannot control to our customers, the proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenue, increased expenses or liquidated damages payments that may be required in the future.

If we are unable to comply with certain financial and operating restrictions in our credit facilities, we may be limited in our business activities and access to credit or may default under our credit facilities

Pursuant to our existing credit facility with Bridge Bank, N.A., all of the Company’s and our subsidiaries’ assets, other than excluded and future projects are secured with our senior lender.  As of November 22, 2013 the Company owed $4,673,590 million under its revolving line of credit and $750,000 under a term loan.  Provisions in our credit facilities and debt instruments impose restrictions or require prior approval on our and certain of our subsidiaries’ ability to, among other things:

•

incur additional debt;

•

pay cash dividends and make distributions;

•

make certain investments and acquisitions;

•

guarantee the indebtedness of others or our subsidiaries;

•

redeem or repurchase capital stock;

•

create liens or encumbrances;

•

enter into transactions with affiliates;

•

engage in new lines of business;

•

sell, lease or transfer certain parts of our business or property;

•

restrictions on incurring obligations for capital expenditures;

•

issue additional capital stock of the Company or any subsidiary of the Company;

•

acquire new companies and merge or consolidate.

These agreements also contain other customary covenants, including covenants that require us to meet specified financial ratios and financial tests. We may not be able to comply with these covenants in the future. Our failure to comply with these covenants may result in the declaration of an event of default and cause us to be unable to borrow under our credit facilities and debt instruments. In addition to preventing additional borrowings under these agreements, an event of default, if not cured or waived, may result in the acceleration of the maturity of indebtedness outstanding under these agreements, which would require us to pay all amounts outstanding.  If the maturity of our indebtedness is accelerated, we may not have sufficient funds available for repayment or we may not have the ability to borrow or obtain sufficient funds to replace the accelerated indebtedness on terms acceptable to us or at all.  Our failure to repay our bank indebtedness would result in the bank foreclosing on all or a portion of our assets and force us to curtail our operations.

We may be subject to damages resulting from claims that the Company or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Upon completion of any acquisitions by the Company, we may be subject to claims that our acquired companies and their employees may have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers or competitors.  Litigation may be necessary to defend against these claims.  Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.  If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel.  A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain products, which could severely harm our business.

The loss of our Chief Executive Offer or other key personnel may adversely affect our operations.

The Company’s success depends to a significant extent upon the operation, experience, and continued services of certain of its officers, including our CEO, as well as other key personnel.  While our CEO and the executive officers of Lilien and Shoom are all employed under employment contracts, there is no assurance we will be able to retain their services.  The loss of our CEO or several of the other key personnel could have an adverse effect on the Company.  If a CEO or other executive officers were to leave we would face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience.  In addition, our CEO, CFO and other key personnel do not have prior experience in SEC reporting obligations.  Furthermore, we do not maintain “key person” life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us.  The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business.

Internal system or service failures could disrupt our business and impair our ability to effectively provide our services and products to our customers, which could damage our reputation and adversely affect our revenues and profitability.

Any system or service disruptions, including those caused by ongoing projects to improve our information technology systems and the delivery of services, if not anticipated and appropriately mitigated, could have a material adverse effect on our business including, among other things, an adverse effect on our ability to bill our customers for work performed on our contracts, collect the amounts that have been billed and produce accurate financial statements in a timely manner. We are also subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, cyber security threats, natural disasters, power shortages, terrorist attacks or other events, which could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption and, as a result, our future results could be adversely affected.

Customer systems failures could damage our reputation and adversely affect our revenues and profitability.

Many of the systems and networks that we develop, install and maintain for our customers involve managing and protecting personal information and information relating to national security and other sensitive government functions. While we have programs designed to comply with relevant privacy and security laws and restrictions, if a system or network that we develop, install or maintain were to fail or experience a security breach or service interruption, whether caused by us, third-party service providers, cyber security threats or other events, we may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could cause serious harm to our reputation and prevent us from having access to or being eligible for further work on such systems and networks. Our errors and omissions liability insurance may be inadequate to compensate us for all of the damages that we may incur and, as a result, our future results could be adversely affected.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our public sector customers.

Our sales to our public sector customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 10% of 2012 net sales. An adverse change in government spending policies (including budget cuts at the federal level resulting from sequestration), budget priorities or revenue levels could cause our public sector customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business could be adversely affected by the loss of certain vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs, software publishers, and wholesale distributors. For the year ended December 31, 2012, we purchased approximately 52% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor partner.  In the event we were to lose one of our significant vendor partners, our business could be adversely affected.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements, and these activities involve risks and uncertainties.

We have entered, and expect to continue to enter, into joint venture, teaming and other arrangements. These activities involve risks and uncertainties, including the risk of the joint venture or applicable entity failing to satisfy its obligations, which may result in certain liabilities to us for guarantees and other commitments, the challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our partners and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements.

Our business and operations expose us to numerous legal and regulatory requirements and any violation of these requirements could harm our business.

We are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources.  We are also focused on expanding our business in certain identified growth areas, such as health information technology, energy and environment, which are highly regulated and may expose us to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and/or criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not registered copyrights on any of the software we have developed. We rely upon confidentiality agreements signed by our employees, consultants and third parties to protect our intellectual property. We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially adversely affect our operations and financial condition.

Our performance and ability to compete are dependent to a significant degree on our proprietary technology. Our proprietary software is protected by common law copyright laws, as opposed to registration under copyright statutes.  Common law protection may be narrower than that which we could obtain under registered copyrights.  As a result, we may experience difficulty in enforcing our copyrights against certain third party infringements.  As part of our confidentiality-protection procedures, we generally enter into agreements with our employees and consultants and limit access to, and distribution of, our software, documentation and other proprietary information.  There can be no assurance that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable.  The laws of other countries may afford us little or no protection of our intellectual property.  We also rely on a variety of technology that we license from third parties.  There can be no assurance that these third party technology licenses will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing software enhancements and new development until equivalent technology could be identified, licensed or developed and integrated.  Any such delays would materially and adversely affect our business.

Risks Related to Lilien’s Business and Industry

Our growth is dependent on increasing sales to our existing clients and obtaining new clients, which, if unsuccessful, could limit our financial performance.

Our ability to increase revenues from existing clients by identifying additional opportunities to sell more of Lilien’s products and services, and our ability to obtain new clients depends on a number of factors, including our ability to offer high quality products and services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing departments. If we are not able to continue to increase sales from Lilien’s existing clients or to obtain new clients in the future, we may not be able to increase our revenues and could suffer a decrease in revenues as well.

Our results depend on the continued growth of the market for IT products and services, which is uncertain.

Lilien’s IT products and services solutions are designed to address the growing markets for off-premises services (including migrations, consolidations, cloud computing and disaster recovery), technology integration services (including storage and data protection services and the implementation of virtualization solutions) and managed services (including operational support and client support). These markets are still evolving. Competing technologies and services or reductions in corporate spending may reduce the demand for our products and services.

Our competitiveness depends significantly on our ability to keep pace with the rapid changes in IT. Failure by us to anticipate and meet Lilien’s clients’ technological needs could adversely affect our competitiveness and growth prospects.

Lilien operates and competes in an industry characterized by rapid technological innovation, changing client needs, evolving industry standards and frequent introductions of new products, product enhancements, services and distribution methods. Our success depends on our ability to develop expertise with these new products, product enhancements, services and distribution methods and to implement IT solutions that anticipate and respond to rapid changes in technology, the IT industry, and client needs. The introduction of new products, product enhancements and distribution methods could decrease demand for current products or render them obsolete. Sales of products and services can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales if we fail to adapt to such changes in a timely manner.

We operate in a highly competitive market and Lilien may be required to reduce the prices for its products and services to remain competitive, which could adversely affect our profitability and financial condition.

Our industry is developing rapidly and related technology trends are constantly evolving. In this environment, we face significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of the products and services we sell in response to offerings made by our competitors. Finally, we may not be able to maintain the level of bargaining power that we have enjoyed in the past when negotiating the prices of our services.

Lilien faces substantial competition from other national, multi-regional, regional and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

Lilien’s profitability is dependent on the rates we are able to charge for our products and services. The rates we are able to charge for our products and services are affected by a number of factors, including:

•

our clients’ perceptions of our ability to add value through our services;

•

introduction of new services or products by us or our competitors;

•

our competitors’ pricing policies;

•

our ability to charge higher prices where market demand or the value of our services justifies it;

•

procurement practices of our clients; and

•

general economic and political conditions.

If we are not able to maintain favorable pricing for our products and services, our profit margin and our profitability could suffer.

Lilien’s sales are subject to quarterly and seasonal variations that may cause significant fluctuations in our operating results.

The timing of our revenues can be difficult to predict. Our sales efforts involve educating our clients about the use and benefit of the products we sell and our services and solutions, including their technical capabilities and potential cost savings to an organization. Clients typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, which typically lasts several months, and may last a year or longer. We spend substantial time, effort and money on our sales efforts without any assurance that our efforts will produce any sales during a given period.

In addition, many of our clients spend a substantial portion of their IT budgets in the second half of the year. Other factors that may cause our quarterly operating results to fluctuate include changes in general economic conditions and the impact of unforeseen events. We believe that our revenues will continue to be affected in the future by cyclical trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance.

A delay in the completion of our clients’ budget processes could delay purchases of Lilien’s products and services and have an adverse effect on our future revenues.

We rely on our clients to purchase products and services from us to maintain and increase our earnings, and client purchases are frequently subject to budget constraints, multiple approvals and unplanned administrative, processing and other delays. If sales expected from a specific client are not realized when anticipated or at all, our results could fall short of public expectations and our business, operating results and financial condition could be materially adversely affected.

Lilien’s profit margins depend, in part, on the volume of products and services sold, and we may be unable to achieve increases in our profit margins in the future.

Given the significant levels of competition that characterize the IT reseller market, it is unlikely that Lilien will be able to increase gross profit margins through increases in its sales of IT products alone. Any increases in its gross profit margins in the future will depend, in part, on the growth of our higher margin businesses such as IT consulting and professional services. In addition, low margins increase the sensitivity of our results of operations to increases in costs of financing. Any failure by us to maintain or increase our gross profit margins could have a material adverse effect on our financial condition and results of operations.

Any failures or interruptions in our services or systems could damage our reputation and substantially harm our business and results of operations.

Our success depends in part on our ability to provide reliable remote services, technology integration and managed services to our clients. Lilien currently has its company data center located in Larkspur, California, which is susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks and similar events. We could also experience failures or interruptions of our systems and services, or other problems in connection with our operations, as a result of:

•

damage to or failure of our computer software or hardware or our connections;

•

errors in the processing of data by our systems;

•

computer viruses or software defects;

•

physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events;

•

increased capacity demands or changes in systems requirements of our clients; and

•

errors by our employees or third-party service providers.

Any interruptions in our systems or services could damage our reputation and substantially harm our business and results of operations. While we maintain disaster recovery plans and insurance with coverage we believe to be adequate, claims may exceed insurance coverage limits, may not be covered by insurance or insurance may not continue to be available on commercially reasonable terms.

Lilien’s services and solutions involve storing and replicating mission-critical data for our clients and are highly technical in nature. If client data is lost or corrupted, our reputation and business could be harmed.

Lilien’s data center and technology integration services include storing and replicating mission-critical data for our clients. The process of storing and replicating that data within their data centers or at our facilities is highly technical and complex. If any data is lost or corrupted in connection with the use of our products and services, our reputation could be seriously harmed and market acceptance of our IT solutions could suffer. In addition, our solutions have contained, and may in the future contain, undetected errors, defects or security vulnerabilities. Some errors in our solutions may only be discovered after a solution has been in use by clients. Any errors, defects or security vulnerabilities discovered in our solutions after use by clients could result in loss of revenues, loss of clients, increased service and warranty cost and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention and adversely affect the market’s perception of us and our service offerings and solutions.

Lilien does not have long-term recurring revenue generating contracts with its clients, and its clients may cease providing new purchase orders at any time or reduce the amount of purchases they make that would depress Lilien’s revenues and harm our results of operations.

Our operations depend upon our relationships with our clients. Lilien’s revenues are typically driven by purchase orders received every month. The majority of Lilien’s revenues comes from one time purchase orders that do not guarantee any future recurring revenues.  Approximately twenty five percent of Lilien’s revenues are recurring and based on contracts that range from 1-5 years for warranty and maintenance support.  For these contracts the customer is invoiced one time and pays Lilien up front for the full term of the warranty and maintenance contract.  The unearned revenue is recorded as deferred revenue and amortized over the contract period. Lilien’s clients may cease providing new purchase orders at any time, may elect not to renew such contracts, cancel and request a refund of unused maintenance/warranty services or reschedule purchases. If clients cease providing us with new purchase orders, diminish the services purchased from us, cancel executed purchase orders or delay future purchase orders, Lilien’s revenues would be negatively impacted, which could have a material adverse effect on our business and results of operations. There is no guarantee that we will be able to retain or generate future revenue from Lilien’s existing clients or develop relationships with new clients.

There is a risk that Lilien could lose a large client without being able to find a ready replacement.

The loss of any large client, the failure of any large client to pay its accounts receivable on a timely basis or a material reduction in the amount of purchases made by any large client could have a material adverse effect on our business, financial position, results of operations and cash flows.

Consolidation in the industries that we serve or from which we purchase could adversely affect our business.

Clients that Lilien serves may seek to achieve economies of scale by combining with or acquiring other companies. If two or more of our current clients combine their operations, it may decrease the amount of work that we perform for these clients. If one of our current clients merges or consolidates with a company that relies on another provider for its consulting, systems integration and technology, or outsourcing services, we may lose work from that client or lose the opportunity to gain additional work. If two or more of our suppliers merge or consolidate operations, the increased market power of the larger company could also increase our product costs and place competitive pressures on us. Any of these possible results of industry consolidation could adversely affect our business.

The loss of any key manufacturer or distributor relationships, or related industry certifications, could have an adverse effect on our business.

As part of Lilien’s end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. Lilien differentiates itself from its competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold. There can be no assurance that we will be able to retain these relationships with our manufacturers and distributors, that we will be able to retain the employees holding these manufacturer and industry certifications, or that our employees will maintain their manufacturer or industry certifications. The loss of any of these relationships or certifications could have a material adverse effect on our business.

Lilien may experience a reduction in the incentive programs offered to us by our vendors.

Lilien receives payments and credits from vendors, including consideration pursuant to volume sales incentive programs and marketing development funding programs. These programs are usually of finite terms and may not be renewed or may be changed in a way that has an adverse effect on us. Vendor funding is used to offset, among other things, inventory costs, costs of goods sold, marketing costs and other operating expenses. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales over prior periods or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by vendors. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. Any sizeable reduction in, the discontinuance of, or a significant delay in receiving or the inability to collect such incentives, particularly related to incentive programs with Lilien’s largest partner, Hewlett-Packard Company, could have a material adverse effect on our business, results of operations and financial condition. If we are unable to react timely to any fundamental changes in the programs of vendors, including the elimination of funding for some of the activities for which we have been compensated in the past, such changes would have a material adverse effect on our business, results of operations and financial condition.

Lilien may need additional cash financing and any failure by Lilien to obtain cash financing, could limit our ability to grow Lilien’s business and develop or enhance our service offerings to respond to market demand or competitive challenges.

Lilien management believes that its current cash and cash flow from operations should be sufficient to meet its anticipated cash needs for at least the next 12 months. Lilien may, however, require additional cash resources due to changed business conditions or other future developments, including any new lines of business it may decide to pursue. If these resources are insufficient to satisfy its cash requirements, Lilien may seek additional cash from the parent company. If we are unable to raise the required cash, Lilien’s ability to grow its business and develop or enhance its service offerings to respond to market demand or competitive challenges could be limited.

Lilien relies on inventory financing and vendor credit arrangements for its daily working capital and certain operational functions, the loss of which could harm our financial condition.

Lilien relies on its inventory financing and vendor financing arrangements for daily working capital and to fund equipment purchases for our technology sales business. The loss of any of our inventory financing or vendor credit financing arrangements, a reduction in the amount of credit granted to us by our vendors, or a change in any of the material terms of these arrangements could increase our need for and the cost of working capital and have a material adverse effect on our future results. These credit arrangements are discretionary on the part of our creditors and require the performance of certain operational covenants. There can be no assurance that we will continue to meet those covenants and failure to do so may limit availability of, or cause us to lose, such financing. There can be no assurance that such financing will continue to be available to us in the future on acceptable terms.

If Lilien cannot collect its receivables or if payment is delayed, our business may be adversely affected by our inability to generate cash flow, provide working capital or continue our business operations.

Lilien’s business depends on its ability to successfully obtain payment from its clients of the amounts they owe us for products received from us and any work performed by us. The timely collection of our receivables allows us to generate cash flow, provide working capital and continue our business operations. Lilien’s clients may fail to pay or delay the payment of invoices for a number of reasons, including financial difficulties resulting from macroeconomic conditions, or lack of an approved budget.  An extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to timely collect our receivables from our clients for any reason, our business and financial condition could be adversely affected.

Risks Relating to Sysorex’s Business and Industry

We depend on the U.S. Government for a substantial portion of our business and the recent budget impasse together with changes in government defense spending could have adverse consequences on our financial position, results of operations and business.

A substantial portion of our U.S. revenues from Sysorex Government Service’s operations have been from and will continue to be from sales and services rendered directly or indirectly to the U.S. Government. Consequently, the Company’s revenues are highly dependent on the Government’s demand for computer systems and related services. Our revenues from the U.S. Government largely result from contracts awarded to us under various U.S. Government programs, primarily defense-related programs with the Department of Defense (DoD), as well as a broad range of programs with the Department of Homeland Security, the Intelligence Community and other departments and agencies.  Cost cutting including through consolidation and elimination of duplicative organizations and insurance has become a major initiative for DoD.  The funding of our programs is subject to the overall U.S. Government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions.  It is expected that U.S. Government spending on IT will decrease from 6% CAGR during the first decade of the 21 st Century to 3%.  (Source:  Market Research Media - U.S. Federal IT Market Forecast 2013-2018).  The overall level of U.S. defense spending increased in recent years for numerous reasons, including increases in funding of operations in Iraq and

Afghanistan.  However, with the winding down of both wars, defense spending levels are becoming increasingly difficult to predict and are expected to be affected by numerous factors. Such factors include priorities of the Administration and the Congress, and the overall health of the U.S. and world economies and the state of governmental finances.

The Budget Control Act of 2011 enacted 10-year discretionary spending caps which are expected to generate over $1 trillion in savings for the U.S. Government, a substantial portion of which comes from DoD baseline spending reductions. In addition, the Budget Control Act of 2011 provides for additional automatic spending cuts (referred to as “sequestration”) totaling $1.2 trillion over nine years which are being implemented beginning in the current U.S. Government fiscal year ending September 30, 2013 (GFY13). These reduction targets will further reduce DoD and other federal agency budgets. Although the Office of Management and Budget has provided guidance to agencies on implementing sequestration cuts, there remains much uncertainty about how exactly sequestration cuts will be implemented and the impact those cuts will have on contractors supporting the government. In light of the budget impasse over raising the debt ceiling, we are not able to predict the impact of budget cuts, including sequestration, on our company or our financial results. However, we expect that budgetary constraints and concerns related to the national debt will continue to place downward pressure on DoD spending levels and that implementation of the automatic spending cuts without change will reduce, delay or cancel funding for certain of our contracts - particularly those with unobligated balances - and programs and could adversely impact our operations, financial results and growth prospects.

Significant reduction in defense spending could have long-term consequences for our size and structure. In addition, reduction in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.  In addition, we are involved in U.S. Government programs, which are classified by the U.S. Government and our ability to discuss these programs, including any risks and disputes and claims associated with and our performance under such programs, could be limited due to applicable security restrictions.

The U.S. Government Systems integration business is intensely competitive and we may not be able to win government bids when competing against much larger companies, which could reduce our revenues and profitability.

Large computer systems integration contracts awarded by the U.S. Government are few in number and are awarded through a formal competitive bidding process, including IDIQ, GSA Schedule and other multi-award contracts. Bids are awarded on the basis of price, compliance with technical bidding specifications, technical expertise and, in some cases, demonstrated management ability to perform the contract. There can be no assurance that the Company will win and/or fulfill additional contracts. Moreover, the award of these contracts is subject to protest procedures and there can be no assurance that the Company will prevail in any ensuing legal protest. The Company’s failure to secure a significant dollar volume of U.S. Government contracts in the future would adversely affect the Company.

The U.S. Government Systems integration business is intensely competitive and subject to rapid change. The Company competes with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. Government market. Many of the existing and potential competitors have greater financial, operating and technological resources than the Company. The competitive environment may require us to make changes in our pricing, services or marketing.  The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues.  Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers.  Our response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, any of which could harm our business and/or financial condition.

Our financial performance is dependent on our ability to perform on our U.S. Government contracts, which are subject to termination for convenience, which could harm our financial performance.

Sysorex Government Service’s financial performance is dependent on our performance under our U.S. Government contracts.  The Company’s strategy is to pursue a limited number of relatively large contracts. As a result, prior to the Lilien Acquisition,  the Company derived a significant portion of its revenues from a small number of contracts. Government customers have the right to cancel any contract for its convenience. An unanticipated termination of, or reduced purchases under, one of the Company’s major contracts whether due to lack of funding, for convenience or otherwise, or the occurrence of delays, cost overruns and product failures could adversely impact our results of operations and financial condition.  If one of our contracts were terminated for convenience, we would generally be entitled to payments for our allowable costs and would receive some allowance for profit on the work performed. If one of our contracts were terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. Government contracts, disqualification from bidding on future U.S. Government contracts and suspension or debarment from U.S. Government contracting that could adversely affect our financial condition .

We must comply with laws and regulations relating to the formation, administration and performance of U.S. Government contracts, which affect how we do business with our customers and may impose added costs on our business.  U.S. Government contracts generally are subject to the Federal Acquisition Regulation (FAR), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government, department-specific regulations that implement or supplement DFAR, such as the DoD’s Defense Federal Acquisition Regulation Supplement (DFARS) and other applicable laws and regulations.  We are also subject to the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations; the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts.  These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, and audit requirements. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination, and the assessment of penalties and fines and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. In addition, government contractors are also subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, compensation and management information systems. During the term of any suspension or debarment by any U.S. Government agency, contractors can be prohibited from competing for or being awarded contracts by U.S. Government agencies. The termination of any of the Company’s significant Government contracts or the imposition of fines, damages, suspensions or debarment would adversely affect the Company’s business and financial condition.

The U.S. Government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.

Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies, and recovery of costs, among other items. U.S. Government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. Government agencies, such as increased usage of fixed price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts are recompeted. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

We may incur cost overruns as a result of fixed priced government contracts which would have a negative impact on our operations.

Most of Sysorex’s current U.S. Government contracts are multi-award, multi-year indefinite delivery/indefinite quantity (“IDIQ”) task order based contracts, which generally provide for fixed price schedules for products and services, have no pre-set delivery schedules, have very low minimum purchase requirements, are typically competed among multiple awardees and force us to carry the burden of any cost overruns. Due to their nature, fixed-priced contracts inherently have more risk than cost reimbursable contracts.  If we are unable to control costs or if our initials cost estimates are incorrect, we can lose money on these contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights, and if we fail to meet the terms specified in those contracts, we may not realize their full benefits. Lower earnings caused by cost overruns and cost controls would have a negative impact on our results of operations.  The U.S. Government has the right to enter into contract with other suppliers, which may be competitive with the Company’s IDIQ contracts. The Company also performs fixed priced contracts under which the Company agrees to provide specific quantities of products and services over time for a fixed price.  Since the price competition to win both IDIQ and fixed price contracts is intense and the costs of future contract performance cannot be predicted with certainty, there can be no assurance as to the profits, if any, that the Company will realize over the term of such contracts.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.

Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws, including the Anti-Kickback Act. Other examples could include the failure to comply with our policies and procedures or with federal, state or local government procurement regulations, regulations regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, import-export control, lobbying or similar activities, and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct, and as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business, reputation and our future results.

We use estimates in recognizing revenues and if we make changes to estimates used in recognizing revenues, our profitability may be adversely affected.

Revenues from our contracts are primarily recognized using the percentage-of-completion method or on the basis of partial performance towards completion. These methodologies require estimates of total costs at completion, fees earned on the contract, or both. This estimation process, particularly due to the technical nature of the services performed and the long-term nature of certain contracts is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained and additional information becomes known, even though the scope of the work required under the contract may not change. Any adjustment as a result of a change in estimate is recognized as events become known. Changes in the underlying assumptions, circumstances or estimates could result in adjustments that may adversely affect our future financial results.

We may fail to obtain and maintain necessary security clearances, which may adversely affect our ability to perform on certain U.S. government contracts and depress our potential revenues.

Many U.S. government programs require contractors to have security clearances. Depending on the level of required clearance, security clearances can be difficult and time-consuming to obtain. If we or our employees are unable to obtain or retain necessary security clearances, we may not be able to win new business, and our existing clients could terminate their contracts with us or decide not to renew them. To the extent we are not able to obtain and maintain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively rebid on expiring contracts, as well as lose existing contracts, which may adversely affect our operating results and inhibit the execution of our growth strategy.

Our future revenues and growth prospects could be adversely affected by our dependence on other contractors.

If other contractors with whom we have contractual relationships either as a prime contractor or subcontractor eliminate or reduce their work with us, or if the U.S. Government terminates or reduces these other contractors’ programs, does not award them new contracts or refuses to pay under a contract our financial and business condition may be adversely affected. Companies that do not have access to U.S. Government contracts may perform services as our subcontractor and that exposure could enhance such companies’ prospect of securing a future position as a prime U.S. Government contractor which could increase competition for future contracts and impair our ability to perform on contracts.

We may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract, our hiring of a subcontractor’s personnel or the subcontractor’s failure to comply with applicable law. Current uncertain economic conditions heighten the risk of financial stress of our subcontractors, which could adversely impact their ability to meet their contractual requirements to us. If any of our subcontractors fail to timely meet their contractual obligations or have regulatory compliance or other problems, our ability to fulfill our obligations as a prime contractor or higher tier subcontractor may be jeopardized. Significant losses could arise in future periods and subcontractor performance deficiencies could result in our termination for default. A termination for default could eliminate a revenue source, expose us to liability and have an adverse effect on our ability to compete for future contracts and task orders, especially if the customer is an agency of the U.S. Government.

Historical liabilities may adversely affect the Company.

Sysorex has been operating since 2002. During our past history, the Company has had its share of financial and operational issues. In the United States the Company suffered from an under-performing sales team; losses in operations; lack of proper working capital; protests on lost contract bids; supplier liabilities; etc. Sysorex Government Services has worked through most of these issues and has become profitable once again.  Sysorex Federal no longer has any contracts and we are attempting to negotiate and settle the outstanding liabilities with vendors of approximately $533,000 which are several years old.  This may be adverse to our credit rating and reputation.

Sysorex Arabia is currently without contracts and is unable to repay its indebtedness, which could have an adverse impact on our financial condition.

As of June 30, 2013, Sysorex Arabia had nominal assets and an accumulated deficit of approximately $1,362,000.  Sysorex Arabia’s largest contract was with Optical Connections Corp.’s (“OCC”), main contractor Tuwaiq Communications.  This contract was to build three data centers to support OCC’s FTTH (Fiber to the Home) Network. It was signed in April 2008 and put on hold soon after because of OCC’s financial and legal troubles.  Therefore, Sysorex Arabia is currently without business and is seeking new contracts.  These issues with OCC are still being resolved and could result in the cancellation of the project or OCC could sell its telecom license to a third party and which could cancel the project.  Sysorex Arabia also has aging liabilities due to vendors, employees, social insurance payments, and partners amounting to approximately $2.8 million. This has been a result primarily of the two-year delay in the OCC Data Center project as revenue and cash-flow projections did not materialize because of the delays.  Sysorex Arabia is working with local suppliers on payment plans.

Included in Sysorex Arabia’s liabilities is a judgment in the amount of $800,000 for non-performance by Sysorex’s shareholder.  That amount has been paid by the shareholder and Sysorex Arabia is waiting for the Saudi Courts to remove this judgment and release it from any claims.  Sysorex Arabia has taken on several loans to finance the losses to date and to pay some liabilities.  In the event that any unsatisfied claims are made against the Company, this could have a material adverse effect on our financial condition if not resolved satisfactorily, as Sysorex Arabia would not be expected to satisfy its liabilities. As of June 30, 2013, Sysorex Arabia had minimal cash, approximately $415,000 in contracts receivable, $920,000 in deposits and $58,000 in other assets and inter-company balances and debts. Sysorex Arabia had an accumulated deficit balance of approximately $1,362,000.

Our international business exposes us to geo-political and economic factors, regulatory requirements and other risks associated with doing business in foreign countries.

Our foreign operations pose complex management, foreign currency, legal, tax and economic risks, which we may not adequately address. We have foreign operations in the Middle East and expect to do business in South Asia.  These risks differ from and potentially may be greater than those associated with our domestic business.

Our international business is sensitive to changes in the priorities and budgets of international customers and geo-political uncertainties, which may be driven by changes in threat environments and potentially volatile worldwide economic conditions, various regional and local economic and political factors, risks and uncertainties, as well as U.S. foreign policy. Our international sales are subject to U.S. laws, regulations and policies, including the International Traffic in Arms Regulations (ITAR) and the Foreign Corrupt Practices Act (see below) and other export laws and regulations. Due to the nature of our products, we must first obtain licenses and authorizations from various U.S. Government agencies before we are permitted to sell our products outside of the U.S. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

Our international sales are also subject to local government laws, regulations and procurement policies and practices which may differ from U.S. Government regulations, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings, as well as to varying currency, geo-political and economic risks. Our international contracts may include industrial cooperation agreements requiring specific in-country purchases, manufacturing agreements or financial support obligations, known as offset obligations, and provide for penalties if we fail to meet such requirements. Our international contracts may also be subject to termination at the customer’s convenience or for default based on performance, and may be subject to funding risks. We also are exposed to risks associated with using foreign representatives and consultants for international sales and operations and teaming with international subcontractors, partners and suppliers in connection with international programs.  As a result of these factors, we could experience award and funding delays on international programs and could incur losses on such programs, which could negatively impact our results of operations and financial condition.

We are also subject to a number of other risks including:

•

the absence in some jurisdictions of effective laws to protect our intellectual property rights;

•

multiple and possibly overlapping and conflicting tax laws;

•

restrictions on movement of cash;

•

the burdens of complying with a variety of national and local laws;

•

political instability;

•

currency fluctuations;

•

longer payment cycles;

•

restrictions on the import and export of certain technologies;

•

price controls or restrictions on exchange of foreign currencies; and

•

trade barriers.

Our international operations are subject to special U.S. government laws and regulations, such as the Foreign Corrupt Practices Act, and regulations and procurement policies and practices, including regulations to import-export control, which may expose us to liability or impair our ability to compete in international markets.

Our international operations are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations and deal with governmental customers in countries known to experience corruption, including certain countries in the Middle East and in the future, the Far East. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants or contractors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We are also subject to import-export control regulations restricting the use and dissemination of information classified for national security purposes and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work.

As a U.S. defense contractor we are vulnerable to security threats and other disruptions that could negatively impact our business.

As a U.S. defense contractor, we face certain security threats, including threats to our information technology infrastructure, attempts to gain access to our proprietary or classified information, and threats to physical security. These types of events could disrupt our operations, require significant management attention and resources, and could negatively impact our reputation among our customers and the public, which could have a negative impact on our financial condition, results of operations and liquidity.  We are continuously exposed to cyber-attacks and other security threats, including physical break-ins. Any electronic or physical break-in or other security breach or compromise may jeopardize security of information stored or transmitted through our information technology systems and networks. This could lead to disruptions in mission-critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. Although we have implemented policies, procedures and controls to protect against, detect and mitigate these threats, we face advanced and persistent attacks on our information systems and attempts by others to gain unauthorized access to our information technology systems are becoming more sophisticated. These attempts include covertly introducing malware to our computers and networks and impersonating authorized users, among others, and may be perpetrated by well-funded organized crime or state sponsored efforts. We seek to detect and investigate all security incidents and to prevent their occurrence or recurrence. We continue to invest in and improve our threat protection, detection and mitigation policies, procedures and controls. In addition, we work with other companies in the industry and government participants on increased awareness and enhanced protections against cyber security threats. However, because of the evolving nature and sophistication of these security threats, which can be difficult to detect, there can be no assurance that our policies, procedures and controls have or will detect or prevent any of these threats and we cannot predict the full impact of any such past or future incident. We may experience similar security threats to the information

A technology systems that we develop, install or maintain under customer contracts. Although we work cooperatively with our customers and other business partners to seek to minimize the impacts of cyber and other security threats, we must rely on the safeguards put in place by those entities. Any remedial costs or other liabilities related to cyber or other security threats may not be fully insured or indemnified by other means. Occurrence of any of these security threats could expose us to claims, contract terminations and damages and could adversely affect our reputation, ability to work on sensitive U.S. Government contracts, business operations and financial results.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world.  Weak economic conditions generally, sustained uncertainty about global economic conditions, skepticism about the resolution of U.S. fiscal cliff negotiations and the implementation of resulting agreements, concerns about future scheduled budgetary cuts and that the U.S. government may reach its debt ceiling in 2013, or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows.  Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, and the real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

Risks Related to Our Common Stock

We are eligible to be treated as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an “emerging growth company” as defined in the JOBS “Act.  We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our directors and executive officers beneficially own a significant number of shares of our common stock.  Their interests may conflict with our outside stockholders, who may be unable to influence management and exercise control over our business .

As of the date of this prospectus, our executive officers and directors beneficially own approximately 51% of our shares of Common Stock.  As a result, our executive officers and directors may be able to:  elect or defeat the election of our directors, amend or prevent amendment to our certificates of incorporation or bylaws, effect or prevent a merger, sale of assets or other corporate transaction, and control the outcome of any other matter submitted to the shareholders for vote.  Accordingly, our outside stockholders may be unable to influence management and exercise control over our business.

We do not intend to pay cash dividends to our stockholders, so you will not receive any return on your investment in our Company prior to selling your interest in the Company.

We have never paid any dividends to our common stockholders as a public company. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any cash dividends in the foreseeable future. If we determine that we will pay cash dividends to the holders of our common stock, we cannot assure that such cash dividends will be paid on a timely basis. The success of your investment in the Company will likely depend entirely upon any future appreciation.  As a result, you will not receive any return on your investment prior to selling your shares in our Company and, for the other reasons discussed in this “Risk Factors” section, you may not receive any return on your investment even when you sell your shares in our Company.

Anti-Takeover, Limited Liability and Indemnification Provisions

Some provisions of our articles of incorporation and by-laws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

Under our articles of incorporation, our Board of Directors may issue additional shares of common or preferred stock.  Our Board of Directors has the ability to authorize “blank check” preferred stock without future shareholder approval.  This makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us  by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares and/or any other transaction that might otherwise be deemed to be in their best interests, and thereby protects the continuity of our management and limits an investor’s opportunity to profit by their investment in the Company.  Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•

diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

•

putting a substantial voting bloc in institutional or other hands that might undertake to support the incumbent Board of Directors, or

•

effecting an acquisition that might complicate or preclude the takeover.

Nevada Anti-Takeover Law may discourage acquirers and eliminate a potentially beneficial sale for our stockholders.

We are subject to the provisions of Section 78.438 of the Nevada Revised Statutes concerning corporate takeovers.  This section prevents many Nevada corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 5% of our assets, and an interested stockholder includes a stockholder who owns 10% or more of our outstanding voting stock, as well as affiliates and associates of these persons.  Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•

the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

•

on consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•

on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least a majority of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

Our articles of incorporation eliminate the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Nevada law.  This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission.  Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•

conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•

in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding.  If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

Upon the effective date of this prospectus, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.  Our Chief Executive Officer and Chief Financial Officer will need to certify that our disclosure controls and procedures are effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. We will need to hire additional financial reporting, internal controls and other financial personnel in order to develop and implement appropriate internal controls and reporting procedures.  As a result, we will incur significant legal, accounting and other expenses.  Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our selling, general and administrative expenses.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting.  In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act of 2002, then we may not be able to obtain the independent account and certifications required by that act, which may preclude us from keeping our filings with the SEC current, and interfere with the ability of investors to trade our securities and our shares to continue to be quoted on the OTC PINK or our ability to list our shares on any national securities exchange.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal controls requirements of the Sarbanes-Oxley Act.  Notwithstanding our diligence, certain internal controls deficiencies may not be detected.  As a result, any internal control deficiencies may adversely affect our financial condition, results of operations and access to capital.  We have not performed an in-depth analysis to determine if historical undiscovered failures of internal controls exist, and may in the future discover areas of our internal controls that need improvement.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile and you may not be able to resell your shares at or above the initial public offering price.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•

our ability to execute our business plan and complete prospective acquisitions;

•

changes in our industry;

•

competitive pricing pressures;

•

our ability to obtain working capital financing;

•

additions or departures of key personnel;

•

limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•

sales of our common stock (particularly following effectiveness of this registration statement);

•

operating results that fall below expectations;

•

regulatory developments;

•

economic and other external factors;

•

period-to-period fluctuations in our financial results;

•

our inability to develop or acquire new or needed technologies;

•

the public’s response to press releases or other public announcements by us or third parties, including filings with the SEC;

•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•

the development and sustainability of an active trading market for our common stock; and

•

any future sales of our common stock by our officers, directors and significant stockholders.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things.  We will take certain steps including utilizing investor awareness campaigns and firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares.

If an active market should develop, the price may be highly volatile. Because there is currently a low price for our shares of common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account.  Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.  Furthermore, our securities are currently traded on the OTC Pink where it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about these companies, and (3) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is currently subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.   However, it is a condition to the Offering that our securities be listed for trading on a national securities exchange. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or another national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenues of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in these securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

If you purchase shares of our common stock in this Offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the adjusted net tangible book value per share after giving effect to this Offering of $4.56 per share as of September 30, 2013, based on an assumed initial public offering price of $5.50 per share and an assumed one-for-two reverse split ratio, because the price that you pay will be substantially greater that the net book value per share of the common stock that you acquire.  This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock, and if the Underwriter exercises the over-allotment option or any of our outstanding options or warrants are exercised, you will incur further dilution.  See “Dilution.”

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issuable upon the effectiveness of this registration statement, upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, a non-affiliated person who has held restricted shares for a period of six months, under Rule 144, may sell into the market our common stock all of their shares, subject to the Company being current in its periodic reports filed with the SEC.  As of November 7, 2013, approximately 1,958,000 shares of common stock of the 14,089,606 shares issued and outstanding were free trading and all but approximately 1,450,000 had been held for more than six months.  An affiliate may sell an amount equal to the greater of 1% of the outstanding shares or, if listed on Nasdaq or another national securities exchange, the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once every three months, and any of the restricted shares may be sold by a non-affiliate without any restriction after they have been held one year.

Sales of substantial amounts of our common stock in the public market after this Offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.  Upon completion of this Offering, we will have approximately 17,544,152 shares of common stock outstanding (assuming none of our outstanding warrants are exercised).  All of the 3,454,546 shares of common stock (or 4,000,000 shares if the Underwriters exercise in full their over-allotment option to purchase additional shares) sold in this Offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act.  Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We and each of our officers, directors and stockholders owning 2% or more of our common stock have agreed. subject to certain exceptions, not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of 180 days following the date of this prospectus, without the prior written consent of Wellington Shields & Co.  However, Geoffrey Lilien, CEO of  Lilien and a director of the Company is a Selling Stockholder in this Offering and is selling $1 million of the shares offered hereby.

In addition, as of September 30, 2013, there were 411,262 shares subject to outstanding warrants, 2,077,500 shares subject to outstanding options and an additional 1,047,500 shares (as amended) reserved for future issuance under our 2011 Employee Stock Incentive Plan that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended.  Moreover, after this Offering, holders of an aggregate of 3,000,000 shares of common stock held by the former Lilien members and 1,381,000 shares by the Shoom shareholders may not be sold for 180 days from the date of this prospectus.  However, they will have rights, subject to some conditions, to require us to file registration statements covering their shares of to include their shares in registration statements that we may file for ourselves or other stockholders.  If such holders, by exercising their registration rights, cause a large numbers of securities to be registered and sold into the public market, these sales could have an adverse effect on the market price for our common stock.  See “Shares Eligible for Future Sale - Rule 144”.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our Company.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Federal Securities laws.  These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions.  They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,”  ”forecast,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated.  In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.  We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

USE OF PROCEEDS

We estimate that the net proceeds to the Company from the sale of common stock that we are offering will be approximately $17,090,000 after deducting the underwriter’s fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $5.00 per share,  and (ii) that the Underwriter does not exercise its over-allotment option.

We intend to use such net proceeds for the following purposes:

•

Approximately $10.5 million to acquire AirPatrol Corporation, a developer of mobile device identification and locating systems, including approximately $500,000 allocated for fees and expenses incurred and to be incurred in connection with said acquisition.   The Company has entered into a non-binding Letter of Interest to acquire 100% of the capital stock of AirPatrol Corporation in the mobile cyber-security and location-based services (LBS) space with leading-edge solutions and proprietary intellectual property. AirPatrol develops indoor device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF network. We expect to sign a definitive purchase agreement prior to the effective date of the registration statement of which this prospectus is a part and complete the acquisition with the proceeds of this Offering. See “Business - Pending Letter of Interest” “AirPatrol Corporation” for the possible terms of this transaction and additional information concerning AirPatrol.

•

Approximately $2.0 million to hire sales and marketing personnel for our Sysorex and Lilien subsidiaries and to expand our Washington, D.C. office for Sysorex Government Services.  See “Business - Sales and Marketing; and Properties.”

•

Approximately $4.0 million to fund in whole or in part, strategic acquisitions for which we currently do not have any agreements or understandings.  See “Business - Corporate Strategy.”

•

The remaining net proceeds will be used for working capital and general corporate purposes.

The allocation of net proceeds to the Company from this Offering set forth above represents the Company’s current intentions.  This allocation is based upon our present plans, and certain assumptions regarding current economic and industry conditions and the Company’s future prospects. In the event the proposed acquisition of AirPatrol Corporation cannot be completed, the Company will seek out other potential acquisitions consistent with its business strategy. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, results from our research and development efforts, business developments and opportunities and related rate of growth, sales and marketing activities and competition.  Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this Offering.  We may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes.  From time to time, we evaluate these purposes and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this Offering, is being optimized.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Pink under the symbol SYRX since June 2, 2011.  Prior thereto, it was quoted under the symbol SFTL.  As of November 7, 2013 there were 568 holders of record of our common stock.

The following table sets forth the high and low bid closing prices for our common stock for the periods indicated, as reported by the OTC Pink.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may to represent actual transactions.  All prices reflect a 1 for 20 reverse split effected by the Company on June 3, 2011.

Period	High	Low
Year Ending December 31, 2013
July 1, 2013 through September 30, 2013	$3.50	$2.40
April 1, 2013 through June 30, 2013	$1.50	$1.00
January 1, 2013 through March 31, 2013	$1.60	$0.34

Year Ended December 31, 2012
October 1, 2012 through December 31, 2012	$1.02	$0.40
July 1, 2012 through September 30, 2012	$1.20	$1.02
April 1, 2012 through June 30, 2012	$2.20	$0.24
January 1, 2012 through March 31, 2012	$2.18	$0.84

Year Ended December 31, 2011
October 1, 2011 through December 31, 2011	$2.78	$2.02
July 1, 2011 through September 30, 2011	$5.80	$2.80
April 1, 2011 through June 30, 2011	$20.00	$5.80
January 1, 2011 through March 31, 2011	$1.60	$0.28

The last report sales price of our common stock on the OTC Pink on December 6, 2013 was $3.25 per share.

We have applied for the listing of our common stock on the Nasdaq Capital Market, however, cannot assure you that our application will be approved.  Approval of our application is a condition to completion of this Offering.

Dividend Policy

Sysorex Global Holdings Corp. has not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Registration Rights Agreements

The Company has entered into registration rights agreements concerning an aggregate of 9,041,164 shares of common stock, all of which holders have waived such rights for this registration statement. Pursuant to the March 20, 2013 Lilien acquisition, the Company agreed to register its 3,000,000 shares issued to the former Lilien Members of which 181,818 shares are registered for the Selling Stockholder under this Offering.  Under the Registration Rights Agreements dated March 15, 2013 and August 29, 2013, the Company agreed to register 83,334 and 56,250 shares of common stock, respectively, underlying warrants issued to Bridge Bank, N.A. in connection with credit facilities.  Pursuant to the Shoom Acquisition, the Company agreed to register 1,380,999 shares issued to the former Shoom Shareholders following the effective date of this registration statement, although no sales are permitted under lock-up agreements with any of these shareholders until six months after the effective date of this registration statement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2013:

•

in each case after giving retroactive effect to a proposed one-for-two reverse stock split based on an assumed $5.50 per share initial public offering price;

•

on an actual basis;

•

on an as adjusted basis, giving effect to the sale by the Company of 3,454,546 shares of common stock in this Offering at an assumed public offering price of $5.50 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	As of September, 2013
	Actual	As Adjusted (2)
Total long-term debt	$5,406,039	$5,406,039
Shareholders’ equity:
Common stock, par value $0.001 per share: 40,000,000 shares of common stock authorized; 14,053,152 shares issued and outstanding, actual, and 17,507,698 shares issued and outstanding, as adjusted.	14,053	17,507 (3)
Additional paid-in capital	21,038,048	38,124,594
Accumulated deficit	(11,644,560)	(11,644,560)
Total stockholders’ equity	7,430,201	24,520,201
Total capitalization	12,836,240	29,926,240

(1)  Does not include outstanding warrants to purchase an aggregate 411,262 shares of Common Stock and 2,077,500 shares of Common Stock issuable upon exercise of outstanding options.

(2)  Assumes that $19,000,000 of our common stock is sold in this Offering at $5.50 per share and that the net proceeds thereof are approximately $17,090,000 after deducting underwriting discounts and commissions and our estimated expenses.  If the Underwriters’ over-allotment option is exercised in full, net proceeds will increase to approximately $19,820,000.

(3)  Includes shares issuable to the former Shoom shareholders who have not yet exchanged their shares.

DILUTION

As of September 30, 2013, the Company had a pro forma net tangible deficit of approximately ($127,535) or ($0.01) per share of Common Stock. All share and per share data give relative effect to a proposed one-for-two reverse stock split based on an assumed $5.50 per share initial offering price. Pro forma net tangible book value per share represents the Company’s total tangible assets less its total liabilities, divided by the aggregate 14,089,606 number of shares of common stock outstanding, including shares issuable to former Shoom Stockholders who have not yet exchanged their shares. After giving effect to the sale of the 3,454,546 shares of common stock offered hereby by the Company (at an assumed initial public offering price of $5.50 per share and after deducting the estimated offering expenses of $200,000 payable by the Company) and the receipt of $17,090,000 proceeds therefrom, the Company’s pro forma net tangible book value at September 30, 2013 would have been approximately $16,962,465 or $0.97 per share based on 17,544,152 shares issued and outstanding. This represents an immediate increase in net tangible book value per share of $0.98 to existing stockholders and an immediate dilution of $4.53 per share to the investors purchasing the shares of common stock offered hereby.  The following table illustrates this dilution per share:

Assumed initial offering price per share	$5.50
Pro forma net tangible deficit per share as of June 30, 2013	(0.01)
Increase in net tangible book value attributable to new investors	$0.98
Pro forma net tangible book value per share after the Offering	$0.97
Dilution per share to new investors	$4.53

The following table summarizes, on a pro forma basis, as of September 30, 2013, the total number of shares of common stock purchased from the Company, the total consideration paid, and the average price per share paid, by existing stockholders and by new investors, assuming an initial offering price of $5.50 per share, before deducting the estimated offering expenses:

						Average
	Shares Purchased			Total Consideration		Price Per
	Number		Percent	Amount	Percent	Share

Existing Stockholders	14,089,606	(1)	80.3%	$21,052,101	52.6%	$1.49
New Investors	3,454,546		19.7%	$19,000,000	47.4%	$5.50
Total	17,544,152		100%	$40,052,101	100%

(1)   Includes shares issuable to the former Shoom shareholders who have not yet exchanged their shares. Does not include, outstanding warrants to purchase an aggregate 411,262 shares of Common Stock and 2,077,500 shares of Common Stock issuable upon exercise of outstanding options. The Company has reserved an additional 47,500 shares (to increase to 1,047,500 shares prior to the date of this prospectus) of Common Stock for future option and restricted stock grants under the Company’s 2011 Employee Stock Incentive Plan.  The exercise of these options and warrants would result in further dilution to new investors.  See “Management—Employee Stock Options.” “Certain Relationships and Related Transactions” and “Description of Securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The follow discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus.  In addition to historical information, the following discussion contains forward looking statements based upon current expectations that re subject to risks and uncertainties.  Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Except where indicated, all share and per share data in this section, as well as the consolidated financial statements, do not reflect the proposed reverse stock split and will not until after the registration statement, of which this prospectus is a part, is declared effective.

Overview

Sysorex Global Holdings Corp. provides a variety of IT services and technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the Cloud, or via mobile. Historically, our customer base was 100% public sector, however, that has changed significantly with the acquisitions we have made in 2013. Currently, approximately 90% of the revenues we earn are from commercial enterprises and approximately only 10% only are from government agencies.  Our goal is to continue to build our private and public sector offerings and contracts. We intend to do this by acquiring other businesses.  On March 1, 2013, we acquired Lilien Systems, an enterprise IT infrastructure solutions provider with over $40 million in annual revenue, in exchange for a combination of 3,000,000 (6,000,000 pre split) shares of common stock and $3 million in cash from debt financing. Subsequently, on August 31, 2013, we acquired Shoom, Inc. (“Shoom”) a provider of Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries with over $4 million in annual revenue, in exchange for a combination of 1,381,000 (2,762,000 pre-split) shares of common stock and $2.5 million in cash. The cash portion was funded by the excess working capital we obtained from the Shoom acquisition. Finally, as of August 30, 2013, we signed a non-binding Letter of Interest with AirPatrol, Inc. with which we expect to sign a definitive purchase agreement prior to the date of this prospectus.  We expect this acquisition will have a purchase price based upon a combination of stock and cash as with the Lilien and Shoom acquisitions.  See “Business - Pending Letter of Interest - AirPatrol Corporation.”

The acquisitions of Lilien and Shoom have expanded our depth of enterprise service offerings, including Big Data services and Cloud-based advanced analytics, while providing premier partnership status with leading vendors in IT infrastructure. Shoom also provides Sysorex with secure Cloud-based software products which result in higher gross margins. These acquisitions reflect our business strategy, the purpose of which is to transform Sysorex from a services company to a technology company. We believe the acquisitions of Lilien and Shoom also provide us with an opportunity for vertical market and geographic expansion. We are focusing our primary efforts on the U.S. market in the near-term. We have a small operating unit in Saudi Arabia and we intend to seek government contracts there. This unit does not represent a significant portion of our business and a failure to obtain contracts from the Saudi Arabian government will not have a material impact on our revenues or operations.

Cyber security and Big Data analytics are the areas we are targeting because we believe, based on industry data, that these are growing market segments. For example, security of all forms, especially cyber-security, are significant growth areas (source: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013), and Sysorex intends to increase its role in this sector. Gartner predicts that by 2015, 20% of Global 1000 organizations will have established a strategic focus on information infrastructure equal to that of application management. This is one of five Gartner predictions about Big Data and information infrastructure discussed in “Predicts 2013: Big Data and Information Infrastructure;” a November 30, 2012 report that describes in detail how the Big Data phenomenon will affect organizations, resources and information infrastructure. Our plan is to acquire technology companies, some of which may have patented technology, which we believe will give us an advantage over our competitors. However, the IT services and technologies industry is extremely competitive and many of the providers in the industry are extremely large and well financed. Therefore, there is a risk that the technologies we acquire or develop might not be able to compete with the better financed marketing and sales efforts of our larger competitors or that the technology could become obsolete if our competitors develop better products.

Recent events in the federal government including the on-going budget impasse and sequestration can impact our business with the federal government. However, our government contracts are less than 10% of our total revenues. Specifically, Congressional action could delay payment on our current contracts, delay the award of contracts that we have under submission and delay the release of task orders from the government on its contracts, including the U.S. Navy SPAWAR contract. The budget impasse and sequestration are long-term issues that we believe will have a minimal impact on our business, because we are focused on cyber security and Big Data analytics, which we believe will continue to receive funding. We believe both of these will be growth areas for the government despite budget challenges because of the increased need for solutions in this space and recent high profile events, such as NSA information leaks by Edward Snowden and LexisNexis information leaks such as the Social Security number of the United States First Lady along with millions of other Americans, that have made it more of a focus. Our government contracts are typically three to five years and we believe that our recent historical government contract revenues will be indicative of future government contact based revenues. New contracts are expected to be accretive.

Lilien’s revenues are typically driven by purchase orders that are received on a monthly basis. Approximately 25% of these purchase orders are contracts that range from one to five years for warranty and maintenance support and are recurring. For these contracts the customer is invoiced one time and pays Lilien upfront for the full term of the warranty and maintenance contract.  The unearned revenue is recorded as deferred revenue and amortized over the contract period. Lilien has a 29-year history and track record with a senior management team that we expect will continue to successfully generate and grow Lilien’s business. Lilien also has a high repeat customer rate of approximately 60% annually. Lilien’s revenues are diversified over hundreds of customers and no one customer exceeds 15% of its revenues. Management believes this diversification provides stability to Lilien’s revenue streams.

Shoom’s software-as-a-service (SaaS) contracts are typically performed for periods of one or more years and Shoom has a high customer retention rate. Shoom offers eSolutions including eTearsheets, invoicing, CRM, and other products and services to 750 newspapers in the Cloud. Cloud or SaaS based analytics is a growing market that Sysorex intends to pursue beyond the media vertical that Shoom is in today. According to industry sources, Cloud based business analytics and business intelligence is expected to grow from $5.2 billion in 2013 to $16.52 billion in 2018 a 25.8% CAGR (source: PRWeb Article - Cloud Analytics Market is Growing at an Estimated CAGR of 25.8% & to Reach $16.52 Billion by 2018 - New Report by Markets and Markets April 2, 2013.) Shoom has been in business for over 10 years and has been providing its Cloud solutions for over four years.

The Lilien and Shoom acquisitions significantly impacted our results of operations for the nine months ended September 30, 2013, as indicated in the discussion below. The results show a net loss which was attributable, in part, to certain one-time non-recurring charges related to the Lilien and Shoom acquisitions, resulting in our incurring significant legal, accounting, due diligence, financing and general and administrative expenses as compared to the expenses incurred in the comparable period in 2012.

We believe the accretive impact of our acquisition strategy is becoming evident as the quarter ended September 30, 2013 included a full quarter of Lilien’s revenues. We anticipate synergies and operational efficiencies to improve revenues and profitability for both Sysorex and Lilien, especially in Q3 and Q4 when Lilien’s business is historically stronger as a result of customer budgeting processes. Sysorex’ U.S. government operations are profitable and this division is expected to grow based on the U.S. Navy SPAWAR contract awarded to Sysorex earlier this year.  The U.S. Navy SPAWAR contract is expected to start releasing significant task orders in Q1 2014 and other awards are expected later in the same quarter, assuming that funding is available in view of the budget impasse. With the addition of Shoom we believe that our liquidity will improve significantly as Shoom’s business model generates 90% gross margins. We believe that our shift to technology based business lines like Shoom and other future acquisitions will increase our customer base and, in turn, increase revenues to a level that will allow us to achieve profitability.

Prospective Acquisition

In the event we are able to acquire AirPatrol, as discussed in other sections of this prospectus, such company is expected to generate in excess of $10 million in revenue with approximately 30% net income in 2014 with a 50% growth rate expected for 2015. Such estimates for 2014 and 2015 are based upon AirPatrol’s existing backlog and our assessment of LBS market opportunities. These numbers are projections and there is no guarantee they will meet these financial targets.   However, we expect to include audited financial statements of AirPatrol in this prospectus prior to the effective date.  AirPatrol’s customer base is heavily government and could be affected by government delays and shut downs. However, based on their current projections we expect AirPatrol’s operations to be cash flow positive for 2014 and beyond and to not require any additional significant infusion of cash from the Company after the acquisition date. Finally, any additional cash consideration to be paid for AirPatrol through the contemplated earn out arrangement is expected to be funded primarily through AirPatrol’s 2014 operations with little reliance upon the Company’s general financial resources.

JOBS Act

Pursuant to Section 107 of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies.  We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in note 2 of the audited financial statements for the year ended December 31, 2012. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.  There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.

Revenue Recognition

The majority of our revenues are derived from the following sources: sales of third-party products, software, software assurance, maintenance and services and sales of our services. The products and services we sell, and the manner in which they are bundled, are technologically complex and the characterization of these product and services require judgment in order to apply revenue recognition policies. For all these revenue sources, we determine whether we are the principal or agent in accordance with Codification Topic, Revenue Recognition, Subtopic Principal Agent Considerations.

We also sell services that are performed by us in conjunction with product sales. We allocate the total arrangement consideration to the deliverables based on an estimated selling price of our products and services and report revenues containing multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: third-party computer hardware, third-party software, third-party hardware and software maintenance (a.k.a. support), and third-party services. We determine the estimated selling price using cost plus a reasonable margin for each deliverable, which was based on our established policies and procedures for providing customers with quotes, as well as historical gross margins for our products and services. From time to time our personnel are contracted to perform installation and services for the customer. In situations where we bundle all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately.  Our revenue recognition policies vary based upon these revenue sources and the mischaracterization of these products and services could result in misapplication of revenue recognition polices.

Generally, sales of third-party products and software are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Generally, these criteria are met upon shipment to customers. We provide maintenance and service contracts whereby either our employees provide the services or they are performed by third-party service providers. As we enter into contracts with third-party service providers, we evaluate whether we are acting as a principal or agent in the transaction. We conclude that we are acting as the principal and recognize revenue on the gross basis when we are the primary obligor in the arrangement. We conclude that we are acting as an agent and will recognize revenue on a net basis if the Company is not responsible for the fulfillment and acceptability of the product and services.

Long-lived Assets

We account for our long-lived assets in accordance with Accounting Standards Codification (“ASC”) 360, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“ASC 360”), which requires that long-lived assets be evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Some of the events or changes in circumstances that would trigger an impairment test include, but are not limited to:

•

significant under-performance relative to expected and/or historical results (negative comparable sales growth or operating cash flows for two consecutive years);

•

significant negative industry or economic trends;

•

knowledge of transactions involving the sale of similar property at amounts below our carrying value; or

•

our expectation to dispose of long-lived assets before the end of their estimated useful lives, even though the assets do not meet the criteria to be classified as “held for sale.”

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and also bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge. We concluded there were no triggering events to further measure for impairment during the year ended December 31, 2012 or for the nine months ended September 30, 2013.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the year ended December 31, 2012 or for the nine months ended September 30, 2013, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

Goodwill and Indefinite-lived Assets

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions of Lilien and Shoom. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. Our goodwill balance and other assets with indefinite lives are evaluated for potential impairment during the fourth quarter of each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, we utilize both the “Income Approach”, which is based on estimates of future net cash flows and the “Market Approach”, which observes transactional evidence involving similar businesses. There was no goodwill impairment for either of the year ended December 31, 2012 or for the nine months ended September 30, 2013.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•

Level 1. Quoted prices in active markets for identical assets or liabilities.

•

Level 2. Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

•

Level 3. Significant unobservable inputs that cannot be corroborated by market data.

The derivative liability was measured at fair value using the Black Scholes pricing model and was classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that we used to determine fair value and the change in fair value of the Company’s derivative liability was

Risk-free interest rate	0.3%
Expected life of option grants	0.5 to 2.0 years
Expected volatility of underlying stock	39%
Dividends	$0

In accordance with the provisions of ASC 815 “Derivatives and Hedging Activities,” (“ASC 815”), we presented the derivative liabilities at fair value on the consolidated balance sheet, with the corresponding changes in fair value recorded in our consolidated statements of operations for the applicable reporting periods. We computed the fair value of the derivative liabilities at the date of issuance and the reporting dates of December 31, 2012 and September 30, 2013.

The fair value of conversion options that are convertible at variable rate are deemed to be a “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815. Since, “down-round protection” is not an input into the calculation of the fair value of the conversion option and cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815. The Company determined the fair value of the Binomial Lattice Model and the Black-Scholes Valuation Model to be materially the same. Warrants that have been reclassified to derivative liability that did not contain “down-round protection” were valued using the Black-Scholes model. The Company’s outstanding warrants did not contain any down round protection.

The Black-Scholes option valuation model is used to estimate the fair value of the warrants or options granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted

The fair value of our common stock was derived from the valuation of us using a combination of the discounted cash flows method and comparable companies’ methods that included multiples based upon the last twelve months and forward revenues and earnings before interest, taxes, depreciation and amortization (EBITDA). Management determined that the results of its valuation are reasonable. The term represents the remaining contractual term of the derivative. The volatility rate was developed based on analysis of the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue). The risk free interest rates were obtained from publicly available U.S. Treasury yield curve rates. The dividend yield is zero because we have not paid dividends and do not expect to pay dividends in the foreseeable future.

Deferred Income Taxes

In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that the we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of its deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the year ended December 31, 2012, based upon certain economic conditions and historical losses through December 31, 2012, management deemed it appropriate and established a full valuation allowance.

A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of December 31, 2012 and September 30, 2013, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2012 and the nine months ended September 30, 2013.

Convertible Instruments

We account for hybrid contracts that feature conversion options in accordance with ASC 815 and ASC 480 “Distinguishing Liabilities from Equity”, which require us to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (i) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (ii) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (iii) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

We account for convertible debt instruments when we have determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options”. We record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt. We also record, when necessary, deemed dividends for the fair value of conversion options embedded in preferred stock.

Derivative Financial Instruments

In connection with the issuance of certain convertible promissory notes, the terms of the convertible notes included an embedded conversion feature which provided for a conversion of the convertible promissory notes into shares of our common stock at a rate which was determined to be variable. We determined that the conversion feature was an embedded derivative instrument pursuant to ASC 815 “Derivatives and Hedging.”

The accounting treatment of derivative financial instruments requires that we record the conversion option and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date. As a result of entering into the convertible promissory notes, we were required to reclassify all other non-employee warrants and options as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. We reassess the classification of the instruments at each balance sheet date. If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

Allowance for Doubtful Accounts

We maintain our reserves for credit losses at a level believed by management to be adequate to absorb potential losses inherent in the respective balances. We assign an internal credit quality rating to all new customers and update these ratings regularly, but no less than annually. Management’s determination of the adequacy of the reserve for credit losses for our accounts and notes receivable is based on the age of the receivable balance, the customer’s credit quality rating, an evaluation of historical credit losses, current economic conditions, and other relevant factors.

As of December 31, 2012 and September 30, 2013 allowance for credit losses included a general allowance of $133,180 due to the aging of the items greater than 120 days outstanding and other potential non-collections.

Business Combinations

We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our condensed consolidated financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.

Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date and are included in our Condensed Consolidated Financial Statements from the acquisition date.

Stock-Based Compensation

We account for equity instruments issued to non-employees in accordance with accounting guidance which requires that such equity instruments are recorded at their fair value on the measurement date, which is typically the date the services are performed.

We account for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. We recognize compensation costs over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.

The Black-Scholes option valuation model is used to estimate the fair value of the options or their equivalent granted. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options or warrants. The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted.

The principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

	December 31, 2012	September 30, 2013

Risk-free interest rate	0.7% to 1.8%	1.8% to 2.8%
Expected life of option grants	10 years	10 years
Expected volatility of underlying stock	39.7% to 41.6%	40%

The Company issued the following options and warrants since March 20, 2013:

Date	Options/Warrants Granted	Exercise Price	Black Sholes Value of Option	Fair Value of Common Stock per Share
3/20/13	209,500	$0.40	$154,400	$1.00
3/20/13	166,667	$0.45	$109,300	$1.00
4/01/13	20,000	$1.00	$10,400	$1.00
4/08/13	15,000	$1.00	$7,700	$1.00
8/14/13	81,000	$1.35	$105,600	$2.03
8/14/13	1,250,000	$1.35	$1,629,000	$2.03
8/29/13	112,500	$1.20	$137,100	$2.03
8/31/13	200,000	$1.30	$264,300	$2.03
11/18/13	916,500	$1.28	$1,213,000	$2.03

The Company issued the following shares of common stock as compensation from March 20, 2013 to the date of this filing.

Date	Commons Shares Issued	Fair Value of Common Stock per Share		Fair Value of Common Stock Issued
3/20/13	195,000	$1.00		$195,000
4/8/13	31,746	$1.00		$31,746
5/2/13	60,000	$1.00		$60,000
6/30/13	15,000	$1.00		$15,000
7/8/13	31,746	$2.03		$64,444
9/30/13	15,000	$2.03		$30,450
10/1/13	20,000	$2.03		$40,600
10/8/13	31,746	$2.03		$64,444
10/11/13	6,875	$2.03		$13,956
11/6/13	14,286	$0.70	(A)	$10,000

The 14,286 shares issued on November 6, 2013 were valued at the measurement date of January 25, 2012 and accrued as of the year ended December 31, 2012; they were just not issued until November 6, 2013.

The fair value of the Sysorex common shares was determined by management with the assistance from an independent valuation firm as of March 20, 2013 (Lilien transaction) and August 31, 2013 (Shoom transaction). To determine the value of the shares three possible valuation methods were considered - the Income Approach, the Market Approach and the Cost Approach. The Income Approach was used as the primary methodology in valuing the company’s equity as the Company is an operating entity expected to generate future cash flows for its capital owners and any future sale or transaction is expected to be based on the Company’s future cash flow expectations.  The valuation  included an analysis of the Company’s historical operating results, review of the industry in which the Company operates, research of comparable publicly traded companies, and a review of the Company’s pro-forma forecast of future business operations. Forecasted revenues and expenses were based on Management’s Forecast through 2014, as well as consideration of historical Company indications, discussions with Management, and guideline company indications.

The Company’s trading share price on the OTC market was not an accurate measure of the true value of the Company’s shares as there was minimal float and minimal trading volume.  Due to those limitations the share price was not able to react to the SPAWAR contract win in February 2013 or the acquisitions of Lilien in March 2013 and Shoom in August 2013.

For the valuations as of March 20, 2013 (Lilien Acquisition) and as of August 31, 2013 (Shoom Acquisition) the valuation methodologies described below, were considered.  The August 31, 2013 (Shoom Acquisition) valuation will be completed during the fourth quarter of 2013.

1.

Income Approach. This approach focuses on the income-producing capability of a business. The Income Approach estimates value based on the expectation of future cash flows that a company will generate – such as cash earnings, cost savings, tax deductions, and the proceeds from disposition. These cash flows are discounted to the present using a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and risks associated with the particular investment. The selected discount rate is generally based on rates of return available from alternative investments of similar type, quality, and risk.

The Company is an operating entity expected to generate future cash flows for its capital owners. Any future sale or transaction is expected to be based on the Company’s future cash flow expectations. As such, the Income Approach was the primary methodology used in arriving at a value for the Company’s equity.

A discounted cash flow analysis for the Company was developed based on (i)  discussions with management, (ii) a forecast prepared by management (“Management’s Forecast”), (iii)  historical financials for the Company, and (iv) guideline company / industry growth and margin indications. The primary assumptions utilized in the discounted cash flow analysis are described below.

Revenue, Expenses, and Profitability

Forecasted revenues and expenses were based on management’s forecast, as well as consideration of historical Company indications, discussions with management, and guideline company indications. Overall revenue growth, expenses as a percentage of revenue, and operating profit estimates were determined to not be unreasonable based on guideline company indications and consideration of Management’s expectations for the Company. In addition, the risks associated with achieving the forecasted margins has been considered in the selected discount rate.

Income Taxes

The effective income tax rate (40 percent) was estimated based on the effective corporate income tax rate for a hypothetical buyer based on Management’s Forecast.

Cash Flow Items

•

Depreciation and amortization. Depreciation and amortization includes the non-cash charges deducted from net income (included in the forecasted operating expenses). As this expense represents a non-cash charge, it is added back to arrive at expected cash flow levels. Depreciation was estimated based on Management’s Forecast through 2014, and was assumed to remain constant as a percentage of revenue thereafter. Depreciation and capital expenditures are assumed to offset during the residual projection periods.

•

Capital expenditures (“capex”). Capex includes expenditures on new and replacement fixed assets, and is deducted from net income to arrive at expected cash flow levels. Capex was estimated based on Management’s Forecast through 2014, and was assumed to remain constant as a percentage of revenue thereafter. Depreciation and capital expenditures are assumed to offset during the residual projection periods.

•

Debt-free net working capital (“DFNWC”). As a company’s operations expand, additional working capital is generally needed to fund future growth and, as such, the annual change in requirements represents an additional cash outflow. The DFNWC needs were expected to be a constant 13.0 percent of revenue based on historical results and guideline company indications. Opening balance figures were taken from the Company’s balance sheet as of the Valuation Date.

Discount Rate

The discount rate applied to the Company’s projected economics during the explicit forecast period was based on the Weighted Average Cost of Capital (“WACC”). The steps involved in calculating a WACC include estimating (i) the after-tax cost of equity; (ii) the after-tax cost of debt; and (iii) the appropriate capital structure.

Cost of Equity – Capital Asset Pricing Model

To estimate the Company’s cost of equity financing, the Capital Asset Pricing Model (“CAPM”) was utilized. The CAPM measures the return required by investors given a company’s risk profile.

The inputs required for the CAPM calculation are as follows:

•

Risk-free rate (Rf). The risk-free rate is the return on a security that has no default risk, is uncorrelated with returns on any other economic indicators or financial markets, and provides a guaranteed rate of return. In theory, the best estimate of a risk-free rate would be the return on a zero-beta security or portfolio of securities. However, given the complexity of constructing such a portfolio, the yield on a 20-year Treasury bond at the Valuation Date was used to estimate the risk-free rate, as Treasury securities are generally viewed by investors as having virtually no default risk.

•

Equity risk premium (“ERP”, Rm – Rf). The ERP represents the difference between the expected return on the market portfolio (Rm) and the risk-free rate (Rf). This excess return compensates investors for assuming the relatively higher risk inherent in the equity markets. There are several approaches used to estimate the ERP, including, but not limited to, considering both historical-looking (ex post) and forward-looking (ex ante) return data. The ERP used in the analysis was based on the supply-side long-horizon historical ERP as provided in Morningstar’s Stocks, Bonds, Bills, and Inflation Valuation Yearbook .. Long-term expected equity returns can be forecasted by use of supply-side models, which use historical data to predict forward-looking ERPs. Use of the supply-side long-horizon historical equity returns serves to eliminate the impact on equity returns resulting from changes in price to earnings ratios and earnings growth expectations.

•

Beta (β). The beta is a coefficient that relates a specific company’s systematic, or nondiversifiable, risk to the average risk of a fully diversified portfolio of stocks. A security with a beta of zero suggests that its price is not at all correlated with the market. A positive beta means that the asset generally follows the market (i.e., the security generally increases in value if the market goes up); while a negative beta indicates that the asset inversely tracks the market. A beta greater than one is generally considered riskier than the overall market, while a beta less than one is generally considered less risky than the general market. Beta is calculated using a statistical technique known as regression analysis, which estimates a statistical “best fit” in explaining movements in an individual stock’s return in terms of the rate of return on the overall market; specifically, the beta represents the slope of the regression equation. In our analysis, the S&P 500 Index was utilized to represent the overall market. The amount of financial leverage has a direct impact on a company’s beta. For example, the more leverage in a capital structure, the greater risk for default and the higher the probability of bankruptcy. Since equity shareholders are residual claimants on the assets of a company after debt holders have been paid, the required return to an equity holder increases commensurately with the level of default risk. As such, all else equal, a company with high debt levels will have a higher beta relative to one with less leverage. As such, we considered the appropriate capital structure for the Company in re-levering the betas of the guideline companies to estimate a beta specific to the Company.

•

Small stock premium (“SSp”). All else equal, investments in smaller companies are riskier than investments in larger companies and, as such, investors require an additional return to compensate for the additional risk. We also considered factors such as the relative small size of the Company as well as an analysis of future growth expectations in our estimation of the Company’s cost of equity financing. The SSp was based on Morningstar’s Stocks, Bonds, Bills, and Inflation Valuation Yearbook and consideration of the Company’s estimated market capitalization.

•

Other premium (e). An asset or security may warrant an additional premium to account for risk factors specific to the subject company (i.e., unsystematic or diversifiable risk) not captured in the ERP or SSp. The application of such premium is based on consideration of the risk of achieving the forecasted economics, among other factors.

Cost of Equity – Build-up Method

We also looked at the build-up method to calculate the appropriate cost of equity. The build-up method is an additive model in which the return on an asset is equal to the risk-free rate plus additional risk premiums. Unlike CAPM, the build-up method does not incorporate a market beta, but instead includes an industry risk premium. Each component of the build-up method represents the additional return an investor would seek for taking on a specific risk. These components are then summed together to give an overall cost of equity capital.

•

Industry risk premium (IRP). A specific industry will frequently have different risk characteristics than the broader economy. IRP represents the risk inherent in a company’s industry. To calculate this figure, we examined data from Morningstar’s Stocks, Bonds, Bills, and Inflation Valuation Yearbook with regards to risk premiums for companies operating in similar industries as the Company. We utilized the rounded average of the CAPM indication and the build-up method indication as our concluded cost of equity capital.

Cost of Debt

The after-tax cost of debt is expressed arithmetically by the following equation: After-tax debt rate of return = (pre-tax cost of debt) x (1-t).

The rate of return on debt is the return an investor would require to provide debt financing to a company over the applicable investment period. The pre-tax cost of debt for the Company was estimated based on consideration of market interest rates (e.g., the yield on the Moody’s Baa-rated corporate bonds at the Valuation Date). As this represents a pre-tax cost of debt, the calculated tax rate (“t”) was applied to arrive at an after-tax cost of debt.

Capital Structure

The assumed proportion of debt and equity financing is an important component of the WACC calculation. In the analysis, we considered (i) the Company’s current capital structure, (ii) the long-term expected capital structure of the Company, and (iii) the capital structure of the guideline companies in order to weight the cost of equity and cost of debt indications to arrive at the overall WACC.

Residual Value

A residual value estimates the value of a company’s expected cash flows beyond the explicit forecast period, after a company has reached long-term sustainable growth and profitability levels. The calculation of the residual value is a key component in any appraisal, as it often accounts for a large portion of a company’s total value.

The residual value for the Company was calculated utilizing the Gordon Growth Model (“GGM”). In applying the GGM, net cash flow available in the final year of the projection period (“CFt”) is calculated, increased by the long-term growth rate (“g”), and then divided by the discount rate (“k”) less the estimated long-term growth rate (g). Arithmetically, GGM is defined as:

Terminal year value = CFt+1 / (k-g)

In our analysis, a terminal growth rate was assumed based on historical growth levels, estimated growth for the Company over the forecast period, and industry / economic trends. This rate was subtracted from the appropriate discount rate described above to arrive at an expected terminal year capitalization rate. For the residual calculation, the WACC, as described on previous pages, was utilized in the capitalization rate.

Calculation of Residual Value

The value of the residual cash flows was calculated utilizing the discount rate described above. The present value of the residual is added to the present value of the explicit period cash flows to arrive at the value of the Company at the Valuation Date.

2.

Market Approach. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets. When applied to the valuation of equity interests, consideration is given to the financial condition and operating performance of the entity being appraised relative to those of publicly traded entities operating in the same or similar lines of business, potentially subject to corresponding economic, environmental, and political factors and considered to be reasonable investment alternatives. The market approach can be applied by utilizing one or both of the following methods:

•

Public Company Market Multiple Method (“PCMMM”). This methodology focuses on comparing the subject entity to guideline publicly traded entities. In applying this method, valuation multiples are: (i) derived from historical or forecasted operating data of selected guideline entities; (ii) evaluated and / or adjusted based on the strengths and weaknesses of the subject entity relative to the selected guideline entities; and (iii) applied to the appropriate operating data of the subject entity to arrive at a value indication.

Although no one company is identical in size, business profile, growth, profitability and customers, we were able to select publicly traded guideline companies that are comparable to the Company. As such, the PCMMM of the Market Approach was used as a secondary methodology in arriving at a value for the Company’s equity.

A global list of companies that could be considered similar to the Company was compiled for comparative purposes, utilizing a variety of sources, including (i) Capital IQ, (ii) Hoover’s, (iii) Bloomberg, and (iv) discussions with Management.

From an initial list of eligible publicly traded companies within the Company’s industry, we selected publicly traded guideline companies based on consideration of:

•

Business descriptions;

•

Operations and geographic presence;

•

Financial size and performance;

•

Stock liquidity; and

•

Management’s recommendations regarding most similar companies.

Since most of the guideline companies were not directly comparable to the Company with respect to size, products, and markets served, the guideline companies used in our analysis included the best available comparable companies that operate in the general industry and are engaged in similar operations as the Company, as these companies reflect the economic conditions and business risks for the industry in general.

Market multiples were calculated for the guideline companies as of the Valuation Date. For the purpose of this analysis, we considered the enterprise value (“EV”) to trailing twelve month (“TTM”) revenue, EV to forward twelve month (“Fwd”) revenue, and EV to Fwd earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the guideline companies.

In examining the guideline companies’ multiples and determining the multiple to be applied to the Company, we considered, among other factors, business descriptions, business size and diversity, growth and profitability. Based upon our consideration of all of the comparative factors mentioned above,  we concluded an EV multiple of 0.60 times TTM revenue, 0.55 times Fwd revenue, and 6.50 times Fwd EBITDA. We applied the selected multiples to the Company’s indications to arrive at our indicated EV. We then subtracted the Company’s normalized net debt balance to arrive at an indicated equity value. However, because the trading price of the respective guideline public company shares represents a “minority, marketable basis”, the resulting value from applying these multiples is on a minority, marketable basis. In order to compare the indication of value from the PCMMM with that of the discounted cash flow methodology (which produces a controlling, marketable value), we needed to apply a control premium.

Market evidence of control premiums is measured as the incremental difference between the price of public company stocks in merger and acquisition transactions and the freely-traded price observed on the trading exchange. Control premiums may range from zero to 70.0 percent or more, but the general tendency of control premiums is in the range of 20.0 to 25.0 percent. Typically control premiums are applied because a buyer would pay more for the ability to control the operations of a company than to own a single non-controlling share. Additionally, control premiums could include the incremental synergistic value that a strategic company would offer. Due to the lack of support for a control premium for the multiples within the industry, we selected a control premium of 10.0 percent.

•

Similar Transactions Method. This methodology utilizes valuation multiples based on actual transactions that have occurred in the subject entity’s industry or related industries to arrive at an indication of value. These derived multiples are then adjusted and applied to the appropriate operating data of the subject entity to arrive at an indication of value.

We were able to select recent transactions involving target companies that are comparable to the Company. As such, the Similar Transactions of the Market Approach was used as an additional methodology in arriving at a value for the Company’s equity.

The following section describes our analysis related to the Similar Transactions Method, including detail on the selected transactions and the calculation of multiples.

Search Criteria

A search was conducted for the purpose of identifying transactions in which the target company operations were similar to those of the Company. We utilized a variety of sources, including (i) Capital IQ, (ii) Mergerstat, and (iii) discussions with Management.

From an initial list of eligible transactions within subject industry, we selected transactions based on:

•

Target business descriptions;

•

Adequate disclosure of financial performance; and

•

Announcement date no earlier than two years preceding the Valuation Date. Analysis

For the purpose of this analysis, we considered EV to TTM revenue multiple indications for the target companies.

In selecting appropriate multiples, we gave more consideration to transactions in which the target companies had operations similar to those of the Company. Based on an analysis of the acquisitions, we selected an enterprise value multiple of 0.75 times TTM revenue. It is also important to consider that the multiples implied by the transactions may not be representative of fair market value, as it is not uncommon that an acquiring company is willing to pay a premium for the target company for future expected synergies, economies of scale, reduction in competition, knowledge of the entity, etc. As such, all else equal, the multiple may be higher for strategic buyers. It is also recognized that the current market and economic conditions could be different than that covered by the span of the transactions considered in our analysis, and that the multiples implied by the transactions may be different than those if the target companies were acquired closer to the Valuation Date.

We applied the selected multiple to the Company’s TTM revenues as of the Valuation Date to arrive at an indicated enterprise value and added the Company’s balance of cash and cash equivalents to arrive at a concluded value of invested capital.

3.

Cost Approach. This approach measures the value of an asset by the cost to reconstruct or replace it with another of like utility. When applied to the valuation of equity interests in businesses, value is based on the net aggregate fair market value of the entity’s underlying individual assets. The technique entails a restatement of the balance sheet of the enterprise, substituting the fair market value of its individual assets and liabilities for their book values. The resulting approach is reflective of a 100 percent ownership interest in the business. This approach is frequently used in valuing holding companies or capital intensive firms. It is not necessarily an appropriate valuation approach for companies having significant intangible value or those with little liquidation value.

This methodology was considered but not used to value the equity of the Company, as it does not accurately reflect the going concern value of the Company.

For both valuation dates the valuation methods were weighted with 70% to the Income Approach, 20% to the Public Company Market Multiple Method (“PCMMM”) and 10% to the Similar Transactions Method.  The DCF of the income approach was given the most weight due to the fact that the comparable companies identified and used in the market approaches are not perfectly comparable, and therefore we feel the income approach is a better measure of value.

The fair value of the Company’s share as of March 20, 2013 (Lilien transaction) included the value of the Company after the SPAWAR contract win in February 2013 and the acquisition of Lilien in March 2013.  The fair value of the Company’s share increased in value due to the August 31, 2013 Shoom transaction as Shoom is a high margin and highly profitable technology company that reinforced our technology acquisition strategy. Shoom had positive working capital of approximately $4 Million which consisted almost exclusively of cash as of the date of the acquisition.  The Company expects the acquisition to create synergies and operational efficiencies that could improve revenues and profitability for all entities due to cross selling opportunities. In order to arrive at the initial public offering price, we will do a reverse split of our common stock commensurate with our trading price on the effective date so that it can be listed on Nasdaq and complete this Offering. We will effect the reverse split immediately after the Registration Statement becomes effective.

Operating Segments

The Company operates in the following business segments as follows:

•

Information technology solutions services to commercial organizations. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services.

•

Information technology and telecommunications solutions and services primarily to government agencies in the United States, (Domestic) and Saudi Arabia (Foreign)  The operations include systems integration and consulting, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services.

•

Internet based hosting eServices to its customers located in Europe (Foreign), Canada (Foreign) and the United States (Domestic) by providing Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

	Information technology solutions services to commercial organizations	Other	Total

Revenues	30,359,838	3,731,770	34,091,608
Cost of Sales	24,032,360	1,822,280	25,854,640
Gross Profit	6,327,478	1,909,490	8,236,968
Selling General and Operating Expenses	6,185,037	4,456,939	10,641,976
Operating Income (Loss)	142,441	(2,547,449)	(2,405,008)
Other Income and expenses	-	(501,044)	(501,044)
Net Income (Loss)	142,441	(3,048,493)	(2,906,052)

As of September 30, 2013 and for the nine months then ended the Company did not meet the applicable reporting requirements of ASC 280-10-50 as our Information technology solutions services to commercial organizations comprised greater than 90% or virtually all of our operations and revenues generated.

We will continue to evaluate our operating segments under ASC 280-10-50 and at which time we meet the reporting requirements we will report our operating segments accordingly.

Rounding

All dollar amounts in this section have been rounded to the nearest thousand.

Results Of Operations - For The Nine Months Ended September 30, 2013 Compared To The Nine Months Ended September 30, 2012

Revenues

Revenues for the nine months ended September 30, 2013 were $34,092,000 compared to $3,182,000 for the comparable period in the prior year.  This increase of $30,910,000 was primarily attributable to the Lilien Acquisition effective March 1, 2013 and the inclusion of Lilien’s revenues of $30,360,000 and the Shoom Acquisition effective August 31, 2013 and the inclusion of Shoom’s revenues of $325,000 from the effective date of the acquisition.  Revenues of $3,407,000 related to the historical Sysorex business were essentially unchanged.  However, we expect historical Sysorex business revenues to increase in 2014 as award decisions are made in connection with several outstanding proposals and our U.S. Navy SPAWAR contract releases task orders in the fourth quarter of 2013 and first quarter of 2014, although it is not currently possible to quantify the value of the contract to Sysorex. We also expect an increase in revenue as a result of introductions to the acquired companies’ customers, along with a general increase in the number of proposal opportunities.

Costs of Revenues

Cost of revenues for the nine months ended September 30, 2013 were $25,855,000 compared to $1,730,000 for the comparable period in the prior year.  This increase of $24,125,000 was primarily attributable to the Lilien Acquisition effective March 1, 2013 and the inclusion of Lilien’s cost of revenues of $24,032,000 and the Shoom Acquisition effective August 31, 2013 and the inclusion of Shoom’s cost of revenues of $10,000 from the effective date of the acquisition.  Costs of revenues of $1,812,000 related to the historical Sysorex business were essentially unchanged.  However, we expect historical Sysorex business cost of revenues to increase during the balance of this year as award decisions are made in connection with several outstanding proposals and our U.S. Navy SPAWAR contract is expected to release a large number of task orders during the fourth quarter of 2013. The gross profit margin for the nine months ended September 30, 2013 was 24.2% compared to 45.6% for the comparable period in the prior year as the nine months ended September 30, 2013 included Lilien revenues for the months of March through September 2013 which have lower gross profit margins than the Sysorex service revenues. Lilien’s gross margin for the nine months ended September 2013 was 20.8% and Sysorex’s historical business gross margin was 46.8% for the same period.

Operating Expenses

Operating expenses for the nine months ended September 30, 2013 were $10,642,000 compared to $1,687,000 for the comparable period in the prior year.  This increase of $8,955,000 was primarily attributable to the Lilien aquisition effective March 1, 2013 and the inclusion of Lilien’s operating expenses of $6,185,000 and the Shoom acquisition effective August 31, 2013 and the inclusion of Shoom’s operating expenses of $278,000 from the effective date of the acquisition. Operating expenses related to the historical Sysorex business for the nine months ended September 30, 2013 were $4,179,000 compared to $1,687,000 for the comparable period in the prior year.  This increase of $2,492,000 consisted primarily of one-time non-recurring charges of $1,224,000 related to the acquisitions of Lilien and Shoom and consisted of legal, accounting, due diligence, and financing expenses, $618,000 of legal, accounting, professional fees and other costs related to other potential acquisitions and the S-1 filing and $523,000 of other non-cash stock based compensation that isn’t included as part of the acquisition costs.  Operating expenses will increase for reporting and compliance costs once we are a reporting company with the SEC.

Loss From Operations

Loss from operations for the nine months ended September 30, 2013 was $2,405,000 compared to $235,000 for the comparable period in the prior year.  This increase of $2,170,000 was primarily attributable to the historical Sysorex business for the nine months ended September 30, 2013 which consisted of a loss from operations of $2,492,000 which was attributable to the non-cash and one-time expenses as discussed in the preceding paragraphs.

Other Expense

Other expense consisted primarily of interest expense and derivative liabilities. Such interest expense and derivative liabilities for the nine months ended September 30, 2013 were $668,000 compared to $144,000 for the comparable period in the prior year. This increase of $524,000 was attributable to $489,000 of non-cash change in the fair value of derivative liability for warrants issued and $86,000 in fees related to the closing of a prior credit facility and the borrowings under the Bridge Bank revolving line of credit in the amount of $4,200,000.  The majority of those borrowings were used in connection with the acquisition of Lilien.

Provision for Income Taxes

The was no provision for income taxes for the nine months ended September 30, 2013 as we were in a net loss position. Deferred tax assets resulting from such losses are fully reserved as of December 31, 2012 and 2011 since, at present we have no history of taxable income and it is more likely than not that such assets will not be realized.

Net Loss Attributable To Non-Controlling Interest

Net loss attributable to non-controlling interest for the nine months ended September 30, 2013 was $104,000 compared to $47,000 for the comparable period in the prior year. This increase in net loss of $57,000 was attributable to the loss incurred at Sysorex Arabia due to the conclusion of the MODA II contract in January 2013.

Net Loss Attributable To Stockholders of Sysorex Global Holdings Corp.

Net income/loss attributable to stockholders of Sysorex Global Holdings Corp. for the nine months ended September 30, 2013 was a loss of $2,802,000 compared to $329,000 for the comparable period in the prior year.  This increase of $2,473,000 was attributable to the changes described for the various reporting captions discussed above.

Non-GAAP Financial information

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization.  Adjusted EBITDA is used by our Company’s management as the matrix in which it manages the business is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.

Adjusted EBITDA for the nine months ended September 30, 2013 was income of $649,000 compared to income of $48,000 for the comparable period in the prior year.  Overall, Adjusted EBITDA compares favorably to the net loss attributable to stockholders of Sysorex Global Holdings Corp. as described in the following paragraph.

The following table presents a reconciliation of net income/loss attributable to stockholders of Sysorex Global Holdings Corp., which is our GAAP operating performance measure, to Adjusted EBITDA for the nine months ended September 30, 2013 and 2012:

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
Adjusted EBITDA	$649,000	$48,000
Gain on settlement of obligations *	155,000
Other *		3,000
Acquisition expenses of acquisition not consummated - non recurring one time charges		(189,000)
S-1 and acquisition transaction costs - Non recurring	(618,000)
Lilien and Shoom acquisition transaction costs - non-recurring one time charges	(1,029,000)
Stock-based compensation – included in acquisition costs	(195,000)
Stock-based compensation – included in SG&A expense	(523,000)
Stock-based compensation – included in interest expense		(62,000)
Change in the fair value of derivative liability	(489,000)
Other interest expense	(179,000)	(81,000)
Depreciation and amortization	(573,000)	(48,000)
Net loss attributable to stockholders of Sysorex Global Holdings Corp.	$(2,802,000)	$(329,000)

* - Included on our statement of operations as a component of other income

We rely on Adjusted EBITDA, which is a non-GAAP financial measure:

•

To review and assess the operating performance of our Company as permitted by Accounting Standards Codification Topic 280, Segment Reporting;

•

To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

•

As a basis for allocating resources to various projects;

•

As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

•

To evaluate internally the performance of our personnel.

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss), and that by including this information we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because:

•

We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, and other non-operating expenses as well as depreciation and amortization which are non-cash expenses;

•

We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and

•

We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:

•

Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•

Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•

Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and

•

Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Sysorex Global Holdings Corp. Results Of Operations - For The Year Ended December 31, 2012 Compared To The Year Ended December 31, 2011

Revenues

Revenues for the year ended December 31, 2012 were $4,238,000 compared to $7,004,000 for the comparable period in the prior year.  This decrease of $2,766,000 was attributable to the conclusion of the MODA C4I contract in October 2011.  However, we expect revenues to increase during the balance of 2013 as award decisions are made in connection with several outstanding proposals and our U.S. Navy SPAWAR contract which was awarded in February 2013 is expected to start releasing task orders during the fourth quarter of 2013 and first quarter of 2014.

Costs of Revenues

Cost of revenues for the year ended December 31, 2012 were $2,345,000 compared to $4,312,000 for the comparable period in the prior year.  This decrease of $1,967,000 was primarily attributable to the conclusion of the MODA C4I contract in October 2011.  However, as indicated above, we expect revenues and therefore, cost of revenues to increase during the balance of this year as award decisions are made in connection with several outstanding proposals and our U.S. Navy SPAWAR contract is expected to release a significant number of task orders during the fourth quarter of 2013.  The gross profit margin for the year ended December 31, 2012 was 44.7% compared to 38.4% for the comparable period in the prior year as the Sysorex Arabia MODA C4I contract ended in 2011 and the Sysorex U.S. contracts yield higher profit margins.

Operating Expenses

Operating expenses for twelve months ended December 31, 2012 were $2,349,000 compared to $2,740,000 for the comparable period in the prior year.  This decrease of $391,000 consisted of: a) decreases of $324,000 and $186,000 in compensation and consulting expenses, respectively, related to the conclusion of the MODA C41 contract in October 2011 as discussed in the preceding paragraphs; b) an increase of $331,000 in professional and legal fees related to the pursuit of the Company acquisition strategy as discussed in the preceding sections; and c) a decrease of $218,000 in other administrative expenses attributable to general cost containment measures.  Operating expenses will increase for reporting and compliance costs once we are a reporting company with the SEC.

Loss From Operations

Loss from operations for the year ended December 31, 2012 was $455,000 compared to $48,000 for the comparable period in the prior year.  This increase of $407,000 was attributable to the decrease in gross profit of $798,000 related to the conclusion of the MODA C41 contract in October 2011, as discussed in the preceding paragraph, offset by the decrease of $391,000 in operating expenses as also discussed in the preceding paragraphs.

Other Income (Expense)

Other income (expense) for twelve months ended December 31, 2012 was an expense of $329,000, as compared to income of $79,000 for the comparable period in the prior year.  This change of $408,000 consisted of: a) a decrease of $110,000 related to a gain on settlement of a vendor liability during 2011 for which there was no comparable amount present during 2012; b) a decrease related to an additional $319,000 interest expense primarily attributable to the debt incurred by us during 2012 to finance operations; and c) an increase of $18,000 related to the change in the fair value of our derivative liability for which there was no comparable amount during 2011.

Provision for Income Taxes

There was no provision for income taxes for the year ended December 31, 2012 as we were in a net loss position.  Deferred tax assets resulting from such losses are fully reserved as of December 31, 2012 and 2011 since, at present we have no history of taxable income and it is more likely than not that such assets will not be realized.  The provision for income taxes for the year ended December 31, 2011 of $31,000 represented the income tax provision for the Saudi subsidiary computed under Saudi Arabia’s tax law.

Net Income/Loss Attributable To Non-Controlling Interest

Net income/loss attributable to non-controlling interest for the year ended December 31, 2012 was a loss of $91,000 compared to income of $36,000 for the comparable period in the prior year.  This change of $127,000 was attributable to the loss incurred at Sysorex Arabia due to the conclusion of the MODA C4I contract in October 2011.

Net Loss Attributable To Stockholders of Sysorex Global Holdings Corp.

Net income/loss attributable to stockholders of Sysorex Global Holdings Corp. for the year ended December 31, 2012 was a loss of $694,000 compared to a loss of $36,000 for the comparable period in the prior year.  This increase of $658,000 was attributable to the changes described for the various reporting captions discussed above.

Non-GAAP Financial information

Adjusted EBITDA for the year ended December 31, 2012 was income of $83,000 compared to income of $394,000 for the comparable period in the prior year.  Overall, Adjusted EBITDA compares favorably to the net loss attributable to stockholders of Sysorex Global Holdings Corp. as described in the following paragraph.

The following table presents a reconciliation of net income/loss attributable to stockholders of Sysorex Global Holdings Corp., which is our GAAP operating performance measure, to Adjusted EBITDA for the years ended December 31, 2012 and 2011:

	Year Ended	Year Ended
	2012	2011
Adjusted EBITDA	$83,000	$394,000
Non-recurring one time charges (acquisition expenses and related charges of an acquisition that was not consummated)	(236,000)	-
Stock-based compensation – included in SG&A expense	(113,000)	(395,000)
Stock-based compensation – included in interest expense	(111,000)	-
Other interest expense	(239,000)	(31,000)
Provision for income taxes	-	(31,000)
Depreciation and amortization	(99,000)	(83,000)
Gain on settlement of obligations *	-	110,000
Change in fair value of derivative liability *	18,000	-
Other *	3,000	-
Net loss attributable to stockholders of Sysorex Global Holdings Corp.	$(694,000)	$(36,000)

*   Included on our statement of operations as a component of other income

As previously indicated, even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP.

Lilien LLC and Subsidiary Results Of Operations - For The Year Ended December 31, 2012 Compared To The Year Ended December 31, 2011

Revenues

Revenues for the year ended December 31, 2012 were $40,571,000 compared to $35,026,000 for the comparable period in the prior year.  This increase of $5,545,000 was attributable to Lilien’s organic growth.  We expect this growth to continue in 2013.

Costs of Revenues

Cost of revenues for the year ended December 31, 2012 was $30,412,000 compared to $25,933,000 for the comparable period in the prior year.  This increase of $4,479,000 was primarily attributable to the growth in net sales of hardware, software and services.  As indicated above, we expect revenues and therefore, cost of revenues to increase during the balance of this year due to the expected organic growth.  The gross profit margin for the year ended December 31, 2012 was 25% compared to 26% for the comparable period in the prior year.

Operating Expenses

Operating expenses for twelve months ended December 31, 2012 were $10,718,000 compared to $9,339,000 for the comparable period in the prior year.  This increase of $1,379,000 was primarily due to the Company's continued expansion sales, increased headcount and related commission and bonus, higher spending in outside professional services, marketing, and increased variable costs associated with the overall growth of the Company's net sales.

Loss From Operations

Loss from operations for the year ended December 31, 2012 was $559,000 compared to $246,000 for the comparable period in the prior year.  This increase of $313,000 was primarily due to increased commission and bonus, increased headcount and higher spending in in professional services connected with IT infrastructure installation and configuration.

Other Income (Expense)

Other income (expense) for twelve months ended December 31, 2012 was an expense of $4,000, as compared to income of $800 for the comparable period in the prior year. This increase in expense of $4,800 is immaterial.

Provision for Income Taxes

Lilien LLC is organized as a limited liability company and, accordingly, is a “pass through” entity for federal and state income tax purposes whereby the income of Lilien LLC is taxed at the member level.  Lilien Systems operates on a break-even basis and there are no current or historical net operating losses or differences between the book and tax basis of assets, or liabilities. Consequently, no provisions for income taxes were recorded for the years ended December 31, 2012 and 2011.

Net Loss

Net Loss for the year ended December 31, 2012 was $563,000 compared to a loss of $245,000 for the comparable period in the prior year.  This increase of $318,000 was attributable to the changes described for the various reporting captions discussed above.

Liquidity And Capital Resources as of September 30, 2013 Compared With December 31, 2012

The Company’s net cash flows used in operating, investing and financing activities for the nine months ended September 30, 2013 and 2012 and certain balances as of the end of those periods are as follows:

	2013	2012
Net cash used in operating activities	$(2,606,000)	$(398,000)
Net cash provided by (used in) investing activities	1,066,000	(5,000)
Net cash provided by financing activities	5,614,000	377,000
Net change in cash	$4,074,000	$(26,000)
Cash and cash equivalents at September 30, 2013 and December 31, 2012	4,082,000	8,000
Working capital (deficit) at September 30, 2013 and December 31, 2012	$(7,114,000)	$(5,756,000)

Operating Activities:

Net cash flows related to operating activities during the nine months ended September 30, 2013 and 2012 were negative $2,606,000 and $398,000, respectively.  The net negative cash flows related to the nine months ended September 30, 2013 consisted of the following:

$(2,906,000)	Net loss before non-controlling inteterest
1,953,000	Non-cash expenses
(1,653,000)	Net change in operating assets and liabilities
$(2,606,000)	Net cash used in operating activities

The net loss of $2,906,000 consisted of:

$(1,842,000)	Expenses attributable to transaction costs of $1,224,000 directly related to the Lilien and Shoom acquisitions and $618,000 related to our ongoing acquisition related activities.
142,000

Profit attributable to the Lilien operations from March 1, 2013, the effective date of our acquisition of Lilien, through September 30, 2013. As these operating results included non-cash charges for amortization of intangible assets totaling $448,000, otherwise Lilien’s reported operating results would have been a profit of $590,000.

42,000

Profit attributable to the Shoom operations from September 1, 2013, the effective date of the acquisition, through September 30, 2013. These charges include amortization of intangibles of $44,000 otherwise Shoom’s reported operating results would have been a profit of $86,000.

(1,248,000)

Losses attributable to other Company activities primarily consisting of a non-cash charge of $489,000 for the change in the fair value of the derivative liability associated with warrants issued, and a non-cash charge of $523,000 for stock based compensation expense. All other Company activities represented a net loss of $236,000.

$(2,906,000)	Net loss

As previously discussed, Lilien is an information technology company whose operations complement and significantly expand our current base of business and enables us to provide integrated consulting and implementation solutions and services to both government and private organizations in the United States, and potentially in the Middle East and South Asia.  In that light, we expect significant increases in Lilien’s revenues, profits, and cash flows during the balance of 2013. Cash flows related to operating activities during the nine months ended September 30, 2012 were, in comparison, minimal and consisted of normal operating activities.

We also expect significant increases in the balance of our business with respect to revenues, profits, and cash flows during the balance of 2013 as the U.S. Navy SPAWAR contract (which we won in February 2013) has begun releasing task orders during the fourth quarter and we expect to win additional contracts during the balance of the year.

The non-cash expenses of $1,935,000 consisted of:

$573,000	Depreciation and amortization expenses primarily attributable to the Lilien operations which were acquired effective March 1, 2013.
719,000	Stock-based compensation expense attributable to warrants and options issued in connection with Lilien, Shoom and other Company operations.
489,000	Change in the fair value of the derivative liability associated warrants issued as discussed in the nine months ended September 2013 financial Note 19
172,000	Other
$1,953,000	Total non-cash expenses

The net source (use) of cash in the change in operating assets and liabilities aggregated ($1,653,000) and consisted primarily of changes attributable to the acquisition of Lilien effective March 1, 2013 as follows:

$(3,101,000)	Increase in accounts receivable
(1,709,000)	Increase in prepaid licenses and maintenance contracts
1,613,000	Increase in accounts payable
1,426,000	Increase in deferred revenue
118,000	Other
$(1,653,000)	Net use of cash in the changes in operating assets and liabilities

Investing Activities:

Net cash flows related to investing activities during the nine months ended September 30, 2013 and 2012 were approximately $1,066,000 and ($5,000), respectively.  The cash flows related to the nine months ended September 30, 2013 was comprised of a $3,000,000 investment in Lilien and a $1,000,000 loan to a non-related party offset by $1,112,000 in cash acquired in connection with the Lilien acquisition, $3,668,000 of cash acquired in connection with the Shoom acquisition and $290,000 from the redemption of marketable securities.  Cash flows related to investing activities during the nine months ended September 30, 2012 were minimal.

Financing Activities:

Net cash flows from financing activities during the nine months ended September 30, 2013 and 2012 were a positive approximately $5,614,000 and $377,000, respectively. The positive cash flows related to the nine months ended September 30, 2013 was comprised primarily of $5,750,000 of advances from a credit facility. Those funds were primarily utilized for the $3,000,000 investment in Lilien, $1,000,000 loan to an unrelated party, Lilien and Shoom acquisition costs of approximately $1,224,000, and $489,000 of repayments of notes, balances due under other credit arrangements and advances from related parties. Cash flows related to financing activities during the nine months ended September 30, 2012 were, in comparison, minimal and consisted of advances of approximately $432,000 from Duroob Technology, Inc. (“Duroob”). The owners and management of Duroob own slightly less than 50% of our subsidiary operating in Saudi Arabia. Therefore, Duroob made such advances to the Company to support those operations while we pursued the acquisition and expansion strategy described in the preceding paragraphs.

Liquidity And Capital Resources - General:

Our current capital resources and operating results as of and through September 30, 2013, as described in the preceding paragraphs, consist of:

1)

An overall working capital deficit of $7,114,000;

2)

Cash of $4,082,000;

3)

Marketable securities of $316,000;

4)

A revolving line of credit for up to $6,000,000 with a maturity date of March 15, 2015 of which $5,000,000 is utilized;

5)

A term loan for $750,000 with a maturity date of August 27, 2016; and

6)

Net cash used in operating activities year-to-date of $2,606,000.

We believe our total working capital deficit of $7,114,000 does not represent a severe impediment to our operations and growth when its principal components are separately identified and analyzed and the growth of our business is taken into account. The breakdown of our overall working capital deficit is as follows:

Working capital	Assets	Liabilities	Net
Cash	$4,082,000	-	$4,082,000
Marketable securities	316,000	-	316,000
Accounts receivable / accounts payable	8,775,000	7,981,000	794,000
Note receivable	1,000,000	-	1,000,000
Prepaid contracts / deferred revenue	6,584,000	7,825,000	(1,241,000)
Accrued compensation and related benefits	-	2,225,000	(2,225,000)
Notes payable		2,735,000	(2,735,000)
Revolving line of credit and current portion of term loan	-	5,333,000	(5,333,000)
Other	307,000	2,078,000	(1,771,000)
Net	$21,064,000	$28,178,000	$(7,114,000)

Accounts receivable exceeds the related accounts payable by $794,000.  We do not believe there are material collectability issues with respect to our accounts receivable.  In accordance with industry practice, payments to major vendors included in our accounts payable are normally extended until the time the collection of the related sale is received. Deferred revenue exceeds the related prepaid contracts by $1,241,000 and other liabilities exceed other assets by $1,771,000.  These deficits are expected to be funded by our anticipated cash flow from operations, as described below, over the next twelve months.  The revolving line of credit and the current portion of the term loan total $5,333,000, which we believe will not have a material adverse effect on our liquidity in the next twelve months as the principal balance is not due until March 2015, eighteen months from the current balance sheet date of September 30, 2013. Additionally, as described in the preceding paragraphs, the amount of this credit facility was increased to $6,000,000 in August 2013.

Net cash used in operating activities year-to-date of $2,606,000 consists of net cash used in operations of $953,000 (net loss of $2,906,000 less non-cash expenses of $1,953,000) and net cash used of $1,653,000 in changes in operating assets and liabilities. We expect net cash from operations during the period from September 30 to December 31, 2013 to be positive as:

1)

The historical Sysorex business is expected to strengthen as task orders for our Navy SPAWAR contract are expected to start being released in Q4 2013;

2)

The newly acquired Lilien business is historically stronger during the fourth quarter of every year because customer budgets are typically larger in those months;

3)

Lilien complements and significantly expands our current base of business and enables us to provide integrated consulting and implementation solutions and services to both government and private organizations in the United States, and potentially in the Middle East and South Asia.  In that light, we anticipate significant increases in revenues and cash flows during the balance of 2013; and

4)

We concluded the acquisition of Shoom, Inc. (“Shoom”), a company with operations compatible to both Sysorex and Lilien, effective August 31, 2013 through the issuance of shares of Sysorex common stock.  The acquisition provided us with:

a)

Positive working capital of approximately $4,163,000 which consisted almost exclusively of cash; and

b)

A business that benefits from high margins and generates approximately $1,000,000 positive cash flow on an annual basis.

Consequently, we expect that our current capital resources as of September 30, 2013, as described in the preceding paragraphs, will be sufficient to fund planned operations during the next twelve months.  We also expect that as our business expands, cash provided from operations will, over time, eliminate our working capital deficit and provide ongoing improvement in our long-term liquidity.

We have been actively pursuing equity financing to provide us with capital necessary to continue pursuing the acquisition and expansion strategy that we launched with the acquisition of Lilien in March 2013 and, if necessary, to provide working capital to our current operations.  Upon the completion of this Offering, we expect to have sufficient funds to continue this acquisition and expansion strategy.  If we are unsuccessful in raising additional capital through this Offering or obtaining alternative financing during 2013, we may have to postpone or abandon our acquisition and expansion plans.  However, if such postponement or abandonment of our acquisition and expansion plans is required, it should have a limited effect on our liquidity or the ongoing operations of Sysorex, Lilien, or Shoom as described above.

Liquidity And Capital Resources - Bridge Bank Financing Agreement

On March 15, 2013 and in connection with and concurrent with our acquisition of Lilien, Sysorex Government Services, Inc. and On March 15, 2013 and in connection with and concurrent with our acquisition of Lilien, Sysorex Government Services, Inc. and Lilien Systems, both 100%-owned subsidiaries of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 with a maturity date of March 15, 2015. Terms of this Agreement include compliance with certain debt covenants to include an asset coverage ratio of 1.4 to 1.0, a debt service coverage ratio of 1.5 to 1.0 and performance-to-plan covenants. During the quarter ended September 30, 2013 there were a few periods where the Company was in an over-advance position on the bank credit line and due to a misunderstanding of the terms some of the compliance documents were not filed timely.  The Company took corrective action and paid down the line. Subsequent to September 30, 2013 the bank waived the defaults and the Company is in compliance. The line of credit matures on March 15, 2015 and incurs interest at the greater of 5.25% or the bank’s prime rate, plus 2%.  The interest rate as of September 30, 2013 was 5.25%.

The Company and its wholly-owned subsidiary, Sysorex Federal Inc., entered into unconditional guarantees of all indebtedness under the Agreement and granted the Bank a continuing security interest in all assets of the Company and its subsidiary.  The Company and Sysorex Federal pledged to the Bank all of the capital stock of Lilien Systems, Sysorex Federal and Sysorex Government Services, respectively.  Lilien Systems and Sysorex Government Services each entered into an intercreditor subordination agreement subordinating their right of payment to the Bank.

Terms of this Agreement require all cash receipts of Sysorex Government Services, Inc. and Lilien Systems to be remitted to a lockbox for application to the balance due in connection with this Agreement.  Use of this lockbox arrangement has no noteworthy effect upon our liquidity or upon our domestic or international operations. As with any such arrangement, the Bank could limit or suspend drawdowns upon the credit facility in the event of non-compliance with the terms of the Agreement which would have a serious impact upon our liquidity and ability to operate.  However, we constantly communicate with the Bank and believe we have an excellent working relationship.  This Agreement was modified on August 29, 2013 to increase the line of credit available to us as explained below.

On March 20, 2013, the Borrowers received $4,175,000 under this Agreement.  Of that amount, $3,000,000 was paid as consideration in connection with the Lilien acquisition effective March 1, 2013.  The balance of $1,175,000 was primarily utilized for acquisition program related expenses totaling $594,000 and reduction of debt and accrued expenses totaling $467,000.  As of November 22, 2013, the principal amount outstanding under the Agreement was $4,672,590 and an additional $750,000 is outstanding under a term loan.

On August 29, 2013 the Company entered into Amendment 1 (the “Amendment”) to the Agreement dated March 15, 2013 in connection with the Company’s acquisition of Shoom.  Under the Amendment certain sections and terms of the Agreement were amended and existing defaults were waived. The Amendment waived the asset coverage ratio for April 2013 and the performance-to-plan ratio for June 30, 2013.  The Amendment includes an increase to the credit limit to $6,000,000, the asset coverage ratio was amended to be not at any time less than (i) 1.0 to 1.0, tested as at the end of each month, commencing with the month ended July 31, 2013, and (ii) 1.4 to 1.0, tested as at the end of each month, commencing with the month ending September 30, 2013 and the performance-to-plan covenant was amended to state that the combined revenues and net income are not to deviate by more than 20% or $100,000 from the projections of combined revenues and net income approved by Borrowers’ boards of directors with respect to the rolling three month period ended on the date of determination, tested as at June 30, 2013, September 30, 2013, and the end of each month thereafter, commencing with the month ending October 31, 2013.

Additionally and concurrently with the Amendment the Company entered into a term loan for $750,000 which accrues interest at the greater of 5.25% or the Bank’s prime rate plus 2% and matures on August 27, 2016.  The Company is obligated to make payments of $41,667 on the first day of each month commencing on February 1, 2014 until the loan amount is paid in full.

The Bank received (i) warrants to purchase 83,334 (166,667 pre-split) shares of Common Stock exercisable at $0.90 ($0.45 pre-split) per share in connection with the Agreement on March 20, 2013, and (ii) warrants to purchase 56,250 (112,500 pre-split) shares of Common Stock exercisable at $2.40 ($1.20 pre-split) per share in connection with the Amendment on August 29, 2013.

BUSINESS

Overview

The following organizational chart sets forth the four subsidiaries of Sysorex Global Holdings Corp. and the lines of business in which they are engaged, as described below:

Sysorex Global Holdings Corp. (“Sysorex” or the “Company”), provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States, as well as the Middle East and India. We provide a variety of IT services and/or technologies that enable customers to manage, protect and monetize their enterprise assets whether on-premise, in the Cloud, or via mobile.  Sysorex is a systems integration and consulting company and has a wide range of offerings, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services. Sysorex is currently engaged in an acquisition strategy to add cutting edge technologies and intellectual property that complement its service offerings. The targeted technologies typically include software and/or hardware products providing cyber security, and Big Data/Analytics capabilities on premise, in the Cloud or on a mobile device. Cyber security and Big Data Analytics are expected to be our primary focus going forward.

Effective March 1, 2013, the Company acquired Lilien Systems (“Lilien” and the “Lilien Acquisition”) based in Larkspur, California, an information technology company, which significantly expanded “Lilien’s Systems the Company’s operations in the fields described above. Lilien delivers right-fit information technology solutions that help organizations reach their next level of business advantage. Lilien brings unsurpassed commitment, a highly qualified and educated staff with deep technical expertise, premier technology certifications, key manufacturer partnerships, and business vision to its solutions, enterprise computing and storage, virtualization, business continuity, networking and IT business consulting.  See “Business - The Lilien Acquisition” below.

Effective August 31, 2013, the Company acquired Shoom, Inc. (“Shoom”) based in Encino, California, a leading provider of Cloud based data analytics and enterprise solutions to the media, publishing and entertainment industries. Shoom provides Shoom specializes in providing comprehensive and integrated Internet/intranet based information services and electronic delivery systems to its expanding client base around the world. Shoom liberates publishers and advertisers from cumbersome legacy and hard-copy systems with software as a service (SaaS) products including eTearSheets, eInvoice, Ad Delivery and ePaper electronic publication solutions while generating critical data analytics for its customers. The acquisition represents another milestone for the Company, which validates our strategy of acquiring a portfolio of complementary IP/Technology based companies. Shoom expands Sysorex’s depth of enterprise service offerings with powerful Cloud–based solutions. Shoom's customers can now take advantage of Lilien's Big Data expertise and advanced analytics, while Sysorex and Lilien will leverage Shoom's talent pool of expert Cloud solution engineers. Based on Management’s due diligence investigation of Shoom, the Company expects Shoom to generate approximately $4 million in revenues with a retention rate of approximately 90% (during the last five years), and 25% net income in 2014 and a 10% annual growth rate thereafter exclusive of the benefits of leveraging synergies with Sysorex.

On August 30, 2013, the Company entered into a non-binding Letter of Interest to acquire 100% of the capital stock of AirPatrol Coeporation, a company in the cyber-security space with leading-edge solutions and proprietary intellectual property.  AirPatrol develops device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF networks. The company has two product lines. The first is a mobile security platform that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and then can modify device apps and/or features — either directly or via leading third party mobile device, application and network management tools. The company’s other product is a commercial platform for enabling location and/or context-based services and information delivery to mobile devices based on zones as small as 10 feet or as long as a square mile. Based on unaudited financial information given to Management by AirPatrol during due diligence investigation of AirPatrol, AirPatrol is expected to generate in excess of $10 million in revenue with approximately 30% net income in 2014 with a 50% growth rate expected for at least 2015, although no assurance can be given prior to completion of the pending acquisition. These numbers are projections for which they believe they have a reasonable basis, however, there is no guarantee they will meet these financial targets. AirPatrol’s customer base is heavily government based and could be effected by government delays and shut downs. The Company expects to sign a definitive purchase agreement and file audited financial statements of AirPatrol prior to the effective date of this prospectus. This acquisition is subject to obtaining financing from this Offering, or otherwise, completion of due diligence to the Company’s satisfaction, negotiation and execution of a definitive purchase agreement, employment agreements and non-competition agreements, audited financial statements of Target and customary closing conditions, none of which can be assured.  The Company has allocated approximately $10.5 million of the proceeds of this Offering for this acquisition.    See “Use of Proceeds” and Business - Pending Letter of Interest.”

Management intends to accelerate introduction of the acquired technology and products of Lilien and Shoom, as well as any future acquisitions, by offering them through its U.S. Federal government contracts by adding their solutions and services to its GSA schedule and other relevant contract vehicles where Sysorex is the prime contractor. Sysorex expects to leverage Lilien’s sales force and customer base with any future acquisition as and when appropriate.

Corporate Strategy

Sysorex management has a mergers and acquisitions strategy to acquire companies and innovative technologies servicing the multi-billion dollar IT services industry.  We have targeted services and technology/IP based companies since they add significant value to the Company and allow us to command a higher sales price should there be a sale or a spinoff. Sysorex plans to facilitate and manage cross-selling opportunities among the companies and provide shared corporate services to create efficiencies and be cost effective. We are seeking opportunities with the following profiles:

•

Innovative and commercially proven technologies primarily in cyber-security, business intelligence/analytics, Big Data services, Cloud and mobile/BYOD.

•

Commercial and government IT service companies which have an established customer base and are seeking growth capital to expand their capabilities, product offerings and substantially increase their revenues and operating profits.

•

Companies with profitable, proven technologies that are complementary to the Company’s overall strategy. We are looking at companies primarily in the United States.  However, we may expand in our existing markets (e.g., Middle East) and into other geographies such as India and Europe, if there are significant strategic and financial reasons to do so.

An important element of our mergers and acquisitions strategy is to acquire companies with complementary capabilities/technologies and an established customer base in each of the above categories.  We believe that the customer base of each potential acquisition will present an opportunity to cross-sell solutions to the customer base of other acquired companies. For example, when we acquire a company that primarily specializes in BYOD cyber security, we will be in position to market this solution to both Sysorex’s public sector government clients and Lilien’s private sector clients.

Another important criteria is an acquisition candidate’s contract backlog. This is one of the most important benefits of having public sector clients. These customers provide very large multi-year contracts that can provide secure revenue visibility typically for three to five years.  Based on Management’s experience, we understand government contracting very well and have built a core competency in bidding on government requests for proposals (RFPs).  We are actively seeking companies that have built a backlog with various government agencies that can complement Sysorex’s existing contracts.

We intend to acquire innovative technologies and established, reputable IT services companies, using restricted common stock, cash and debt financing in combinations appropriate for each potential acquisition.

Industry Overview

Worldwide, companies and organizations are expected to spend a combined $3.8 trillion on hardware, software, IT services and telecommunications in 2013 with approximately 3.9% growth rate over the next five years (Source: Gartner, Inc.  March 28, 2013 press release).  The automatic sequestration that has mandated sudden cuts in United States government spending and budget impasse have offset anticipated gains. Although European economies appear less volatile, intermittent sovereign debt issues (e.g., Cyprus) have also served to reduce the level of IT spending (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $3.8 Trillion,” by Arik Hesseldahl, March 28, 2013).

The U.S. Government spends approximately $80 billion in IT annually and this level of spending is expected to continue at a 3% compound annual growth rate (CAGR), compared with 6% historically in the first decade of the 21st Century (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). Security of all forms, especially cyber-security,  are significant growth areas, and Sysorex intends to increase its role in this sector (based on: Market Research Media - U.S. Federal Cyber-Security Market Forecast 2013-2018 dated April 12, 2013). The focus is on deployment of technologies that proved their worth in the private sector. The technology segments like business intelligence, cloud computing, eDiscovery, GIS and geospatial, non-relational database management systems, smart grid, SOA, unified communications and virtualization are expected to have double digit growth in the period 2013 – 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018). The total annual U.S. Federal IT market is expected to surpass $93 billion by 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018).

The Company’s headquarters offices are located at 3375 Scott Boulevard, Suite 440, Santa Clara, California 95054.  Our telephone number is (408) 702-2167.  The Company’s subsidiaries maintain offices in Herndon, VA, Larkspur CA, and Riyadh, Saudi Arabia.

Corporate Structure

Sysorex has four operating subsidiaries:  Sysorex Federal, Inc. (100% ownership) and its wholly owned subsidiary Sysorex Government Services, Inc. based in Herndon, Virginia, which focuses on the U.S. Federal Government market; Lilien Systems (100% ownership) based in Larkspur, California; Shoom, Inc. (100% ownership) based in Encino, California, and Sysorex Arabia LLC (50.2% ownership) based in Riyadh, Saudi Arabia.

Mr. Nadir Ali is the Chief Executive Officer (“CEO”) of Sysorex and the four Sysorex subsidiaries. Geoffrey Lilien is the CEO of Lilien Systems and William Freschi is the CEO of Shoom.  Future acquisitions may be operated as separate business units or merged into one of the existing subsidiaries depending on its business focus.

Although the subsidiaries operate independently, they work in concert to cross sell and leverage each other’s capabilities, technologies and customer base. Sysorex provides shared corporate services across the entities. We believe that the implementation and execution of our corporate strategy will benefit our shareholders and attract investors.

Corporate History

The Company was formed in Nevada in April 1999, under the name Liquidation Bid, Inc.  It changed its name to Softlead, Inc. on September 9, 2003.

On March 2, 2011 by a majority vote of shareholders a special meeting, the Company elected to change its name to Sysorex Global Holdings, Corp.; effect a 1 for 20 reverse split of its stock; and acquired the Sysorex operational businesses. On June 2, 2011, the Company affected a 1 for 20 reverse split and changed its name to Sysorex Global Holdings Corp.

On July 29, 2011, the Company acquired all of the stock of the U.S. Federal Government business of Sysorex (Sysorex Federal, Inc. and its subsidiary Sysorex Government Services, Inc.) and 50.2% of the stock of the operating unit of Sysorex engaged in Saudi Arabian Government contracts (Sysorex Arabia, LLC). The acquisition was based on a share exchange, with Sysorex shareholders being issued 14,600,000 restricted common shares of the Company in exchange for stock of the three operating entities.

The Company recapitalized itself by amending its Articles of Incorporation on August 3, 2011 and increased its authorized common stock to 30,000,000 common shares, with a par value $0.001 per share. On September 1, 2011, the Board of Directors and the majority shareholders authorized the increase of the authorized shares from 30,000,000 to 40,000,000; however, the filing of the Amendment to the Articles of Incorporation was not filed with the State of Nevada until April, 2012.

Effective March 20, 2013, the Company completed the acquisition of the assets of Lilien LLC and 100% of the stock of Lilien Systems in exchange for $3,000,000 cash and 6,000,000 shares of common stock.

Effective August 31, 2013, the Company completed the acquisition of 100% of the stock of Shoom Inc. in exchange for 2,761,997 shares of Common Stock and $2,500,000 in cash.

Sysorex Products and Services

Sysorex’s focus is largely on services and related solutions; its solutions are primarily software and select high-end hardware products required for our contracts. Sysorex services cover a full range of systems integration, cyber-security, Business Intelligence (BI)/Analytics, mobile/bring your own device (BYOD) and custom application development services as described in the table below. Sysorex also assists customers with:

•

assessment of available solutions;

•

strategy to apply these solutions to existing processes;

•

road-map for streamlining processes to take advantage of new technologies;

•

management and implementation resources to deliver a solution; and

•

maintenance, training and support of solutions.

Project/Program Management and Independent Validation & Verification

Sysorex provides life-cycle comprehensive project and program management services, reorganization/cost-cutting strategies IV&V services and training. Recent projects include C41SR system implementation to fiber network roll-out.

Custom Application Development and Enterprise Architecture Design

Providing technology consulting (architecture; platform; technology) and outsourced product design; SOA development; enhancement; testing for enterprise, mobile, etc.; On-site, off-site, off-shore or a combination.

Green Data Center Design and Operations & Facilities Management	Providing full service infrastructure management and managed services on-site or remotely; design, build, operate and manage data centers using green methodologies and solutions.
Security (Cyber/Network, Physical, Information), Critical Infrastructure Protection

Designing and implementing solutions that integrate physical (surveillance/access control) to cyber security; information assurance, designing and implementing security policies and re-designing business processes; secure information sharing and collaboration solutions.

Business Intelligence/Analytics	Business intelligence and analytics in real-time using semantic ontologies and other methodologies; predictive analytics; forensics; and decision support systems.

Sysorex Government Services Contracts

Sysorex Government Services, Inc. enters into various types of contracts with our customers, such as Indefinite Delivery Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-materials (T&M).

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified LOE for a stated time period.  A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contract will be issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contract will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

T&M contract provides for acquiring supplies or services on the basis of (1) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (2) actual cost for materials.   A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

Lilien Systems Products and Services

On March 20, 2013, Sysorex Global Holdings, Corp., acquired substantially all of the assets and liabilities of Lilien, LLC and 100% of the stock of Lilien Systems, a California corporation, with an effective date of March 1, 2013. Founded in 2004, Lilien Systems based in Larkspur, California, had approximately $42 million in revenues in 2012. Lilien Systems currently serves approximately 700 commercial businesses in California, Oregon, Washington and Hawaii with its approximately 50 employees as of December 31, 2012.

Lilien delivers right-fit information technology solutions that help organizations reach their next level of business advantage. Lilien brings technical expertise and business vision to its solutions – enterprise computing and storage, virtualization, business continuity, networking and IT business consulting.

Lilien has received a variety of industry awards.  CRN recently recognized Lilien as one of the 50 fastest-growing VARs in the nation over the last three years.    For 2009, Lilien was named Top Partner for HP Storage Sales in a nationwide field by Avnet, the largest distributor of technology products in the U.S.  The year before, Lilien was honored with Avnet’s Innovation Award and CRN’s Best Partnership Award, for our collaboration with HP on delivering customer value.  Since 2006, Lilien has been included in CRN’s annual VAR500 (top 500 VARs in the U.S.).

Lilien is a full-service solutions integrator, effecting sales of hardware and software for enterprise infrastructure solutions.   Lilien’s core practice areas include:

•

Big Data – mining terabytes of data from disparate sources in real time

•

Advanced analytics

•

Secure wireless networking

•

Enterprise IT as a service

•

Converged infrastructure

Lilien enjoys a leadership position among solution providers in the Western United States.  Lilien holds premier partner status with many of its Technology Partners as a result of its commitment to solution training, its business orientation and its performance.  In addition, Lilien is regularly recognized by the industry as a top Solution Integrator/VAR and was recently named to CRN’s inaugural Tech Elite 250 which recognizes the top IT organizations in the U.S.

The Lilien Acquisition

The purchase price for Lilien, under the Asset Purchase and Merger Agreement (the “APMA”), effective March 1, 2013 was $9,000,000.  This consisted of the payment of $3,000,000 of cash and the issuance of 3,000,000 shares of restricted common stock of Sysorex deemed to have a fair value of $6,000,000, or $2.00 per share to the members of Lilien, LLC (the “Former Lilien Members”) in exchange for all of the outstanding capital stock of Lilien Systems, Inc.  The cash consideration of $3,000,000 was obtained by the Company under a credit facility entered into for the purpose of completing the acquisition.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All of the Company’s 3,000,000 shares issued in the Lilien Systems Acquisition (collectively, the “Company Shares”) are subject to Lock-up/Leak-out and Guaranty Agreements. All of the Lilien Systems, Inc. stockholders, including Geoffrey Lilien, who continued as CEO of Lilien, Bret Osborn, President of Lilien and Dhruv Gulati, EVP of Lilien (the “Lilien Stockholders”) cannot sell any of their Company Shares for a six-month period beginning on the effective date of this Offering.  In addition, Geoffrey Lilien can sell up to $1,000,000 in shares in this Offering. The Company contingently guaranteed (the “Guaranty”) to the Former Lilien Members the net sales price of $2.00 per share (as adusted) for a two year period following the closing, provided the Lilien Stockholders are in compliance with the terms and conditions of the lock-up agreement.  At the end of the two year Guaranty period the Former Lilien Members shall have an option to put all, but not less than all, of their unsold Sysorex shares to Sysorex, for the price of $2.00 per unsold share.  Notwithstanding the foregoing, in the event the gross profit for calendar 2013 and 2014, attributable to the Lilien business is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced.

Under the APMA, the Former Lilien Members were entitled to any excess cash above $1,000,000, provided both Lilien’s net worth immediately preceding the closing was greater than $1,000,000 and its net worth less excess cash of at least $1,000,000 was greater than $1,000,000.  As a result of a post-closing adjustment, Lilien’s net worth was less than $1,000,000 and the former Lilien Members refunded $153,000 to the Company, subject to further adjustment.

Upon the completion of the Lilien Acquisition, Geoffrey Lilien, Bret Osborn and Dhruv Gulatui were elected to the Company’s then existing Board of Directors of three persons.  Sysorex and Lilien agreed to mutually elect an independent seventh director, who has not yet been elected.  Sysorex also agreed to nominate Lilien’s three representatives for re-election for two successive annual shareholder meetings except in the event the Company’s securities are listed on a national securities exchange. See “Management - Board of Directors.”

Shoom Products and Services

On September 6, 2013, Sysorex Global Holdings Corp. completed the acquisition, effective August 31, 2013, of substantially all of the assets and liabilities of Shoom, Inc.  Shoom was founded in 1998 and is based in Encino, California. Management believes based on its knowledge of the industry that Shoom is a leading provider of cloud based data analytics and enterprise solutions to the media, publishing and entertainment industries with over 700 active publications in North America. Shoom specializes in providing comprehensive and integrated Internet/intranet based information services and electronic delivery systems to its expanding client base around the world.  Shoom liberates publishers and advertisers from cumbersome legacy and hard-copy systems with software as a service (SaaS) products including eTearSheets, eInvoice, Ad Delivery and ePaper electronic publication solutions while generating critical data analytics for its customers. Shoom’s software-as-a-service contracts are typically performed for periods of one or more years and Shoom has a high customer retention rate. Shoom offers eSolutions including eTearsheets, invoicing, CRM, and other products and services to 750 newspapers in the cloud. Cloud or SaaS based analytics is a growing market that Sysorex intends to pursue beyond the media vertical that Shoom is in today. According to industry sources, cloud based business analytics and business intelligence is expected to grow from $5.2 billion in 2013 to $16.52 billion in 2018 a 25.8% CAGR (source: PRWeb Article - Cloud Analytics Market is Growing at an Estimated CAGR of 25.8% & to Reach $16.52 Billion by 2018 - New Report by MarketsandMarkets April 2, 2013.)  Shoom has been in business for over 10 years and providing its cloud solutions for over 4 years. The acquisition validates Sysorex’s strategy of acquiring (see prior comments) a portfolio of complementary IP/Technology based companies. Shoom expands Sysorex’s depth of enterprise service offerings with powerful Cloud–based solutions.  Shoom's customers can now take advantage of Lilien's Big Data expertise and advanced analytics; Sysorex and Lilien plan to leverage Shoom's talent pool of expert Cloud solution engineers. Based on Management’s due diligence investigation of Shoom, the Company expects Shoom to generate approximately $4 million in revenues with a retention rate of approximately 90% (during the last five years) and 25% net income in 2014 and a 10% annual growth rate thereafter exclusive of the benefits of leveraging synergies with Sysorex.  As of October 1, 2013, Shoom has 20 employees and is located at 6345 Balboa Blvd., Suite 247, Encino, CA 91316.

The Shoom Acquisition

Pursuant to an Agreement and Plan of Merger dated as of August 31, 2013, a wholly-owned subsidiary of Sysorex was merged with and into Shoom which continued its existence as a California wholly-owned subsidiary of Sysorex.  Sysorex issued approximately 1,381,000 shares of its common stock to the former shareholders of Shoom, plus their pro rata share of $2,500,000 cash consideration, subject to adjustment based on the Net Worth (as defined in the Agreement of Plan and Merger) of Shoom as of August 31, 2013 compared with $6,038,020, the net worth of Shoom on July 31, 2013.  Of this amount, approximately 250,000 shares of Sysorex common stock, plus approximately $500,000 of the cash consideration is being held in escrow for the benefit of the former Shoom stockholders, pro rata, for one year based on any claim for indemnification, other than tax matters for which there is a seven-year escrow.  All of the Company’s 1,381,000 shares issued in the Shoom Acquisition are restricted and subject to lock-up agreements during which they cannot sell any shares for a six-month period beginning on the effective date of this Offering.  In addition, the Company issued stock options to Shoom employees to purchase an aggregate of 100,000 shares of Sysorex common stock.  William Freschi (CEO/CFO), Dan Cole (President/COO), Michael Lynch (Executive VP/GM) and Sharon Ryoji (Senior VP Customer Services) each entered into employment agreements with Shoom upon the completion of the acquisition.

Pending Letter of Interest - AirPatrol Corporation

On August 30, 2013, the Company entered into a non-binding Letter of Interest to acquire 100% of the capital stock of AirPatrol Corporation (“AirPatrol), a company in the mobile cyber-security and location-based services (LBS) space with leading-edge solutions and proprietary intellectual property.  AirPatrol develops indoor device locationing, monitoring and management technologies for mobile devices operating on WiFi, cellular and wideband RF networks. AirPatrol has two product lines. The first is a mobile security platform that locates devices operating within a monitored area, determines their compliance with network security policies for that zone, and then can trigger policy modification of device apps and/or features — either directly or via leading third party mobile device, application and network management tools. AirPatrol’s other product is a commercial platform for enabling location and/or context-based services and information delivery to mobile devices based on zones as small as 10 feet or as large as a square mile. The monitored areas may include a building, a campus, a mall, and outdoor regions like a downtown.  Unlike other mobile locationing technologies, AirPatrol technologies use passive sensors that work over both cellular and WiFi networks and offer device locationing and zone-based app and information delivery accurate to within 10 feet -- three to five times more precise than the industry standard. Additionally, unlike geo-fencing systems, AirPatrol technologies are capable of simultaneously enabling different policies and delivering different apps or information to multiple devices within the same zone based on contexts such as the type of device, the device user and time of day.

AirPatrol’s products and technologies deliver solutions to address an exploding global location-based mobile security and services (LBS) market currently estimated to be more than $12 billion in 2014, growing at a fast rate (Jupiter Research, 2013). AirPatrol has 15 patents currently pending in the areas of context-aware policy management, RF detection, cellular monitoring, end node network applications for mobile devices and related technologies.  Customers for the security platforms are big box retailers, healthcare facilities, property managers (malls, shopping centers, etc.), hotels and resorts, gaming operators and government agencies. This platform requires no app installation for anonymous collection of behavioral data such as traffic flow, entry and exit patterns, length of stay and other business intelligence and analytics functions. It also serves as a location-based services, sales and marketing system. In these cases, the security platform connects to third party apps on a user’s mobile device that provide functions such as location-based offers, discounts and suggestive selling, VIP service functions (for hotels, resorts, casinos, etc.), and location-based information delivery such as mobile-based guided tours of historic sites, points of interest and museums, shopping center maps, building floor plans and so on.

Based on unaudited financial information given to management by AirPatrol during Management’s due diligence investigation of AirPatrol, AirPatrol is expected to generate in excess of $10 million in revenue with approximately 30% net income in 2014 with a 50% growth rate expected for at least 2015, although no assurance can be given prior to completion of this Offering and the pending acquisition. These numbers are projections for which they believe they have a reasonable basis, however, there is no guarantee they will meet these financial targets. AirPatrol’s customer base is heavily government based and could be effected by government delays and shut downs. The Company expects to sign a definitive purchase agreement prior to the effective date of this prospectus and include audited financial statements of AirPatrol in the final prospectus.  However, completion of this acquisition is subject to obtaining financing from this Offering, or otherwise, and customary closing conditions, none of which can be assured. The Company has allocated approximately $10.5 million of the proceeds of this Offering for this acquisition.  In addition, it is expected the Company will issue 2 million (4 million pre-split) shares to the AirPatrol stockholders, subject to negotiation, as well as an earnout component to be paid to AirPatrol that will be finalized through the due diligence and definitive purchase agreement negotiations.  See “Use of Proceeds.”

AirPatrol granted the Company a 60 day right of exclusivity through December 15, 2013, unless extended to complete the acquisition.  If AirPatrol breaches the Company’s exclusivity right it must pay the Company a break-up fee of $250,000.  Similarly, if the Company refuses to complete the acquisition without Good Reason (as defined) then any amount AirPatrol owes the Company shall be reduced by $250,000.  “Good Reason” means a material breach of the LOI or a subsequent definitive purchase agreement with the Company by AirPatrol, a material misrepresentation by AirPatrol or any of its representatives at any time (including inaccuracies in the materials provided by AirPatrol prior to the LOI), the discovery during due diligence of a material liability affecting AirPatrol which had not been disclosed to the Company prior to the entry into the LOI, or the commencement of a material lawsuit against AirPatrol or its business after the entry into the LOI (including, but not limited to, the loss of a major client or supplier), the discovery that one of AirPatrol’s material contracts will not be assignable as a result of the transactions contemplated by the LOI, the commencement of a material lawsuit against AirPatrol or notice that such a lawsuit is reasonably imminent, or any governmental investigation into or actions against AirPatrol.

In addition, pursuant to a Loan Agreement dated as of August 30, 2012, the Company loaned AirPatrol $1 million evidenced by a secured promissory note due March 1, 2014.  The Note bears interest at 8% per annum secured by all assets of AirPatrol.  The Note shall accelerate and be due and payable if the proposed acquisition is terminated for any reason before March 1, 2014.

Market Size

Worldwide, companies and organizations are expected to spend a combined $3.8 trillion on hardware, software, IT services and telecommunications in 2013 (Source: Gartner, Inc. March 2013 Forecast.) That is $100 billion higher than the last forecast it made in October 2012.

The current budget impasse and automatic sequestration that has mandated severe cuts in government spending has cast a pall over everything related to the global economy, including IT spending.  Although European economies appear less volatile, intermittent sovereign debt issues (e.g., Cyprus) have also served to reduce the level of IT spending.  (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 trillion,” by Arik Hesseldahl, March 28, 2013).

Spending on devices — smartphones, tablets and printers — has grown rapidly, and is expected to continue to grow according to Gartner Inc.  Last year, spending on devices was $665 billion globally, and is expected to reach $718 billion this year, or 8 percent more (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

Spending on enterprise software is running a close second, and is expected to grow this year by more than 6 percent to $297 billion. In this sector, a slowdown in IT operations management software is being offset by growth in spending on database management systems (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

IT services and data center systems are also expected to grow this year, but a bit more slowly than in the previous forecast. Spending is coming down in the near-term on external storage and in Europe. IT services are subject to intense price competition and redirection of budgets away from new consulting projects (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

The slowest-growing segment according to Gartner, Inc. is expected to be telecom services, which declined last year. Gartner, Inc. has stated that one television sector will generate approximately $1.7 trillion in revenue, up about 2 percent from last year. Declines in spending on voice are being offset by mobile data (Source: All Things D Article, “Gartner Raises 2013 IT Spending Forecasts to $318 Trillion,” by Arik Hesseldahl, March 28, 2013).

Government IT Services and Solutions Market

The U.S. government spends approximately $80 billion on IT annually.  This spending is expected to continue at a 3% growth rate vs. 6% historically because of the sequester.  (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.) Security of all forms, especially cyber-security, are significant growth areas (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018 and Sysorex intends to increase its role in this sector.  Sysorex Government Services, Inc. (“SGS”) is servicing U.S. Government customers in both civilian and defense agencies. SGS provides a variety of IT Solutions and services through its various government contract vehicles including our GSA Schedule, SPAWAR, TEIS-III, SITE, and others. SGS serves as a prime and subcontractor depending on the contract. SGS is also well positioned to win Foreign Military Sales (FMS) contracts leveraging the Sysorex Group presence overseas.

With a cumulative market valued at $518 billion (2013–2018), the U.S. Federal IT market is expected to grow steadily – at about 3% CAGR over the period 2013–2018. The projected growth rate of 3% is less than the historical average 6% in the first decade of 21st century, reflecting not only the struggling economy and budget pressures, but also confidence in better performing government IT machine at lower costs. (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018).

Our focus is on deployment of technologies with proven worth in the private sector. Technology segments like business intelligence, cloud computing, eDiscovery, GIS and geospatial, non-relational database management systems, Smart Grid, SOA, unified communications and virtualization are expected to experience double digit growth in the period from 2013 to 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.). Total annual U.S. Federal IT market is expected to surpass $93 billion by 2018 (Source: Market Research Media - U.S. Federal IT Market Forecast 2013-2018.)

Despite sequestration, the U.S. government is still expanding its cyber security force.  (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018.).  In our opinion, the Government IT market is expected to continue to grow under the Obama Administration as funds shift from Defense to Civilian Agencies and the Government tries to create jobs and opportunities for businesses like Sysorex.  Many Government agencies continue to struggle with:

•

Standalone applications/technology silos

•

Interoperability issues

•

Information sharing challenges

•

Cyber-security challenges

•

A critical lack of internal IT skills and resources

•

Fast evolving technology is making it difficult for government employees to stay current

•

Government is outsourcing civilian positions under the A-76 Rule

•

Government cannot successfully attract and maintain required technical staff for critical systems development

•

The on-going war on terrorism, Iraq and Afghanistan and homeland security requirements has forced the Government to expedite critical system deployments. This is expected to continue despite the focused shift to civilian agencies

•

The larger established integrators often move too slowly, miss many smaller critical pilot opportunities and have rigid structures that inhibit innovation.

Sysorex expects to provide a variety of systems integration services to many Government agencies. Many of our target clients have specialized systems that need to be modernized, integrated or connected to the Cloud, all with proper security infrastructure and resulting in efficiencies. Government customers are also looking to create more efficient systems to deploy green IT pursuant to Government guidelines. This could be LEED certification by “greening” federal buildings or simply improving energy utilization from large complex systems by using cutting edge IT and alternative energy technologies.

Cyber Security:

“Federal agencies have spent more on cyber security than the entire GDP of North Korea, who some have speculated is to be involved with some of this cyber-attacks,” said Senator Thomas. L. Carper. “The issue of Cyber Warfare is not science fiction anymore. It’s reality” (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018 .)

The short- to long-term federal cyber security investments is expected to be driven by:

•

an ever-increasing number and severity of cyber-attacks,

•

dramatic expansion in computer interconnectivity and the exponential increase in the data flows and computing power of the government networks;

•

perception of the U.S. adversaries that the United States is dependent on information technology and that this dependency constitutes an exploitable weakness; and

•

developments in the existing cyber security approaches and technologies and emergence of new technologies and approaches.

With a cumulative market valued at $65.5 billion (2013–2018), the U.S. Federal Cyber security market is expected to grow steadily–at about 6.2% CAGR over the next six years (Source: Market Research Media - U.S. Federal Cyber Security Market Forecast 2013-2018).

Cloud Services:

Spending on public Cloud services is expected to increase 20 percent, to $109 billion, from $91 billion in 2011. By 2016, Gartner said, this expenditure could nearly double, to $207 billion (Source: Gartner, Inc. March 2013 Forecast Press Release dated July 9, 2012 “Gartner Says Worldwide IT Spending on Pace to Surpass $3.6 billion in”.)

Big Data/Analytics:

The volume, velocity and variety of big data can be overwhelming to IT organizations and their leaders. Gartner predicts that by 2015, Big Data demand will reach 4.4 million jobs. While this provides many opportunities to collect, manage and deploy data, we believe that a well thought out strategy is needed.  According to a recent Gartner Survey (“Predicts 2013: Information Innovation” and published in “Invest in Information and Analytics to Benefit from Big Data” document dated March 8, 2013), 42% of respondents stated they had invested in Big Data technology or were planning to do so within a year.

Gartner predicts that by 2015, 20% of Global 1000 organizations will have established a strategic focus on information infrastructure equal to that of application management. This is one of five Gartner predictions about Big Data and information infrastructure discussed in “Predicts 2013: Big Data and Information Infrastructure;” a November 30, 2012 report that describes in detail how the big data phenomenon will affect organizations, resources and information infrastructure.

“Big Data Adoption in the Logical Data Warehouse” by Gartner dated February 7, 2013, reports on the results of a Gartner study about Big Data. For example, over 40% of all organizations plan on using the data warehouse and data integration practices.

Mobile/BYOD:

The mobile software and services capabilities are a market that is predicted by McKinsey & Co. to reach $130 billion in revenue by 2015 (Source: Article from FierceMobileIT dated, November 9, 2012 http://news.enterprisemobilitytoday.com/articles/share/54230/.) According to Forrester Research statistics provided by IBM, mobile spending is predicted to reach $1.3 trillion by 2016. In addition, there are expected to be 200 million employees bringing their mobile devices to work by 2016. (Source: Article from FierceMobileIT dated, November 9, 2012 - http://news.enterprisemobilitytoday.com/articles/share/54230/).

Sales and Marketing

Sysorex has built a core competency in bidding on government RFPs. It utilizes its internal bid and proposal team as well as consultants to prepare the proposal responses for Government clients. Sysorex also uses business development, sales and account management employees or consultants and expects to increase these departments as the Company grows.

Lilien Systems utilizes direct marketing through approximately 20 outside and inside sales representatives, who are compensated with a base salary and commission, and relationships with customers and channel partners to generate new projects.  Lilien Systems also maintains the following web site: www.lilien.com.

Shoom has a sales force of two outside sales representatives and a VP of Sales and VP of Customer Service, who are compensated with a base salary and commission.  Shoom maintains the following Web site:  www.shoom.com.

Customers

Sysorex

In the United States, Sysorex has already re-established itself with a variety of Government contracts and subcontracts serving the U. S. Army, FAA, DHS, Army Corps of Engineers, U.S. Navy, Department of Defense, Department of Health and Human Services and others. Sysorex is currently providing services, solutions or training to the following customers and holds a variety of contracts (either as a prime or subprime contractor):

•

U.S. GSA Schedule 70 (prime contractor)

•

U.S. Navy SPAWAR BFS Pillar (prime contractor)

•

GSA Alliant (subcontractor to CSC)

•

DIA - SITE– (subcontractor to Lockheed Martin)

•

Department of Treasury – TIPPS 4 (subcontractor to VIP)

•

U.S. Army Rock Island Arsenal (prime contractor)

•

FAA e-FAST (subcontractor to HiTec Systems)

•

U.S. Army – ITES-2 (subcontractor to NCI & ManTech)

•

DoD– Encore II  (subcontractor to Lockheed Martin & ManTech)

•

BOSS-U – (subcontractor to Northrop Grumman)

•

Saudi War College (Foreign Military Sales Project, subcontractor to SAIC)

•

DoD - PORTICO Program – (subcontractor to Lockheed Martin)

•

TEIS III – (subcontractor to General Dynamics)

Our relationships with our prime contractors (when we act as a subcontractor) and our subcontractors (when we act as a prime contractor) are based on Non-Disclosure Agreements, Teaming Agreements and Subcontracts, Delivery, Task and Purchase Orders which include the agreed upon general terms and conditions between the prime contractor and subcontractor.  In addition, these agreements are governed by the Government issued prime contract which prescribes the rights and responsibilities of the prime contractor and subcontractor(s).  The rights and responsibilities at the solicitation and contract level are further described by the Federal Acquisition Regulations (FAR) and Defense Federal Acquisition Regulations Supplement (DFARS); these clauses are incorporated in the prime contract and passed along in the subcontract(s) as Government Flow-Down clauses. The FAR is the principal set of rules in the Federal Acquisition Regulation System. This system consists of sets of regulations issued by agencies of the federal government of the United States to govern what is called the “acquisition process”; this is the process through which the government purchases (“acquires”) goods and services. That process consists of three phases: (1) need recognition and acquisition planning, (2) contract formation, and (3) contract administration.   The DFARS are a supplement to the FAR that provides Department of Defense (DoD) specific acquisition regulations.  The Office of the Under Secretary of Defense for Acquisition Technology and Logistics maintains the Defense Procurement and Acquisition Policy.

Lilien Systems

Lilien Systems’ key customers in 2012 were BioRad, Healthnet, Gilead Sciences, E&J Gallo, Boswell, Hawaiian Electric Company and several other commercial customers and several state, local and educational agencies including City of Kirkland and City of Oakland.

Shoom

Shoom’s key customers in the Media, Publishing and Entertainment industries include Gannett, Hearst Corporation, Media General, USA Today, MediaOne, Dow Jones Local Media Group, Gate House Media and others.

Competition

Sysorex

The market-space for those providing IT solutions and services is competitive throughout the world. However, the Government sector is less competitive as fewer companies understand how to successfully penetrate the Government tendering process.  The management of Sysorex has 30 plus years of experience in this area and knows how to compete against the smallest to the largest players. In the past, our predecessor Sysorex went head to head with companies such as EDS, Micron, IBM, and Accenture on large government projects and was able to compete effectively. We are seeking to do the same going forward.

Competition comes in a variety of forms in today’s global economy. There are large systems integrators and defense contractors as well as small businesses, 8a, Women-owned, Veteran Disabled, Alaskan Native, etc. Some of these players include global defense & IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.  Sysorex expects to also face new competitors as it makes acquisitions in its target areas of cyber-security, Big Data, Cloud services and mobile/BYOD; etc. We believe these will range from services companies to companies with products and technologies.

Traditional consulting firm potential competitors include: KPMG, Accenture, Ernst & Young

Medium/small business potential competitors include: Starry Associates, Eyak Technologies, Hi-Tec Systems, Inc., CACI, Apptis and Cylab.

Indian IT service firm potential competitors include: Wipro, TCS, Infosys, HC and Polaris

Middle East IT service firms potential competitors include: Jeraisy Group, Ebttikaar, Ejada, ACS and NATCOM

This complex landscape of domestic and multi-national services companies creates a challenging environment, however, Sysorex has a successful history and brand that it believes it can leverage. Our strategy is to be a global services provider with presence in two high growth markets (India and Middle-East).  Our focus is on public, as well as private sectors, which we believe gives us a balanced and strong base for success.

Lilien Systems

The enterprise infrastructure and IT VAR industry is highly competitive. Lilien competes with various types and sizes of companies ranging from local and national service providers such as Fusion Storm Global Inc., Bear Data, LLC, enPointe Technologies and sometimes manufacturers of the products themselves. Lilien believes that it can differentiate itself from its competitors because it brings commitment, technical expertise and business vision to its solutions – enterprise computing and storage, virtualization, business continuity, networking and IT business consulting.

Shoom

Shoom competes primarily with in-house solutions that media and publishing companies may have. In addition, companies like MerlinOne and PressTeligence have part of Shoom’s solutions but usually only provide information for the specific customer and not for their competiors or for the industry.

Intellectual Property

The Company currently does not have any legally filed trademarks for the names Sysorex or Lilien although it has assigned value to the Lilien trade name as part of the acquisition accounting. Sysorex is investigating a trademark and is also looking at future acquisitions, which have intellectual property with patents, trademarks, etc. Sysorex believes that it does not infringe upon any intellectual property rights held by other parties.

Employees

As of November 22, 2013, Sysorex Government Services had 21 employees, including its parents two executive officers and one administrative person.  Lilien Systems had 44 full-time, non-union employees, including the executive officers and no part-time employees.   Shoom had 20 employees including its four officers, including its VP of Sales and VP of Customer Services, two sales representatives, one administrative person and 13 technical/engineering persons.

Properties

The Company’s executive offices are located at 3375 Scott Blvd. Suite 440 Santa Clara, CA 95054; Tel (408) 702-2167. The Company entered into a 12 month lease for the facility commencing in August 2012 at a monthly rental of $1,785 for approximately 1,275 square feet of office space.  Sysorex Government Services/Sysorex Federal offices are located at 13800 Coppermine Road, Suite 300, Herndon, VA 20171 under a shared office lease which ends on January 31, 2014.  Monthly rental is $175.

Lilien’s executive offices are located at 17 E. Sir Francis Drake Blvd. Suite 110 Larkspur, CA 94939.  The monthly rental is $17,885 for approximately 6,062 square feet of office space under a lease which expires on July 31, 2014.  Sysorex’ fixed assets include computers, servers, desks, chairs, conference table and other miscellaneous office equipment.

Shoom’s executive offices are located at 6345 Balboa Boulevard, Suite 247, Encino, California 91316.  The monthly rental is currently $11,433 under a lease which expires on July 31, 2017 with a five-year option to extend.  Shoom is responsible for taxes, utilities and operating expenses under the lease.

Sysorex Arabia LLC maintains an office at Akaria Center, Building 1, Suite 302-2, Riyadh, Saudi Arabia.  The lease was renewed for a one year until February 6, 2014, at an annual rental of approximately $16,500.

We believe that each of our properties is suitable and adequate for the operations conducted therein.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.

During the year ended December 31, 2011, a judgment in the amount of $936,330 was levied against Sysorex Arabia LLC in favor of Creative Edge, Inc. in connection with amounts advanced for operations.  Of that amount, $214,187 has been repaid, $514,836 will be paid through a surety bond, and the remaining $207,320 has been accrued by Sysorex Arabia as of June 30, 2013 in its consolidated financial statements.

There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position
Abdus Salam Qureishi,	76	Chairman of the Board of Directors
Nadir Ali	45	CEO & Director
Wendy Loundermon	43	Chief Financial Officer, Secretary, President Sysorex Government Services, Inc.
Geoffrey Lilien	50	CEO Lilien Systems, Director
Bret Osborn	49	President Lilien Systems, Director
Dhruv Gulati	51	EVP Lilien Systems, Director
Leonard Oppenheim	66	Director

Management Team

The CEO of Sysorex Global is Nadir Ali. He has been responsible for Sysorex growth since prior to its sale to Vanstar Corporation in 1997 where he managed $165 million annual federal government business. The Sysorex management team in the United States, consisting of Nadir Ali and Wendy Loundermon, Chief Financial Officer, has recently won contracts with the U.S. Navy, U.S. Army, Homeland Security, U.S. Treasury, Department of Defense, FAA and others. Mr. Ali has an employment contract with the Company.

Geoffrey Lilien serves as the CEO of Lilien Systems with Bret Osborn as the President and Dhruv Gulati as the EVP of Lilien Systems.  All three Lilien executives have two-year employment contracts. This team is responsible for the operations of Lilien Systems.

William Freschi serves as CEO of Shoom with Dan Cole as President and COO.  They serve under two-year employment contracts and are responsible for the daily operations of Shoom.

Mr. Abdul-Aziz Salloum as General Manager heads Sysorex Arabia operations. He is responsible for the day-to-day operations of Sysorex Arabia. Nabil Abdul-Baqi is the VP of local business development activities and business partnerships. Mr. Abdul-Baqi has an employment contract.

Abdus Salam Qureishi, Chairman

Abdus Salam Qureishi is the Founder and Chairman of the Board of Directors of the Company, and was the CEO of the predecessor of Sysorex.  Until September 2011, he was also Chief Executive Officer. He launched Sysorex Information Systems (SIS) in 1972 establishing the company as a major force in the international computer industry. In less than four years he brought the company to prominence with offices in key cities and clients worldwide.  SIS became one of the leading providers of information technology solutions to U.S. Federal government customers worldwide. Headquartered in the Washington, D.C. metropolitan area, SIS was awarded and successfully managed multi-year multi-million dollar contracts, before being sold to the Vanstar Corporation in 1997.

Mr. Qureishi is a veteran of the IT industry and has been as an investor in cutting edge technologies in Silicon Valley since the 1970’s.  He invented, developed, and marketed a highly successful player selection/organization system used by three major NFL championship-winning athletic teams. He conceived, designed, and installed a personnel-testing system for a 300,000-person organization. The system effectively evaluated numerous behavioral, professional, and performance facets of key employees in the organization.  Mr. Qureishi has also managed the development, marketing, and implementation of a broad series of successful computer application programs in business, education, and government.  He has vast technical and business experience that he brings to the Sysorex Board along with extensive contacts and relationships.  He is the father-in-law of Nadir Ali, the Company’s CEO.

Nadir Ali, CEO

Nadir Ali was elected CEO and a Director of the Company in September 2011.  Prior thereto, from 2001, he served as President of Sysorex Consulting and its subsidiaries. As CEO of the Company, Nadir is responsible for establishing the vision, strategic intent, and the operational aspects of Sysorex.  Nadir works with the Sysorex executive team to deliver both operational and strategic leadership and has over 15 years of experience in the consulting and high tech industries.

Prior to joining Sysorex, from 1998-2001, Nadir was the co-founder and Managing Director of Tira Capital, an early stage technology fund.  Immediately prior thereto, Nadir served as Vice President of Strategic Planning for Isadra, Inc., an e-commerce software start-up. Nadir led the company’s capital raising efforts and its eventual sale to VerticalNet.   From 1995 through 1998, Nadir

was Vice President of Strategic Programs at Sysorex Information Systems (acquired by Vanstar Government Systems in 1997) a leading computer systems integrator. Nadir played a key operations role and was responsible for implementing and managing the company’s $1 billion plus in multi-year contracts.  He worked closely with the investment bankers on the sale of Sysorex Information Systems to Vanstar in 1997. This started Mr. Ali’s mergers and acquisitions experience which was enhanced with additional M&A activity totaling $150 million which experience is critical and relevant to Sysorex’s strategy today.  Mr. Ali’s extensive experience in Sysorex’ core Government business, as well as extensive contacts and relationships in Silicon Valley and Washington, D.C. were further considered by the Company in appointing Nadir to the Board of Directors.

From 1989 to 1994 he was a management consultant, first with Deloitte & Touche LLC in San Francisco and then independently. Nadir received a Bachelor of Arts degree in Economics from the University of California at Berkeley in 1989.  Mr. Ali is the son-in-law of Abdus Salam Qureishi, the Company’s Chairman of the Board.

Wendy Loundermon, Chief Financial Officer

Ms. Loundermon has overseen all of Sysorex’s finance, accounting and HR activities as Chief Financial Officer since 2002.  She is responsible for the preparation and filing of financial statements and reports for all companies, tax return filings, negotiating vendor credit terms, banking relationships, and managing the accounting staff. Ms. Loundermon also assists in 401(k) activities and prepares financial projection and budgeting models. Ms. Loundermon and her team manage all of the HR activities for the Company including payroll, employment contracts, compensation packages, health plans, etc.  Ms. Loundermon received a Bachelor of Science degree in Accounting and a Masters of Science degree in Taxation from George Mason University.

Geoffrey Lilien, CEO, Lilien Systems

Geoffrey Lilien was elected CEO of Lilien Systems and a member of the Company’s Board of Directors upon the Company’s acquisition of Lilien on March 20, 2013.  Prior thereto, he held the position of Chairman and CEO with Lilien since 1984, when he founded the Company.  He has overseen Lilien’s growth from his being the only employee to having five offices in four states with over 50 employees.  Geoffrey has authority over the operations of Lilien including sales/marketing, business development, program management, partnerships, etc.  Geoffrey’s leadership in the reseller community includes his participation on HP Enterprise Council and Avnet Executive Partner Council, and is regularly quoted in CRN and other trade press. In 2009, he received the VAR 500 Best Partnership Award recognizing nearly two decades of successful partnering with Hewlett-Packard.  Geoffrey has a B.S. in Applied Science and Business from the University of San Francisco.   Much of Lilien Systems’ longevity and success can be attributed to that company’s culture that has evolved under Geoffrey’s leadership.  Geoffrey started out as a technologist and instituted the practice of having the most capable and communicative technical staff in the industry.  He was responsible for the company’s finances until its acquisition by Sysorex, and continues to be responsible for strategic business planning and expansion, which will help guide the Board of Directors going forward.

Bret Osborn, President, Lilien Systems

Bret Osborn was elected President of Lilien Systems, and a member of the Company’s Board of Directors upon the Company’s acquisition of Lilien on March 20, 2013.  Prior thereto, he held the position of President with Lilien since 2005.  Bret is responsible for the general operations of Lilien and sets Lilien’s strategic direction, oversees Lilien’s sales, marketing and services organizations, and manages partner relationships. Since Bret jointed Lilien in 2005 as Vice President of Sales, Lilien has doubled in employees, quadrupled in revenue, and made VAR Business’s list of Top 50 fastest growing VARs.

Prior to joining Lilien, from 2003-2004, Bret was Regional Vice President for BlueArc. Corp., where his key responsibilities included strategy formulation, team acquisition, solution development, sales, and account penetration strategies.  From 1997-2002, Bret was Area Vice President for EMC Corporation, where he helped grow the business from $10 million to $110 million per year.  Bret has a B.A. in Speech Communications and Minor in Business Administration from Humboldt State University.  Mr. Osborn’s extensive sales and operations experience brings valuable capabilities as Sysorex grows its business.  He will help guide the Board of Directors as the Company builds its sales organization.

Dhruv Gulati, EVP Lilien Systems

Dhruv Gulati was elected EVP of Lilien Systems and a director of the Company upon the Company’s acquisition of Lilien on March 20, 2013.  Prior thereto, he held the same position with Lilien since 1992.  Dhruv is responsible for the business development of Lilien, where he is responsible for partner relationships for the purpose of building synergies that drive revenue growth for the Company.  Individually, Dhruv has been one of the top revenue producers for Lilien over the past 20 years.  Mr. Gulati’s business development and sales marketing experience across the Company’s operations were factors that the Company considered in appointing Mr. Gulati to the Board of Directors.

As Managing Director at GG Ventures SA, Dhruv has also founded and built a property development business in Nicaragua called El Encanto del Sur, where Dhruv manages finance, marketing and investor relations for the ongoing business.  Dhruv has a B.S. in Manufacturing Design and Process from San Francisco State University, with a Minor in Business Administration from San Francisco State University.

Board of Directors

The Sysorex Board of Directors includes:

Mr. A. Salam Qureishi, Chairman -- see “Management Team” above

Mr. Nadir Ali, CEO -- see “Management Team” above

Mr. Geoffrey Lilien, CEO Lilien Systems -- see “Management Team” above

Mr. Bret Osborn, President Lilien Systems -- see “Management Team” above

Mr. Dhruv Gulati, EVP Lilien Systems -- see “Management Team” above

Mr. Leonard A. Oppenheim – Director – Mr. Oppenheim has served as a director of the Company since July 29, 2011.  Mr. Oppenheim retired from business in 2001 and has since been active as a private investor. From 1999 to 2001, he was a partner in Faxon Research, a company offering independent research to professional investors. From 1983 to 1999, Mr. Oppenheim was a principal in the Investment Banking and Institutional Sales division of Montgomery Securities. Prior to that, he was a practicing attorney. Mr. Oppenheim is a graduate of New York University Law School.  Mr. Oppenheim serves on the Board of Apricus Biosciences, Inc. (Nasdaq:APRI), a publicly held bioscience company.  Mr. Oppenheim’s public company board experience is essential to Sysorex.  Mr. Oppenheim also meets the Audit Committee Member requirements as an audit expert.

It is a condition of this Offering that the Company’s securities be listed on a national securities exchange.  Therefore, the Company will be required to have a Board consisting of a majority of independent directors as such term is defined under the listing standards of the Nasdaq Stock Market and SEC rules.  In that event, Bret Osborn and Dhruv Gulati, two of the three former Lilien shareholders who currently serve on the Board, have agreed to resign upon the Company’s securities being listed on Nasdaq.

There are no family relationships among any of our directors and executive officers other than Mr. Qureishi is the father-in-law of Mr. Ali.

Board of Advisors

Sysorex has established a Board of Advisors to review transactions, including, but not limited to, mergers and acquisitions in which Sysorex is involved, as well to consult and advise Sysorex on any proposed or potential transactions and to recommend any significant contracts or transactions that Sysorex should pursue.  Members of the Board of Advisors, acting as independent contractors shall provide consulting services from time to time as requested by the Company.  The Company plans to enter into individual consulting agreements with each member of the Board of Advisors to be negotiated on a case-by-case basis.

Robert Guerra

Mr. Guerra joined the Sysorex Board of Advisors in 2011. He has since 2002, been the Executive Vice President of Guerra Kiviat, Inc., a strategic sales consulting firm specializing in Federal Government solution selling, sales strategy and tactics, and market analysis and positioning. Immediately before that he was a founding Partner of Guerra, Kiviat, Flyzik & Associates, Inc. Prior thereto, he was the President of Robert J. Guerra & Associates for eight years.

Mr. Guerra is a highly respected veteran in the Federal Information Technology (IT) community.  On five occasions (1993, 1994, 1998, 2001, and 2003) Mr. Guerra was selected as one of Federal Computer Week’s Federal 100 award recipients.  The Federal 100 is an annual selection of leading Federal Government and industry executives, nominated by readers and selected by a panel of Federal IT executives.  He is one of only two private sector executives to be so honored this many times in the history of the award.  He has also been selected as the Federation of Government Information Processing Councils (FGIPC) “Industry Executive of the Year.”

Mr. Guerra was Executive Vice President of Sysorex Information Systems Inc. from 1995 to 1997, where he oversaw the identification, account development, contract capture, and contract implementation aspects of the Company’s Federal IT business.  He also served as Vice President of Strategic Programs at Falcon Micro Systems, a major provider of information technology solutions to Federal agencies.   Prior to that Mr. Guerra served as President of Everex Federal Systems Inc. where he led the growth of annual Federal sales from $22 million in excess of $160 million in 18 months. His background includes a 14-year career at the Xerox Corporation and a career at Federal Data Corporation (FDC) where he engineered the sale of FDC’s client/server subsidiary to Everex Systems Inc.  He was active in the Math Box Inc. (later MBI Business Centers) three public stock offerings in 1983 and 1984.

Mr. Guerra served as the founding President of the Bethesda/National Institutes of Health (NIH) chapter of the Armed Forces Communications & Electronics Association (AFCEA), and now serves on its Advisory Committee.  He has served on the NIH AFCEA sponsored gala for 13 years assisting in raising over $3.2 million in contributions.  Mr. Guerra holds a Bachelor of Business Administration degree concentrating in Finance, from St. John Fisher College in Rochester, New York. He currently resides with his family in Ashburn, Virginia.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our articles of incorporation and bylaws.

Independent Directors

We believe Len Oppenheim is an “independent director,” and an audit committee financial expert as those terms are defined by listing standards of the national securities exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 under the Securities Exchange Act of 1934.  We intend to add additional independent directors in order to meet listing requirements of a national securities exchange.

Committees of the Board of Directors

Currently, our Board of Directors acts as audit, nominating, corporate governance and compensation committees.   The Board of Directors has adopted charters relative to its audit committee, compensation committee and nominating committee.  Until such time as we add more members to the Board, the entire Board will determine all matters and no committees have been formed. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we are listed on a national securities exchange. We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

Audit Committee

The audit committee’s duties under the terms of its charter are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to include the terms of its charter review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The audit committee members possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.

Nominating Committee

Under the charter of our nominating and corporate governance committee, the nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board of directors and takes a leadership role in shaping our corporate governance. As part of its duties, the nominating and corporate governance committee assesses the size, structure and composition of the board of directors and its committees, coordinates evaluation of board performance and reviews board compensation. The nominating and corporate governance committee also acts as a screening and nominating committee for candidates considered for election to the board of directors.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

The table below sets forth, for the last three fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer, and (ii) our most highly compensated executive officers, other than those listed in clause (i) above, who was serving as executive officers at the end of the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Nadir Ali,	2012	$240,000	(1)	-0-	$29,000		-0-	$269,000
Chief Executive Officer	2011	$310,000	(2)	-0-	-0-		-0-	$310,000
	2010	$240,000	(2)	-0-	-0-		-0-	$240,000

Abdus Salam Qureishi	2012	-0-		-0-	$86,000	(3)	-0-	$86,000
Chief Executive Officer	2011	-0-		-0-	-0-		-0-	-0-
	2010	-0-		-0-	-0-		-0-	-0-

Wendy Loundermon,	2012	$117,083		2,917	$21,300		-0-	$141,300
Chief Financial Officer	2011	$110,000		10,000	$57,400		-0-	$177,400
	2010	$110,000		2,083	$-0-		-0-	$112,083

(1)	As of December 31, 2012, an aggregate of approximately $180,000 of Mr. Ali’s salary had been accrued but not yet paid.
(2)	Includes approximately $210,000 and $240,000 of accrued salary to be paid by Sysorex Consulting and not the Company for fiscal 2011 and 2010, respectively.
(3)

Mr. Qureishi resigned as Chief Executive Officer of the Company in September 2011.  Mr. Qureishi received 250,000 options and 154,928 warrants during 2012 with an aggregate value of $86,000 in consideration of loans made by him to the Company.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2012.

			Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Warrants Exercisable	Number of Securities Underlying Unexercised Warrants Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Warrants	Warrant Exercise Price ($)	Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Abdus Salam	250,000	-0-	-0-	0.312	12/21/2022	-0-	-0-	-0-	-0-
Qureishi	154,928	-0-	-0-	0.312	12/21/2017	-0-	-0-	-0-	-0-

Nadir Ali	125,000	-0-	-0-	0.312	12/21/2022	-0-	-0-	-0-	-0-

Wendy	82,500	-0-	-0-	1.40	12/05/2021	-0-	-0-	-0-	-0-
Loundermon	75,000	-0-	-0-	0.312	12/21/2022	-0-	-0-	-0-	-0-
	21,750	-0-	-0-	0.312	12/21/2017	-0-	-0-	-0-	-0-

(1)	The closing price of the Company’s Common Stock on December 31, 2012 was $0.40 per share.

Employment Agreements

On July 1, 2010, Nadir Ali entered into an “at will” Employment and Non-Compete Agreement, as subsequently amended, with the Sysorex Group, consisting of Sysorex Federal, Inc., Sysorex Government Services and Sysorex Consulting prior to their acquisition by the Company.  Under the terms of the Employment Agreement Mr. Ali serves as President.  The Employment

Agreement was assumed by the Company and Mr. Ali became CEO in September 2011.  Mr. Ali’s salary under the Agreement is $240,000 per annum plus other benefits including a bonus plan, a housing allowance, health insurance, life insurance and other standard Sysorex employee benefits.  If Mr. Ali’s employment is terminated without Cause (as defined), he will receive his base salary for 12 months from the date of termination.  Mr. Ali’s employment agreement provides that he will not compete with the Company for a period ending 12 months from termination and will be subject to non-solicitation provisions relating to employees, consultants and customers, distributors, partners, joint ventures or suppliers of the Company.

On March 20, 2013, upon the Company’s acquisition of Lilien Systems, Lilien Systems entered into a two-year employment agreement with Geoffrey Lilien, as CEO of Lilien Systems.  The parties agreed to negotiate in good faith either a new contract or an extension no later than six months prior to the expiration of the term.  Mr. Lilien’s compensation is $238,704 per annum.  He is entitled to a bonus based on a compensation plan to be agreed to between him and Lilien.  If the contract is terminated by Lilien for Cause (as defined), or if Mr. Lilien resigns without Good Reason (as defined), Mr. Lilien shall only receive his compensation earned through the termination date.  If the contract is terminated by Lilien without Cause or if Mr. Lilien terminates his employment for Good Reason, or upon a Change in Control (as defined), Mr. Lilien shall also be entitled to one year’s severance pay; all non-vested equity in the Company shall accelerate and vest on the date of termination and all healthcare and life insurance coverage through the end of the term shall be paid by the Company.  For purposes of this Agreement, Cause shall include, among other things:  the gross profits for calendar years ending December 31, 2013 and 2014 attributable to Lilien are more than 25% below the Gross Profit Projections for Lilien provided by Mr. Lilien.

On March 20, 2013, Lilien System entered into an employment agreement with Bret Osborn to serve as President of Lilien Systems.  Mr. Osborn’s salary is $180,000 per year and he is eligible to receive compensation under a bonus plan.  Otherwise, Mr. Osborn’s contract is the same as that of Mr. Lilien.

On March 20, 2013, Lilien System entered into an employment agreement with Dhruv Gulati to serve as Executive Vice President of Business Development for Lilien Systems.  Mr. Gulati’s salary is $60,000 per year, plus commissions on sales and is eligible to receive compensation under a bonus plan.  Otherwise, Mr. Gulati’s contract is the same as that of Mr. Lilien.

Equity Compensation Plan Information

On September 1, 2011 our Board of Directors and stockholders adopted the 2011 Employee Stock Incentive Plan (the “Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, as amended, we are authorized to issue up to 2,500,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. In December 2012, the Company obtained shareholder approval to increase the number of shares available under the Plan to 2,500,000 with yearly increases equal to 10% of the number of shares issued during the prior calendar year. The 2011 Equity Incentive Plan will be administered by our board of directors until authority has been delegated to a committee of the board of directors.

As of June 30, 2013, an aggregate of 994,000 options had been granted under the Plan. The options are exercisable at prices ranging from $0.312 to $1.40 per share.  Included are options to the following officers of the Company: A. Salam Qureishi, Chairman of the Board (250,000 options); Nadir Ali, CEO (125,000 options); and Wendy Loundermon, CFO (157,500 options).  Included, effective March 1, 2013, upon the Lilien Acquisition, are 38 employees of Lilien Systems who granted an aggregate of 104,750 incentive stock options with four-year vesting schedules exercisable for ten (10) years at $0.80 per share plus an additional 40,500 options granted to Lilien employees on August 14,2013.  As of the September 6, 2013 closing date of the Shoom Acquisition, 22 employees were granted an aggregate of 100,000 incentive stock options with three-year vesting schedules exercisable for 10 years at $2.60 per share.    On November 18, 2013, existing employees were granted an aggregate of 458,250 options with a three-year vesting schedule exercisable for 10 years at $ 2.56 per share.  Thus, there are 1,452,500 options currently issued and outstanding that the Plan and 1,011,500 options and shares available for future issuance with the Plan.

In addition, on August 14, 2013 the Board of Directors granted to Nadir Ali non-qualified stock options outside of the Plan to purchase 625,000 shares of Common Stock at $2.70 per share, the current fair market value.  The options vest in four equal installments from the second through the fifth anniversary dates of grant.  However, in the event of a Change of Control (as defined) where Mr. Ali is no longer employed by the Company as an executive officer, the Option will accelerate and be fully vested (and non-forfeitable) and immediately exercisable.

Director Compensation

Len Oppenheim was our sole independent director during the year ended December 31, 2012.  We have accrued, not but paid $20,000 as the value of the restricted shares of common stock earned by Mr. Oppenheim for 2012.  Directors are reimbursed ordinary and reasonable expenses incurred in exercising their responsibilities.

PRINCIPAL AND SELLING STOCKHOLDER

The following table sets forth certain information as of November 7, 2013, and as adjusted to give retroactive effect to a one-for-two reverse stock split to be effected in connection with pricing of this Offering at an assumed initial public offering price of $5.50 per share and to reflect the sale of Common Stock in this Offering, assuming no exercise by the Underwriters of their over-allotment option regarding the beneficial ownership of our common stock by the following persons:

•

each person or entity who, to our knowledge, owns more than 5% of our common stock;

•

our executive officers named in the Summary Compensation Table above;

•

each director;

•

all of our executive officers and directors as a group; and

•

the Selling Stockholder.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Sysorex Global Holdings Corp., 3375 Scott Boulevard, Suite 440, Santa Clara, California 95054. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner	Number (1)		Percentage	Number (2)		Percentage
Abdus Salam Qureishi	2,236,623	(3)	15.4%	2,236,623	(3)	12.5%
Nadir Ali	1,047,017	(4)	7.3%	1,047,017	(4)	5.9%
Wendy Loundermon	197,547	(5)	1.4%	197,547	(5)	1.1%
Geoffrey I. Lilien (6)	1,705,900		12.1%	1,524,090		8.7%
Bret Osborn	611,006		4.3%	611,006		3.5%
Dhruv Gulati	442,883		3.1%	442,883		2.5%
Len Oppenheim	23,968		*	23,968		*
All Directors and Executive Officers as a Group (7 persons)	6,264,947		42.2%	6,083,129		33.2%

5% Beneficial Owners

Dr. Shaheen Ahmad 909 Third Avenue, New York, NY 10150.7584	1,331,544		9.4%	1,331,544		7.6%

Sy Holdings Corporation (7)	2,168,168		15.4%	2,168,168		12.4%

Qureishi 1998 Family Trust (8)	907,288		6.4%	907,288		5.2%

*	less than 1% of the issued and outstanding Shares.

(1)

Based on 14,089,606 shares issued and outstanding as of November 14, 2013, including shares reserved for issuance to former stockholders of Shoom who have not yet exchanged their shares. Does not include shares of Common Stock issuable upon exercise of 411,262 warrants, 2,077,500 outstanding options, as well as an additional 1,947,500 shares  reserved for issuance under the Company’s 2011 Employee Stock Incentive Plan, as amended.

(2)

Based on 17,544,152 shares to be outstanding upon completion of this Offering giving effect to an assumed one for two reverse stock split, without giving effect to the exercise of the Underwriter’s over-allotment option.

(3)

Includes 250,000 options and 154,928 warrants, all currently exercisable, as well as 1,688,941 shares held by various trusts and corporations related to family interests of Mr. Qureishi, including the Qureishi 1998 Family Trust, for which Mr. Qureishi holds the power to vote and dispose of the shares.  Does not include Sy Holdings Corporation of which Mr. Qureishi is a director

(4)	Includes 125,000 options and 43,750 warrants held directly or indirectly by Mr. Ali, but excludes 625,000 options not currently exercisable.

(5)	Includes 157,500 options and 21,750 warrants held directly by Mrs. Loundermon.

(6)

Mr. Lilien is CEO of Lilien Systems, a wholly-owned subsidiary of the Company and a director of the Company.  He may be deemed an underwriter within the meaning of the Securities Act.  The Company will pay all of the direct expenses of this Offering, except the Selling Stockholder will bear his pro rata share of the Underwriter’s fee and any legal fees and transfer and other taxes incurred in connection with the sale of his Shares in this Offering.

Mr. Lilien acquired his shares of common stock in the Company’s March 20, 2013 Lilien Acquisition.  These Shares were part of the 3,000,000 shares of common stock issued to the former members of Lilien pursuant to an Asset Purchase and Merger Agreement, a copy of which has been filed as an exhibit to this registration statement.

The Selling Stockholder is a party to a Lock-Up/Leak-Out and Registration Rights Agreement.  Mr. Lilien’s Shares were restricted for the six-month period ended September 20, 2013.  He is permitted to sell pursuant to Rule 144 until the effective date of this prospectus.  However, except for the shares offered hereby by Mr. Lilien, all Former Lilien Members will be restricted from selling for a six-month period commencing with the effective of this prospectus.  The Company agreed to register the remainder of Mr. Lilien’s Shares, as well as the balance of the 6 million shares held by other Former Lilien Members concurrent with this registration statement, and keep such registration effective until all Shares can be sold without registration pursuant to Rule 144 under the Securities Act.

(7)	The power to vote and dispose of these shares is held by Mr. Tanveer Khader, 1735 Technology Drive, #430, San Jose, CA 95110.

(8)	The power to vote and dispose of these shares is held by Abdus Salam Qureishi.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Employment Agreements

The Company entered into an employment agreement with Nadir Ali, as the CEO, on July 1, 2010, as amended.  Lilien Systems has entered into substantively similar employment agreements effective March 20, 2013, with Geoffrey Lilien, as Chief Executive Officer, Bret Osborn as President and Dhruv Gulati, as Executive Vice President of Business Development.  See “Executive Compensation - Employment Agreements.”

Acquisition of Lilien

As discussed under the heading “The Lilien Acquisition” in the “Business” section above, on March 1, 2013, the Company completed the acquisition of Lilien LLC (“Lilien LLC”), for consideration consisting of $3,000,000 cash and the issuance of 3,000,000 shares of restricted common stock of the Company with a deemed fair market value of $6,000,000, or $1.00 per share, to the former members of Lilien LLC (the “Former Lilien Members”), pursuant to the Asset Purchase and Merger Agreement (the “APMA”).  Pursuant to the APMA, the Company purchased the assets of Lilien LLC which included all of the capital stock of Lilien Systems (“Lilien”), now a subsidiary of the Company.

Upon the completion of the Lilien Acquisition, Geoffrey Lilien, Bret Osborn and Dhruv Gulatui were elected to the Company’s then existing Board of Directors of three persons.  Sysorex and Lilien LLC agreed to mutually elect an independent seventh director, who has not yet been elected. Bret Osborn and Dhruv Gulati have each agreed to resign from the Board of Directors, if required, in order for the Company to have a Board consisting of a majority of independent directors upon the Company’s listing on Nasdaq. Sysorex also agreed to nominate Lilien’s three representatives for re-election for two successive shareholder meetings.  In addition to serving as directors of the Company, Geoffrey Lilien is the Chief Executive Officer of Lilien, Bret Osborn serves as the President of Lilien, and Dhruv Gulati serves as the Executive Vice President.

In the Lilien Acquisition, Geoffrey Lilien received 1,705,908 shares of Common Stock of the Company and $1,705,908, Bret Osborn received 611,006 shares of Common Stock and $611,006 and Dhruv Gulati received 442,883 shares of Common Stock and 442,883 with the cash components subject to adjustment.

All of the shares of common stock of the Company that were issued in the Lilien Acquisition are subject to Lock-up/Leak-out and Guaranty Agreements, prohibiting the holders from selling such shares for six months from the effective date of this registration statement.  Notwithstanding that fact, Geoffrey Lilien can sell up to $1,000,000 in shares in this Offering. The Company contingently guaranteed (the “Guaranty”) to the Former Lilien Members the net sales price of $2.00, as adjusted, per share for a two year period following the closing, provided the stockholders are in compliance with the terms and conditions of the lock-up agreement.  At the end of the two year Guaranty period the Former Lilien Members shall have an option to put all, but not less than all, of their unsold Sysorex shares to Sysorex, for the price of $2.00 per unsold share.  Notwithstanding the foregoing, in the event the gross profit for calendar 2013 and 2014, attributable to the Lilien assets is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced.

Under the APMA, the Former Lilien Members were entitled to any excess cash above $1,000,000, provided both Lilien’s net worth immediately preceding the closing was greater than $1,000,000 and its net worth less excess cash of at least $1,000,000 was greater than $1,000,000. Since net worth was less than $1,000,000 there was an $153,000 working capital settlement adjustment, however, this amount is subject to continuing negotiation.

Note Payable to Related Party

The Company has borrowed funds from the Qureishi 1998 Family Trust, pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2012, the Company owed $136,977 to the Qureishi 1998 Family Trust, which was repaid in full March 2013. The largest aggregate amount of principal indebtedness outstanding during the year ended December 31, 2012 was $145,608, with $74,854 of principal and no interest paid during that year.  The largest aggregate amount of principal outstanding during the six months ended June 30, 2013 was $136,977, all of which was paid without interest during that period. The Qureishi 1998 Family Trust owns 907,288 shares of common stock of the Company, representing approximately 6.5% of the issued and outstanding common stock of the Company as of October 4, 2013. The power to vote and dispose of the shares held by the Qureishi 1998 Family Trust is held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.  Nadir Ali and his wife are beneficiaries of the Trust.

The Company has borrowed funds from Sysorex Consulting, Inc., pursuant to an oral agreement with no stated interest rate and which is payable upon demand. As of December 31, 2012, the Company owed $11,717 to Sysorex Consulting, Inc., which has since been repaid in full. The largest aggregate amount of principal outstanding during the year ended December 31, 2012 was $108,520 with $98,983 of additional borrowings, of which $195,787 of principal and no interest was paid during the year.  The largest aggregate amount of principal outstanding during the six months ended June 30, 2013 was $11,717 with $10,858 of additional borrowings, of which $22,575 of principal and no interest was paid during the period. Sysorex Consulting, Inc. owns 210,783 shares of common stock of the Company, representing approximately 1.5% of the issued and outstanding common stock of the Company as of October 1, 2013.  The power to vote and dispose of the shares held by Sysorex Consulting, Inc. is held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.

Non-interest bearing amounts due on demand from Sysorex Consulting to Sysorex Saudi Arabia, Inc. were $665,554 as of June 30, 2013 and December 31, 2012. These advances were made to fund operations of Sysorex Consulting and recorded as intercompany accounts without any written agreement.  The largest aggregate amount of principal outstanding during the year ended December 31, 2012 and the six months ended June 30, 2013 was $665,554 with no principal or interest paid during those periods. As Sysorex Consulting is a direct shareholder and invested in the Company, the amounts due to the Company as of June 30, 2013 and December 31, 2012 have been included in Stockholders’ Equity.

Agreements with Duroob Technology, Inc.

On March 31, 2013, the Company issued 443,717 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc., a Saudi Arabian limited liability company (“Duroob”), a related party, as Duroob’s CEO owns a minority interest in Sysorex Arabia LLC.  The money owed by Sysorex Arabia to Duroob was for working capital loans for payroll, rent and past-due liabilities.  The fair market value of the shares was $887,433 and since Duroob is a related party the resulting gain of $887,443 has been credited to additional paid-in capital.  As of June 30, 2013, Duroob was owed $237,798. The largest aggregate amount of principal outstanding during the year ended December 31, 2012 was $1,813,957 with $403,534 of principal payments and no interest paid during the year.   The largest aggregate amount of principal outstanding during the six months ended June 30, 2013 was $1,774,865.  The Company issued stock to repay the entire $1,774,865 balance as described above and subsequently borrowed $237,798 during the period.  There were no interest payments paid during the six months ended June 30, 3013. Sysorex Arabia LLC is 50.2% owned by the Company and 49.8% owned by Abdul Aziz Salloum (“Salloum”), its general manager. Salloum is also the CEO and principal shareholder of Duroob.

The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC.  However, by agreement with Salloum, the ownership percentages of Sysorex Arabia LLC remained unchanged. The Company’s 50.2% interest in Sysorex Arabia LLC was acquired from Sysorex Consulting, Inc. and the Qureishi Family Trust pursuant to a July 29, 2011 Acquisition and Share Exchange Agreement.  The power to vote and dispose of the shares held by Sysorex Consulting, Inc. and the Qureishi Family Trust are held by Abdus Salam Qureishi, the chairman of the board of directors of the Company.

Family Relationships

Abdus Salam Qureishi, the Chairman of the Board of Directors of the Company, is the father-in-law of Nadir Ali, the CEO and a director of the Company.

DESCRIPTION OF SECURITIES

Reverse Stock Split

The following description of our capital stock and provisions of our articles of incorporation and by-laws are summaries and are qualified by reference to our articles of incorporation and by-laws. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock in connection with the pricing of this Offering immediately following the effectiveness of the registration statement, of which this prospectus is a part, at an exchange ratio of one-for-two with our Board of Directors retaining the discretion as to whether to implement the reverse split and the exact exchange ratio to implement.  The anticipated reverse split of our common stock will not affect the number of shares of authorized common stock or the par value of our shares of common stock.  Unless otherwise stated below, all information regarding share amounts of common stock and prices per share of common stock described below assume the consummation of the one-for-two reverse stock split.

Authorized and Outstanding Capital Stock - Reverse Stock Split

We have authorized 55,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 are shares of common stock and 5,000,000 are shares of “blank check” preferred stock.

As of November 22, 2013, giving effect to an assumed one for two reverse stock split, we had 14,089,606 shares of common stock held of record (including up to 1,381,000 shares reserved for issuance to former Shoom shareholders) by 568 shareholders of record  There are no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors are authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock.  However, the effects might include, among other things:

•

Impairing dividend rights of our common stock;

•

Diluting the voting power of our common stock;

•

Impairing the liquidation rights of our common stock; and

•

Delaying or preventing a change of control without further action by our stockholders.

Underwriters’ Warrants

We have agreed to issue to the Underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 3% of the shares of our common stock sold in this Offering (including any shares issued pursuant to the Underwriters’ over-allotment option).  The warrant will have an exercise price equal to 125% of the Offering price of the shares sold in this Offering.  The warrant is exercisable commencing one year after the effective date of the registration statement related to this Offering, and will be exercisable for four years thereafter, including exercise on a cashless basis.  The warrant is not redeemable by us.  The

Underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrantor the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the effective date of this prospectus.  Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of this prospectus.  Except to any underwriter and selected dealers participating in the Offering and their bona fide officers or partners.  The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Transfer Agent

Our transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209.

National Securities Exchange Listing

We have applied for listing of our common stock on the Nasdaq Capital Market which listing is a condition to this Offering.

Indemnification of Directors and Officers

Section 718.7502 of the Nevada Revised Statutes (“NRS”) provides, in general, that a corporation incorporated under the laws of the State of Nevada, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to Section 73.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

Our Articles of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to maintain insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Anti-Takeover Effect of Nevada Law, Certain By-Law Provisions

Certain provisions of our Bylaws are intended to strengthen the board of directors’ position in the event of a hostile takeover attempt. These provisions have the following effects:

We are subject to the provisions of NRS 78.378 to 78.3793, inclusive, an anti-takeover law which applies to any acquisition of a controlling interest in an “issuing corporation.” In general, such anti-takeover laws permit the articles of incorporation, bylaws or a resolution adopted by the directors of an “issuing corporation” (as defined in NRS 78.3788) to impose stricter requirements on the acquisition of a controlling interest in such corporation than the provisions of NRS 78.378 to 78.3793, inclusive, as well as permit the directors of an issuing corporation to take action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting plans, arrangements or other instruments that grant or deny rights, privileges, power or authority to holder(s) of certain percentages of ownership and/or voting power. Further, an “acquiring person” (and those acting in association) only obtains such voting rights in the control shares as are conferred by resolution of the stockholders at either a special meeting requested by the acquiring person, provided it delivers an offeror’s statement pursuant to NRS 78.3789 and undertakes to pay the expenses thereof, or at the next special or annual meeting of stockholders. In addition, the anti-takeover law generally provides for (i) the redemption by the issuing corporation of not less than all of the “control shares” (as defined) in accordance with NRS 78.3792, if so provided in the articles of incorporation or bylaws in effect on the 10th day following the acquisition of a controlling interest in an “issuing corporation”, and (ii) dissenter’s rights pursuant to NRS 92A.300 to 92A.500, inclusive, for stockholders that voted against authorizing voting rights for the control shares.

We are also subject to the provisions of NRS 78.411 to 78.444, inclusive, which generally prohibits a publicly held Nevada corporation from engaging in a “combination” with an “interested stockholder” (each as defined) that is the beneficial owner, directly or indirectly, of at least ten percent of the voting power of the outstanding voting shares of the corporation or is an affiliate or associate of the corporation that previously held such voting power within the past three years, for a period of three years after the date the person first became an “interested stockholder”, subject to certain exceptions for authorized combinations, as provided therein.

In accordance with NRS 78.195, our articles of incorporation provide for the authority of the board of directors to issue shares of preferred stock in series by filing a certificate of designation to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, subject to limitations prescribed by law.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to the commencement of this Offering, there was a limited public market for our common stock and a limited number of shares in the public float.  Sales of substantial amounts of our common stock in the public market commencing six months after the effective date of this prospectus when lock-up agreements expire could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 14,089,606 shares of common stock issued and outstanding.  Upon the completion of this Offering, we will have outstanding an aggregate of 17,544,152 shares of common stock, assuming the issuance of 3,454.546 shares of common stock in this Offering and assuming that the Underwriter does not exercise its option to purchase up to an additional 545,455 shares and assuming that none of our other outstanding warrants or options granted under our 2011 Employee Stock Incentive Plan are exercised.  Of these outstanding shares, all 3,454,546 shares sold by us in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Of the 14,089,606 shares of our common stock outstanding prior to the completion of this Offering and held by existing stockholders, approximately 1,958,000 shares are currently free trading and the remaining are “restricted securities” as that term is defined in Rule 144 under the Securities Act all but approximately 1,450,000 of which have been held for more than six months.  Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Lock-Up Agreements

We have obtained lock-up agreements from each of our officers and directors and stockholders owning 2% or more of our common stock and their respective affiliates who, immediately prior to the commencement of this Offering, collectively held approximately 67% of our shares.  Pursuant to the lock-up agreements, each such stockholder has agreed that such stockholder will not, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days following the date of this prospectus, without the prior written consent of the Underwriter, subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17 days of the lock-up period.  The lock-up agreements permit transfers of shares of our common stock in limited circumstances, provided that the transferee agrees to be bound in writing by the provisions of the lock-up agreement.

As a result of these lock-up agreements and rules of the Securities act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, and subject to release as mentioned above, as follows:

Date	Number of Shares
On the date of this prospectus	7,637,653
For 180 days following the date of this prospectus*	4,380,999
At various times after the six-month anniversary of the date of this prospectus	1,450,000

*  Subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17days of the lock-up period.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

One percent of the number of shares of common stock then outstanding, which will equal approximately 175,442 shares immediately after this Offering, assuming that the Underwriter does not exercise its option to purchase additional shares; or

•

The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

•

In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

•

are preceded by a notice filing on Form 144;

•

are limited to broker’s transactions, as such term is defined under Section 4(4) of the Securities Act; and

•

only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act.

Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.    If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144.  Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price of less than US $5.00.  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Wellington Shields & Co. LLC and Dougherty & Company LLC (the “Underwriters”) have agreed to purchase from us in a firm commitment offering 3,454,546 shares of common stock in this offering and from the Selling Stockholder 181,818 shares of common stock at a public offering price, less the Underwriter’s fee, set forth on the cover page of this prospectus.

The underwriting agreement provides that the obligations of the Underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the Underwriter will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have been advised by the Underwriter that the Underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[—] per share under the public offering price.  The Underwriter may allow, and these dealers may re-allow, a concession of not more than $[—] per share to other dealers.  After the initial public offering, the Underwriter may change the Offering price and other selling terms.

We have granted to the Underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 545,455 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the Underwriter’s fee.  The Underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus.  We will be obligated, pursuant to the option, to sell these additional shares of common stock to the Underwriter to the extent the option is exercised.  If any additional shares of common stock are purchased, the Underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Under our underwriting agreement with the Underwriters, we are to pay (or, in some incidences have paid) to the underwriters (a) an underwriting fee equal to 7% of the gross proceeds of the Offering to us but not to the Selling Stockholder who will pay his proportionate share, (b) an engagement fee of $50,000 which will be applied against the accountable expenses that will be paid by us to the Underwriters in connection with this Offering that in the event the Offering is terminated will be returned to us to the extent that offering expenses are not actually incurred by the Underwriters, and (c) a non-accountable expense allowance equal to 2% of the gross proceeds of the Offering.

We have also agreed to pay the Underwriters’ expenses relating to the Offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors; (b) all filing fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration or qualification of securities under the “blue sky” securities laws of such states and other jurisdictions as the Underwriters may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel); (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Underwriters; and (e) the fees and expenses of the Underwriters’ counsel.

The following table shows the per share and total underwriting discounts, fees and commissions to be paid to the underwriters by us, as well as the number of warrants issuable to the underwriter.  Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 545,455 additional shares.

	Underwriters’ Fee Payable in Cash		Number of Underwriter Warrants Issuable
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$0.385	$0.385	--	--
Sysorex	$1,710,000	$1,980,000	114,000	132,000
Selling Stockholder	$90,000	$90,000	6,000	6,000
Total:	$1,800,000	$2,070,000	120,000	138,000

We estimate that our total expenses of this offering, excluding the Underwriter’s fees, will be approximately $200,000 which includes our legal and accounting costs and various other fees associated with registering and listing the shares offered hereby.

We also agreed to issue to the Underwriters warrants to purchase a number of shares of our common stock equal to an aggregate of 3% of the shares of our common stock sold in this Offering (including any shares issued pursuant to the  Underwriters’ over-allotment option).  The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this Offering. The warrant is exercisable commencing one year after the effective date of the registration statement related to this

Offering, and will be exercisable for four years thereafter.  The warrant is not redeemable by us.  The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA.  The Underwriters (or permitted assignees under the Rule 5110(g)(1)) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the date of this prospectus.  Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners.  The warrant will provided for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

We have granted Wellington Shields & Co. a right of first refusal (“ROFR”) if we complete a private placement, public offering or other transaction within two months of the effective date of this registration statement. For the 18 month period commencing upon the closing of such transaction, the Underwriter shall have a ROFR to provide any financing arrangements to the Company, with the role of the Underwriter, if any, to be determined at that time - pursuant to FINRA Rule 5110(f)(2)(F)(i).  The Underwriters will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee pursuant to FINRA Rule 5110(f)(2)(F)(ii).  In addition, for the one year period commencing two months after the effective date of this registration statement, the Underwriter shall have a preferential right to participate as co-manager with no less than a 25% economic interest (fees) in providing any financial arrangements for the Company or be paid a breakup fee of $200,000.

We have agreed to indemnify the Underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of any of these liabilities.

We and each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days following the effective date of the registration statement of which this prospectus is a part.  Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement.  There are no agreements between the underwriter and any of our officers, directors, stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the one-year period.

The Underwriters have advised us that they do not intend to confirm sales to any account over which it exercises discretionary authority.

In connection with the Offering, the Underwriters may purchase and sell shares of our common stock in the open market.  These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by an Underwriters of a greater number of shares than it is required to purchase in the Offering.  Covered short sales are sales made in an amount not greater than an Underwriter’s option to purchase additional shares of common stock from us in the Offering.  An Underwriters may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out the covered short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option.  An Underwriter must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if an Underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the Offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by an Underwriter in the open market prior to the completion of the Offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock.  In addition, these purchases may stabilize, maintain or otherwise affect the market price of our common stock.  As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on a national securities exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by the Underwriters of this Offering. Other than the prospectus in electronic format, the information on the Underwriters’ web site and any information contained in any other web site maintained by such Underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

Wellington Shields & Co. LLC may provide investment banking services to us in the future.

LEGAL MATTERS

Davidoff Hutcher & Citron LLP, 605 Third Avenue, New York, New York 10158, will pass upon the validity of the shares of our common stock to be sold in this Offering.

EXPERTS

The financial statements as of and for the years ended December 31, 2011 and 2012, included in this prospectus have been audited by Marcum LLP an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SYSOREX GLOBAL HOLDINGS CORP.

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

Assets	September 30,	December 31,
	2013	2012
	(Unaudited)	(Audited)
Current Assets
Cash and cash equivalents	$4,082,026	$8,301
Marketable securities	316,127	--
Accounts receivable, net	8,774,704	386,720
Note receivable	1,000,000	--
Inventory	103,815	--
Prepaid expenses	203,417	31,762
Prepaid licenses and maintenance contracts	6,583,811	--

Total Current Assets	21,063,900	426,783

Property and equipment - net	256,752	49,238
Deposits	890,560	749,227
Contract receivable, long term	414,492	369,804
Prepaid licenses and maintenance contracts, non-current	4,272,057	--
Other assets	770,536	20,060
Trade name/trademarks, net	3,087,859	--
Customer relationships, net	3,138,210	--
Developed technology, net	1,331,667	--
Goodwill	5,788,012	--

Total Assets	$41,014,045	$1,615,112

Liabilities and Stockholders' Equity (Deficiency)

Current Liabilities
Accounts payable	7,981,465	1,075,311
Accrued expenses	1,088,677	503,634
Accrued compensation and related benefits	2,224,654	1,078,330
Deferred revenue	7,825,221	236,291
Due to factoring company	--	46,426
Due to related parties	264,465	1,829,141
Advances payable	722,157	722,156
Notes payable	2,735,233	391,181
Notes payable to related party	2,597	35,050
Convertible note payable	--	88,333
Revolving line of credit	5,000,000	--
Term loan	333,336	--
Derivative liability	--	177,100

Total Current Liabilities	28,177,805	6,182,953

Long Term Liabilities
Deferred revenue, non-current	4,989,375	--
Term loan, non-current portion	416,664	--

Total Liabilities	33,583,844	6,182,953

Commitments and Contingencies

Stockholders' Equity (Deficiency)

Preferred stock - $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	--	--
Common stock - $0.001 par value; 40,000,000 shares authorized; 28,106,305 and 17,987,518 issued and outstanding	28,107	17,988
Additional paid-in capital	21,023,994	6,130,440
Due from Sysorex Consulting Inc.	(665,554)	(665,554)
Accumulated other comprehensive gain	421	--
Accumulated deficit (excluding $2,441,960 reclassified to additional paid in capital in quasi-reorganization)	(11,644,560)	(8,842,558)
Stockholders' Equity (Deficiency) Attributable to Sysorex Global Holdings Corp.	8,742,408	(3,359,684)
Non- controlling Interest	(1,312,207)	(1,208,157)

Total Stockholders' Equity (Deficiency)	7,430,201	(4,567,841)

Total Liabilities and Stockholders' Equity (Deficiency)	$$41,014,045	$1,615,112

See Accompanying Notes.

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)

Revenues, Net	$34,091,608	$3,182,046

Cost of Revenues	25,854,640	1,730,487

Gross Profit	8,236,968	1,451,559

Operating Expenses
Compensation and related benefits	5,840,336	1,049,954
Professional and legal fees	1,069,813	373,422
Consulting expenses	529,963	1,498
Occupancy	267,330	31,956
Acquisition transaction costs	1,224,253	--
Amortization of intangibles	492,264	--
Other administrative	1,218,017	230,095

Total Operating Expenses	10,641,976	1,686,925

Loss from Operations	$(2,405,008)	$(235,366)

Other Income (Expense)
Other income	12,234	2,987
Interest expense	(178,846)	(143,502)
Gain on the settlement of obligation	154,736	--
Change in fair value of derivative liability	(489,168)	--
Total Other Income (Expense)	(501,044)	(140,515)

Loss before Provision for Income Taxes	(2,906,052)	(375,881)
Provision for income taxes	--	--
Net Loss	(2,906,052)	(375,881)

Net Loss Attributable to non-controlling interest	(104,050)	(46,799)

Net Loss Attributable to Stockholders of Sysorex Global Holdings Corp.	$(2,802,002)	$(329,082)

Net Loss Per Share - Basic and Diluted	$(0.12)	$(0.02)

Weighted Average Shares Outstanding
Basic and Diluted	23,364,101	17,962,518

See Accompanying Notes.

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)

Net Loss	$(2,802,002)	$(329,082)

Unrealized holding gains in marketable securities including reclassification adjustment of realized gains included in net income	421	--

Comprehensive Loss	$(2,801,581)	$(329,082)

See Accompanying Notes.

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

FOR THE 9 MONTHS ENDED SEPTEMBER 30, 2013

(Unaudited)

					Accumulated
				Due to	Other			Total
			Additional	Sysorex	Comprehensive		Non-	Stockholders
	Common Stock		Paid-In	Consulting,	Income	Accumulated	Controlling	Equity
	Shares	Amount	Capital	Inc.	(Loss)	Deficit	Interest	(Deficiency)

Balance - January 1, 2013	17,987,518	$17,988	$6,130,440	$(665,554)	$--	$(8,842,558)	$(1,208,157)	$(4,567,841)

Reclassification of derivative liability to equity	--	--	666,268	--		--	--	666,268
Common stock issued for Lilien Acquisition	6,000,000	6,000	5,994,000	--		--	--	6,000,000
Common stock issued for services	348,492	349	396,292	--		--	--	396,641
Stock options granted to employees and consultants for services	--	--	212,644	--		--	--	212,644
Warrants issued in connection with Lilien Acquisition	--	--	109,300	--		--	--	109,300
Warrants issued with recast of bank agreement (Note 16)	--	--	137,100	--		--	--	137,100
Common stock issued for Shoom Acquisition	2,761,997	2,762	5,604,092	--		--	--	5,606,854
Common stock issued for settlement of related party payable	887,433	887	1,773,979	--		--	--	1,774,866
Issuance of stock in connection with the cashless exercise of warrants (Note 17)	120,865	121	(121)	--		--	--	--
Unrealized gain on marketable securities					421			421
Net loss	--	--	--	--	--	(2,802,002)	(104,050)	(2,906,052)

Balance - September 30, 2013	28,106,305	$28,107	$21,023,994	$(665,554)	$421	$(11,644,560)	$(1,312,207)	$7,430,201

See Accompanying Notes.

SYSOREX GLOBAL HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(2,906,052)	$(375,881)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,181	47,958
Amortization of intangible assets	492,264	--
Stock based compensation	718,585	62,200
Change in fair value of the derivative liability	489,168	--
Amortization of debt discount	16,667	41,667
Gain on settlement of obligations	154,736
Changes in operating assets and liabilities:
Accounts receivable	(3,101,459)	(260,197)
Inventory	(48,405)	--
Prepaid expenses	87,759	14,207
Prepaid licenses and maintenance contracts	(1,708,914)	--
Deposits	(141,333)	13,511
Other assets	(180,420)	(118,963)
Accounts payable	1,613,338	106,458
Accrued expenses	(91,145)	93,851
Accrued compensation	491,671	119,204
Deferred revenue	1,426,064	(142,266)
Total Adjustments	299,757	(22,370)
Net Cash Used in Operating Activities	(2,606,295)	(398,251)
Cash Flows From (Used In) Investing Activities
Purchase of property and equipment	(4,588)	(4,544)
Investment in Lilien	(3,000,000)	--
Cash Acquired in Lilien Acquisition	1,112,485	--
Cash Acquired in Shoom Acquisition	3,668,548	--
Loan to non-related company	(1,000,000)	--
Proceeds from the sale of marketable securities	289,763	--
Net Cash Flows Provided by (Used in) Investing Activities	1,066,208	(4,544)
Cash Flows from Financing Activities
Advances from bank facility	5,750,000	--
Repayment of advances to related parties	(148,694)	(131,269)
Repayment of notes payable	(188,400)	(98,525)
Repayment of convertible notes	(105,000)	--
Repayment of factor	(46,426)	560
Advance to related party	--	(25,810)
Advance from Duroob Technology	358,884	432,072
Proceeds from convertible note	--	200,000
Deferred financing fees	(6,552)
Net Cash Provided by Financing Activities	5,613,812	377,028
Net Increase (Decrease) in Cash and Cash Equivalents	4,073,725	(25,767)
Cash and Cash Equivalents - Beginning of period	8,301	225,134
Cash and Cash Equivalents - End of period	$4,082,026	$199,367

Supplemental Disclosure of cash flow information:

Cash paid for:
Interest	$173,619	$39,017
Income taxes	$33,201	$-

Supplemental disclosures for non-cash operating, investing and financing activities:

Acquisition of Lilien:
Assumption of assets other than cash	$15,180,332	$-
Assumption of liabilities	$17,216,770	$-
Issuance of common stock	$6,000,000	$-

Issuance of common stock for settlement of liability	$1,774,866	$-

Acquisition of Shoom:
Assumption of assets other than cash	$826,000	$-
Assumption of liabilities	405,000	-
Issuance of common stock	$2,762,000	$-

Fair value of warrants granted to bank for credit line amendment	$137,100	$-

Reclassification of derivative liability to equity	$666,268	$12,225

See Accompanying Notes.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 1 - Organization and Nature of Business

Sysorex Global Holdings Corp. (“SGHC”), through its wholly-owned subsidiaries, Sysorex Federal, Inc. and Sysorex Government Services, Inc., and majority-owned subsidiary, Sysorex Arabia LLC (collectively the “Company”), provides information technology and telecommunications solutions and services primarily to government customers in the United States and Saudi Arabia. The Company is a systems integration and consulting company and has a wide range of offerings, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services. The Company is headquartered in the State of California, has an office in the Commonwealth of Virginia, and the Company’s majority-owned subsidiary operates in Saudi Arabia.

Effective March 1, 2013, and as more fully described in Note 4, the Company acquired the assets of Lilien LLC (“Lilien”), and 100% of the stock of Lilien Systems. The Company expanded its operations by providing information technology solutions services to organizations. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services.

Effective August 31, 2013 and as more fully described in Note 5, the Company acquired Shoom, Inc. (“Shoom”) a California based provider of Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries. Shoom expands Sysorex’s depth of enterprise service offerings with Cloud–based solutions.

Liquidity

As of September 30, 2013 the Company has a working capital deficiency of approximately $7.1 million. For the nine months ended September 30, 2013 the Company incurred a net loss of approximately $2.8 million and utilized cash in operations of approximately $2.6 million.

During the quarter ended September 30, 2013, the Company entered into an agreement to acquire the stock of Shoom, Inc. a California based provider of cloud based data analytics and enterprise solutions to the media, publishing, and entertainment industries. In addition the Company amended its bank line of credit to increase the credit limit to $6,000,000. As of September 30, 2013 and November 22, 2013 the Company had $1,000,000 and $1,327,410 available under the credit line respectively.  The Company’s current capital resources as of September 30, 2013 are expected to be sufficient to fund planned operations during the succeeding twelve months. The Company’s plans include entering into agreements to obtain additional equity financing to fund short-term operating activities and implementing its expansion strategy that was launched with the acquisition of Lilien in March 2013. In addition, in February 2013 the Company was awarded a U.S. Navy SPAWAR contract which is expected to start releasing task orders during the fourth quarter of 2013 and first quarter of 2014.

The Company can give no assurance that it will be successful in implementing its business plan and obtain financing that will be available on terms advantageous to the Company, if at all. Should the Company not be successful in implementing its business plan or obtaining the necessary financing to fund its short-term operations, the Company may need to curtail certain or all of its expansion activities.

Note 2 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the nine -month period ended September 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013.  These interim condensed consolidated financial statements should be read in connection with the Company's audited financial statements and footnotes for the years ended December 31, 2012 and 2011contained elsewhere in this document.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 3 - Significant Accounting Policies and Recent Accounting Pronouncements

Significant Accounting Policies

The Company's complete accounting policies are described in Note 2 to the Company's audited financial statements and footnotes for the years ended December 31, 2012 and 2011 contained elsewhere in this document.

Principles of Consolidation

The condensed consolidated financial statements have been prepared using the accounting records of the Company and its wholly-owned subsidiaries, Lilien Systems, Shoom, Inc., Sysorex Federal, Inc., and Sysorex Government Services, Inc., and its majority-owned subsidiary, Sysorex Arabia LLC.  All material inter-company balances and transactions have been eliminated.

The Company owns 50.2% of Sysorex Arabia (“SA”).  As of September 30, 2013, SA had minimal cash, approximately $414,000 in contracts receivable, $891,000 in deposits, $48,000 in other assets and intercompany balances and debts as disclosed in the following footnotes, with an accumulated deficit of approximately $1,391,000.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates. The Company’s significant estimates consist of:

•

The valuation of the assets and liabilities acquired from Lilien LLC and Shoom as described in Note 4 and 5, respectfully, as well as the valuation of the Company's common shares issued in those transactions;

•

The valuation of stock-based compensation;

•

The allowance for doubtful accounts;

•

The valuation allowance for the deferred tax asset; and

•

Impairment of intangible assets.

Marketable Securities

The Company accounts for marketable securities in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 320-10, Investments-Debt and Equity Securities.  The Company classifies its investments in equity securities that have readily determinable fair values and all debt securities as held-to-maturity, available-for-sale or trading at acquisition and reevaluate such classification at each subsequent balance sheet date. The Company has investments classified as available-for-sale and held-to-maturity at September 30, 2013.  Available-for-sale securities are reported at fair value and any difference between cost and fair value is recorded as unrealized gain or loss and is reported as accumulated other comprehensive income (loss) in the statement of changes in stockholders’ equity. Held-to-maturity securities are those investments that the Company has the ability and intend to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts, which approximates market value at the purchase date.  The Company generally purchases fixed-income securities that have a remaining maturity of one year or less.  Realized gains and losses and declines in value expected to be other-than-temporary on available-for-sale securities are included in other expenses in the statement of income.  The cost of securities sold is based on the specific identification method.  Interest and dividends on marketable securities are included in interest income.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its condensed consolidated financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and unrealized gains and losses from marketable securities, affecting stockholders’ equity that, under US GAAP, are excluded from net loss.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 3 - Significant Accounting Policies and Recent Accounting Pronouncements (continued)

Inventory

Inventory consisting primarily of finished goods is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories.  Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves.  If the Company does not meet its sales expectations, these reserves are increased.  Products that are determined to be obsolete are written down to net realizable value.  As of September 30, 2013 and December 31, 2012, the Company deemed any such allowance nominal.

Deferred Financing Costs

Cost incurred in conjunction with the debt financing has been capitalized and will be amortized to interest expense using the straight line method, which approximates the interest rate method over the term of the debt and is included as a component of other assets.

Business Combinations

The Company account for business combinations under ASC 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.

Intangible Assets

Intangible assets primarily consist of developed technology, customer lists/relationships, and trade names and trademarks and are amortized ratably over a range of four to seven years which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company did not incur any impairment charges for the nine months ended September 30, 2013.

The Company develops and utilizes internal software for the processing of data provided by its customers.  Costs incurred in this effort are accounted for under the provisions of FASB ASC 350-40, Internal Use Software, whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred.  The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement.  These internal use software development costs are amortized over the estimated useful life which management has determined is four years following the year incurred.

Goodwill

The Company records goodwill and other indefinite-lived assets in connection with business combinations. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of acquired companies, is not amortized. Indefinite-lived assets are stated at fair value as of the date acquired in a business combination. The Company’s goodwill balance and other assets with indefinite lives are evaluated for potential impairment annually each year and in certain other circumstances. The evaluation of impairment involves comparing the current fair value of the business to the recorded value, including goodwill. To determine the fair value of the business, the Company utilizes both the “Income Approach”, which is based on estimates of future net cash flows, and the “Market Approach”, which observes transactional evidence involving similar businesses. There was no impairment for the nine months ended September 30, 2013.

Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by the Company directly to the manufacturer. The Company acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 3 - Significant Accounting Policies and Recent Accounting Pronouncements (continued)

Stock-Based Compensation

The Company accounts for equity instruments granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Equity instruments granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The Company incurred stock-based compensation charges, net of estimated forfeitures, of $718,585 and $62,200 for the nine months ended September 30, 2013 and 2012, respectively.  The following table summarizes the nature of such charges for the nine months ended September 30, 2013:

	For the Nine Months Ended September 30,
	2013	2012
Compensation and related benefits	$212,644	$0
Professional and legal fees	201,641	0
Acquisition transaction costs	304,300	0
Interest Expense	0	62,200
Total	$718,585	$62,200

Revenue Recognition

Revenues for the nine months ended September 2013 and 2012 are comprised of the following:

	For the Nine Months Ended September 30,
	2013	2012
Resale of hardware	$17,224,063	$132
Resale of software	5,016,256	1,376
Third party maintenance	5,903,759	4,018
Professional services contracts – time and materials	1,120,251	534,863
Professional services contracts – firm fixed price	4,502,439	2,641,657
Revenues from digital advertising and electronic services	324,840	0
Total	$34,091,608	$3,182,046

The Company is primarily a reseller of third-party manufactured products, maintenance, and services, recognizes the revenue on sales of products (software and hardware) and maintenance agreements once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds. Generally, these criteria are met upon shipment to customers. Revenues from the sales of hardware products, software products, licenses, and maintenance agreements are recognized on a gross basis in accordance with applicable standards with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 3 - Significant Accounting Policies and Recent Accounting Pronouncements (continued)

Revenue Recognition (continued)

Revenue on time and material contracts is recognized based on a fixed hourly rate for direct labor hours expended. The fixed rate includes direct labor, indirect expenses, and profits. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. Anticipated losses are recognized as soon as they become known.  For the nine months ended September 30, 2013 and 2012 the Company did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States Government agencies, Saudi Arabian Government agencies, and commercial customers.

Revenues from digital advertising and electronic services are recognized when services are rendered.  Cash received as prepayments for services to be rendered are recognized as deferred revenue.  Revenue from such prepayments are recognized when the services are provided.

The Company records revenues from sales of third party products in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 “Principal Agent Consideration” (“ASC 605-45”). Furthermore, in accordance with ASC 605-45, the Company evaluates sales on a case by case basis to determine whether the transaction should be recorded gross or net, including, but not limited to, assessing whether or not the Company:  1) acts as principal in the transaction, 2) takes title to the products, and 3) has risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns.  The Company did not record any revenues on a net basis for the nine months ended September 30, 2013 and 2012.

The Company also enters into sales transactions whereby customer orders contain multiple deliverables, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: third-party computer hardware, third-party software, third-party hardware and software maintenance (a.k.a. support), and third-party services.  From time to time the personnel of the Company were contracted to perform installation and services for the customer.  In situations where the Company bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately.  For the nine months ended September 30, 2013 and 2012 revenues recognized as a result of customer contracts requiring the delivery of multiple elements was $21,190,397 and $0, respectively.  The Company had no multiple deliverable arrangements prior to the acquisition of Lilien.

Product delivery to customers occur in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor, or (iii) via electronic delivery for software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse, thereby increasing efficiency and reducing costs. Furthermore, in such drop-ship arrangements, the Company negotiates the price with the customer, pays the supplier directly for the product shipped and bears credit risk of collecting payment from its customers. The Company serves as the principal with the customer and, therefore, recognizes the sale and cost of sale of the product upon receiving notification from the supplier that the product has shipped.

Maintenance agreements allow customers to obtain technical support from the manufacturer and to upgrade, at no additional cost, to the latest technology if new software updates are introduced during the period that the maintenance agreement is in effect. Revenue derived from maintenance contracts primarily consists of the sale of third-party maintenance contracts by the Company, whereby the Company acts as the principal and the primary obligor in the transaction. Typically, the Company sells third-party maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. The Company generally bills maintenance fees in advance. The Company recognizes maintenance revenue ratably over the term of the maintenance agreement. In situations where the Company bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 3 - Significant Accounting Policies and Recent Accounting Pronouncements (continued)

Revenue Recognition (continued)

The Company recognizes revenue for sales of internally-performed services ratably over the time period over which the service will be provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period.  For service engagements that are on a time and materials basis, revenues are recognized based upon hours incurred as services are performed and amounts are earned.  Sales are recorded net of discounts, rebates, and returns. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.  Vendor product price discounts are recorded when earned as a reduction to cost of sales. Vendor product sales volume and growth incentive rebates based on total Company quarterly sales are recorded when earned as other income.

Cooperative reimbursements from vendors, which are earned and available, are recorded in the period the related advertising expenditure is incurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical sales returns and credit memo analysis which are adjusted to actual on a periodic basis.  The Company receives Marketing Development Funds (MDF) from vendors based on quarterly sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses. Reimbursements are recorded as a reduction of marketing expenses and other applicable selling general and administrative expenses in the period in which the expenses were incurred.

In general, the Company requires an upfront deposit for significant arrangements. If the Company receives a payment from a customer prior to meeting all of the revenue recognition criteria, the payment is recorded as deferred revenue. The Company’s current arrangements with its third party integrators, value added resellers and distributors generally do not provide for any rights of return, price protection or other contingencies.

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common share equivalents excluded from the calculation of diluted net loss per common share as of September 30, 2013 and 2012:

	September 30, 2013	September 30, 2012
Options	3,238,500	528,500
Warrants	822,523	-
Totals	4,061,023	528,500

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not expected to have, a material impact on the Company's condensed consolidated financial statements.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the condensed consolidated financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the condensed consolidated financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 4 - Acquisition of the Business of Lilien LLC

On March 20, 2013, the Company entered into an Asset Purchase and Merger Agreement (the “Agreement”) to acquire substantially all of the assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems (collectively referred hereafter as “Lilien”) effective as of March 1, 2013.  Lilien is an information technology company whose operations complement and significantly expands the Company's current base of business.

The purchase price of this acquisition aggregated $9,000,000 and consisted of cash of $3,000,000, and 6,000,000 shares of the Company's common stock deemed to have a fair value of $6,000,000.  The cash consideration of $3,000,000 was obtained by the Company through a borrowing under a credit facility entered into jointly by Sysorex Government Services, Inc. and Lilien Systems concurrently with and for the express purpose of consummating that acquisition.   Total costs incurred for the Lilien acquisition were $907,865 which consisted primarily of professional fees.

Lilien Systems and Sysorex Government Services are co-borrowers on the loan and both guaranteed the debt.  As they are part of the consolidated group of the Company no accounting consideration related to the co-guaranty was deemed necessary since such impact, if any, would be eliminated in consolidation.

Additionally, under the terms of the Agreement, the Company is liable to the former members of Lilien LLC for the payment of additional cash consideration on March 20, 2015 to the extent that they receive less than $1.00 per share from the sale of the 6,000,000 shares of the Company's common stock referred to above (the “Guaranteed Amount”), less customary commissions, on or before March 20, 2015, provided the stockholders are in compliance with the terms and conditions of the lock-up agreement. Notwithstanding the foregoing, in the event that the gross profits for calendar 2013 and 2014 attributable to the Lilien assets are more than 20% below what was forecasted to the Company, the Guaranteed Amount will be proportionately reduced. As of the date of the acquisition and September 30, 2013 the guaranteed amount was de minimis.

The acquisition of Lilien was accounted for by the Company under the acquisition method of accounting, whereby assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition. The Company deemed the quoted market prices for those shares not to be a reliable measurement method due to the very limited trading activity in such securities.

The purchase price is allocated as follows:

Assets Acquired :
Cash	$1,112,485
Receivables	4,870,471
Inventory	55,410
Other current assets (Note A)	852,759
Prepaid Licenses/Contracts (Note B)	9,146,954
Property and equipment	254,638
Trade name/trademarks (Note C)	3,250,000
Customer relationships (Note C)	2,130,000
Goodwill	4,544,053
26,216,770
Liabilities Assumed :
Accounts payable	5,094,390
Accrued expenses (Note D)	970,139
Deferred Revenue	11,152,241
17,216,770
Purchase Price	$9,000,000

(A)

Other current assets consist primarily of $356,000 of rebates receivable, $107,000 of prepaid expenses, $195,000 of unbilled revenues and $153,000 for a working capital settlement adjustment. The asset purchase agreement included a provision for an adjustment to working capital as of the closing date of the transaction.  This is the amount due to Sysorex for that adjustment; however, this amount is subject to continuing negotiation.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 4 - Acquisition of the Business of Lilien LLC (continued)

(B)

Prepaid licenses/contracts are payments made by the Company directly to the manufacturer for the third party maintenance services and are being amortized over the life of the contract

(C)

The trade name/trademarks and customer relationships are identifiable intangible assets that are being amortized over their useful life of seven years.

(D)

Accrued expenses consist primarily of $654,000 of accrued compensation, $50,000 of accrued other operational expenses and $35,000 of sales taxes payable.

Note 5 - Acquisition of Shoom, Inc.

Effective August 31, 2013, the Company entered into an Agreement and Plan of Merger (the “Agreement”) and acquired 100% of the stock of Shoom, Inc. “(Shoom”), a California based provider of cloud based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

The purchase price of this acquisition aggregated $8,107,000 and consisted of cash of $2,500,000, and 2,762,000 shares of the Company's common stock deemed to have a fair value of $5,607,000. The cash portion was funded by the excess working capital the Company obtained from the Shoom acquisition.  The cash consideration is subject to adjustment under terms of the Agreement. Total costs incurred for the Shoom acquisition were $316,387 which consisted primarily of professional fees.

The acquisition of Shoom was accounted for by the Company under the acquisition method of accounting, whereby assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition. The Company deemed the quoted market prices for those shares not to be a reliable measurement method due to the very limited trading activity in such securities.

The purchase price was initially allocated as follows:

Assets Acquired :
Cash	$3,669,000
Marketable securities	605,000
Receivables	141,000
Other assets (A)	153,000
Property and equipment	29,000
Trade name/trademarks (B)	110,000
Customer relationships (B)	1,200,000
Developed technology (C)	1,360,000
Goodwill	1,245,000
8,512,000
Liabilities Assumed :
Accounts payable	44,000
Other current liabilities (D)	361,000
405,000
Purchase Price	$8,107,000

(A)

Other current assets consist primarily of $112,000 of prepaid expenses, $26,000 of other receivables and $11,000 of security deposits.

(B)

The trade name/trademarks and customer relationships are identifiable intangible assets that are being amortized over their useful life of seven years.

(C)

The developed technology is an identifiable intangible asset that is being amortized over their useful life of four years.

(D)

Other current liabilities consist primarily of $136,000 of payroll liabilities and $167,000 of profit sharing liabilities.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 5 - Acquisition of Shoom, Inc. (continued)

A final valuation of the assets and liabilities of Shoom has not been completed as of this reporting period. Consequently, the purchase price was preliminarily allocated based upon the asset and liability amounts in Shoom's accounting records with the excess classified as intangible assets and unallocated purchase price. These amounts are subject to revision upon the completion of formal studies and valuations which will occur during the fourth quarter of 2013.

Note 6 – Proforma Financial Information

The following unaudited proforma financial information presents the consolidated results of operations of the Company, Lilien and Shoom for the nine months ended September 30, 2013 and 2012, as if the acquisitions had occurred on January 1, 2012 instead of on March 1, 2013 for Lilien and August 31, 2013 for Shoom. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	9 Months Ended	9 Months Ended
	September 2013	September 2012
Revenues	$41,906,511	$36,051,072
Net Loss Attributable to Common Shareholder	$(2,286,535)	$(1,032,513)
Weighted Average Number of Common Shares Outstanding	27,615,274	26,724,518
Loss Per Common Share - Basic and Fully Diluted	$(.08)	$(.04)

Note 7 - Marketable Securities

As of September 30, 2013, marketable securities were comprised of the following:

	As of September 30, 2013
	Cost	Fair Value
Available for sale
Mutual funds	$121,706	$122,127

Held to maturity
Certificate of Deposit	194,000	194,000

	$315,706	$316,127

There were no purchases of marketable securities during the nine months ended September 30, 2013.  The Company sold $10,040 of available for sale mutual funds and certificate of deposits of $254,724 matured and were liquidated during the nine months ended September 30, 2013.  There were no unrealized gains or losses associated with the sold marketable securities as all gains and losses were realized and the securities were valued at fair value as of the Shoom acquisition date of August 31, 2013 and the securities were sold shortly thereafter.

The following summarizes the underlying contractual maturities of marketable securities at September 30, 2013:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than one year	$121,706	$122,127	$194,000	$194,000
Total	$121,706	$122,127	$194,000	$194,000

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 8 – Notes Receivable

Secured Promissory Note

On August 30, 2013, the Company entered into a Secured Promissory Note (the “Note”) agreement wherein it loaned $1,000,000 to a company in the field of cyber security to support its operations.  The Note is due on February 28, 2014, accrues interest at 8% per annum, and is collateralized by the general assets of the debtor.

Note 9 - Due from Related Parties

Non-interest bearing amounts due on demand from a related party was $665,554 as of September 30, 2013 and December 31, 2012 and consisted primarily of amounts due from Sysorex Consulting, Inc.  As Sysorex Consulting, Inc. is a direct shareholder of and an investor in the Company, the amounts due from Sysorex Consulting, Inc. as of September 30, 2013 and December 31, 2012 have been classified in and as a reduction of stockholders' deficiency.

Note 10 - Intangible Assets

Lilien Acquisition

Balances of the Intangible assets that relate to the Lilien acquisition are as follows as of September 30, 2013:

	As of September 30, 2013
Amortized Intangible Assets	Gross Carrying Amount	Accumulated Amortization

Trade name/trademarks	$3,250,000	$(270,831)
Customer relationships	2,130,000	(177,504)
Total	$5,380,000	$(448,335)

The weighted average remaining amortization period for the Company’s trade names/ trademarks and customer relationships is 3.88 and 2.54 years, respectively.

Shoom Acquisition

Balances of the Intangible assets that relate to the Shoom acquisition are as follows as of September 30, 2013:

	As of September 30, 2013
Amortized Intangible Assets	Gross Carrying Amount	Accumulated Amortization

Trade name/trademarks	$110,000	$(1,310)
Customer relationships	$1,200,000	$(14,286)
Developed Technology	$1,360,000	$(28,333)
Total	$2,670,000	$(43,929)

The weighted average remaining amortization period for the Company’s trade names/ trademarks, customer relationships and developed technology is .29, 3.12 and 1.99 years, respectively.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 10 - Intangible Assets (continued)

Aggregate Amortization Expense:

For the nine months ended September 30, 2013         $492,264

The following table presents the Company’s estimate for total amortization expense for the year ended September 30, 2014 through 2019 and thereafter.

Year Ending September 30,	Amount
2014	1,295,714
2015	1,295,714
2016	1,295,714
2017	1,267,379
2018	955,715
2019 and thereafter	1,447,500
Total	$7,557,736

Note 11 – Deferred revenue

Deferred revenue as of September 30, 2013 and December 31, 2012 consisted of the following:

	September 30, 2013	December 31, 2012
Deferred Revenue, current
Lilien third party maintenance agreements	$7,577,576	$0
Services to be provided by Shoom	11,354	0
Services to be provided by Sysorex	236,291	236,291
Total Deferred Revenue, current	7,825,221	236,291
Deferred Revenue, non-current
Lilien third party maintenance agreements	4,989,375	0
Total Deferred Revenue	$12,814,596	$236,291

The fair value of the deferred revenue approximates the services to be rendered.

Note 12 - Due to Related Parties

Non-interest bearing amounts due on demand to related parties as of September 30, 2013 and December 31, 2012 are as follows:

	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
Qureishi Family Trust, an entity which owns 5.6% and 10.1% of the outstanding common shares of the Company as of September 30, 2013 and December 31, 2012, respectively.	$--	$136,977

Duroob Technology, Inc., an entity whose CEO owns a minority interest in Sysorex Arabia LLC, the Company's 50.2% owned subsidiary as of September 30, 2013 and December 31, 2012	264,465	1,680,447

Sysorex Consulting, Inc., an entity which owns 1.3% and 2.3% of the outstanding common shares of the Company as of June 30, 2013 and December 31, 2012, respectively.	--	11,717
Total	$264,465	$1,829,141

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 13 - Notes Payable

Notes payable and accrued interest as of September 30, 2013 and December 31, 2012 consisted of the following:

	September 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
(A) Note payable dated July 1, 2008	$235,233	$341,899
(B) Note payable dated June 15, 2010	--	22,020
(C) Note payable dated July 29, 2011	--	27,262
(D) Note payable dated August 31, 2013	2,500,000	--
Total	$2,735,233	$391,181

(A)

On July 1, 2008, the Company entered into a note payable for gross proceeds of $515,233. The note has no stated interest rate or repayment terms and matured on July 31, 2012.  Effective December 31, 2012, that arrangement has been amended and the maturity date was revised to September 30, 2013.  The Company has been given a verbal extension of the maturity date to December 31, 2013.

(B)

On June 15, 2010, the Company entered into a note payable for gross proceeds of $28,000. The note accrued interest at the rate of 6% per annum and matured on March 31, 2013. Principal and interest was paid in full on March 27, 2013.

(C)

On July 29, 2011 and in connection with the acquisition of Softlead, the Company became responsible for a note payable in the amount of $27,262.  The note had no stated interest rate, repayment terms or maturity date.  This note was paid in full on April 3, 2013.

(D)

On August 31, 2013 the Company entered into an Agreement and Plan of Merger to Acquire Shoom.  As a part of the acquisition the Company paid the Shoom shareholders $2,500,000 as further described in Note 5.  Post-acquisition the Shoom shareholders collectively own approximately 8% of the Company.

Note 14 - Note Payable to Related Party

On June 15, 2010, the Company entered into a note payable with a director of the Company for $15,000.  The note accrues interest at an annual rate of 8% per annum and matures on September 30, 2013.  Principal and interest due in connection with this note totaled $2,597 and $18,050 as of September 30, 2013 and December 31, 2012, respectively.  This note was paid in full on October 16, 2013.

On May 29, 2012, the Company entered into a note payable with a related party of the Company for $37,595.  This note has no stated interest rate and is payable upon demand.  Principal due in connection with this note totaled $0 and $17,000 as of September 30, 2013 and December 31, 2012, respectively.

Note 15- Secured Convertible Note Payable

On August 7, 2012, the Company issued a secured convertible promissory note (the “Note”) in the face amount of $200,000. The Note accrues interest at the effective rate of 32%, is secured by Company receivables, matures on February 7, 2013, and may be prepaid without penalty at any time.

The Note is also convertible at any time at the option of the holder into shares of the Company's common stock at a conversion price equal to 45% of the lowest trading price for the common stock at any time during the ten trading days immediately preceding the date of issuance by the holder of a notice of conversion. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument.

In connection with the issuance of the Note, the Company also issued warrants for the purchase of 300,000 shares of the Company's common stock at an exercise price of $0.87 per share through July 29, 2014.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory note described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 15 - Secured Convertible Note Payable (continued)

Generally accepted accounting principles require that:

a)

 Derivative financial instruments be recorded at their fair value on the date of issuance and then adjusted to fair value at each subsequent balance sheet date with any change in fair value reported in the statement of operations; and

b)

 The classification of derivative financial instruments be reassessed as of each balance sheet date and, if appropriate, be reclassified as a result of events during the reporting period then ended.

The fair value of the embedded conversion feature and the warrants, $244,500 and $17,700, respectively, aggregated $262,200.  Consequently, upon issuance of the Note, a debt discount of $200,000 was recorded and the difference of $62,200, representing the fair value of the conversion feature and the warrants in excess of the debt discount, was immediately charged to interest expense.  The debt discount will be amortized over the earlier of (i) the term of the debt, or (ii) conversion of the debt, using the straight-line method, which approximates the interest method. The amortization of debt discount is included as a component of interest expense in the condensed consolidated statements of operations.

The fair value of the embedded conversion feature and the warrants was estimated using the Black-Scholes option-pricing model.  Key assumptions used to apply this pricing model during the quarter ended March 31, 2013 were as follows:

Risk-free interest rate	0.3%
Expected life of option grants	0.5 to 2.0 years
Expected volatility of underlying stock	39%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  The risk free interest rate was obtained from U.S. Treasury rates for the applicable periods.

The Company repaid $105,000 and $95,000 of the principal balance due and reclassified $128,468 and $116,097 of the derivative liability to additional paid-in capital during the period ended March 31, 2013 and the year ended December 31, 2012, respectively.  This note payable was paid in full during the nine months ended September 30, 2013.

Note 16 – Revolving Line of Credit

On March 15, 2013 and in connection with and concurrent with our acquisition of Lilien, Sysorex Government Services, Inc., and Lilien Systems, 100%-owned subsidiaries of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 through March 15, 2015.  On March 20, 2013, the Borrowers received $4,175,000 under the Agreement.  Of that amount, $3,000,000 was paid as consideration in connection with the acquisition of Lilien effective March 1, 2013. The balance of $1,175,000 was utilized to pay the acquisition costs, for the repayment of various notes and short-term debts and to support operations.  Terms of the Agreement include compliance with certain debt covenants to include an asset coverage ratio of 1.4 to 1.0, a debt service coverage ratio of 1.5 to 1.0 and performance to plan covenants.  During the quarter ended September 30, 2013 there were a few periods where the Company was in an overadvance position on the bank credit line and due to a misunderstanding of the terms some of the compliance documents were not filed timely.  The Company took corrective action and paid down the line. Subsequent to September 30, 2013 the bank waived the defaults and the Company is in compliance.  The line of credit incurs interest at the greater of 5.25% or the bank's prime rate plus 2% and matures on March 15, 2015.  The interest rate as of September 30, 2013 was 5.25%.

Terms of this agreement require all cash receipts of Sysorex Government Services, Inc. and Lilien Systems to be remitted to a lockbox for application to the balance due in connection with the Agreement.  The balance outstanding under this facility was $5,000,000 as of September 30, 2013.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 16 – Revolving Line of Credit (continued)

On August 29, 2013 the Company and Bridge Bank entered into Amendment 1 to Bridge Bank’s Business Financing Agreement (“BFA”) dated March 15, 2013 to amend certain sections and for Bridge Bank to waive existing defaults by the Company. The Amendment 1 waived the Asset Coverage Ratio for April 2013 and the Performance to Plan ratio for June 30, 2013.  The amendments included an increase to the credit limit to $6,000,000, the Asset Coverage Ratio was amended to be not at any time less than (i) 1.0 to 1.0, tested as at the end of each month, commencing with the month ended July 31, 2013, and (ii) 1.4 to 1.0, tested as at the end of each month, commencing with the month ending September 30, 2013, and the Performance to Plan covenant was amended to state that the combined revenues and net income are not to deviate by more than 20% or $100,000 from the projections of combined revenues and Net Income approved by the boards of directors of the Company and Lilien with respect to the rolling three month period ended on the date of determination, tested as at June 30, 2013, September 30, 2013, and the end of each month thereafter, commencing with the month ending October 31, 2013.

Additionally and concurrently with the Amendment 1 to the BFA, the Company entered into a term loan for $750,000 which accrues interest at the greater of 5.25% or the bank's prime rate plus 2% and matures on August 27, 2016. The banks prime rate was 3.25% as of September 30, 2013. The Company will make payments of $41,667 on the first day of each month commencing on February 1, 2014 until the loan amount is paid in full.

On August 29, 2013, the Company granted 112,500 warrants to Bridge Bank in connection with the Amendment 1 to the BFA.  The warrants were fully vested on the date of grant, have an exercise period of seven years and have a fair value of $137,100 determined by the black scholes model.  The warrants have an exercise price of $1.20 per share.  The Company paid $6,552 in fees to Bridge Bank for Amendment 1.  The Company capitalized the fair value of the warrants of $137,100 and the fees paid of $6,552 as deferred financing costs and a component of other assets and is amortizing the amount to interest expense over the remaining term of the credit line.

Note 17 - Common Stock

On March 20, 2013, and as more fully described in Note 4, the Company issued 6,000,000 shares of common stock in connection with the acquisition of substantially all of the assets of Lilien LLC and 100% of the stock of Lilien Systems.  These shares were deemed to have a fair value of $6,000,000.

On March 20, 2013, the Company issued 180,000 shares of common stock under the terms of a consulting services agreement in connection with the Lilien acquisition.  The Company recorded an expense of $180,000 during the nine months ended September 30, 2013 which has been included as a component of the acquisition transaction costs in the condensed consolidated statement of operations.

On March 20, 2013, the Company issued 15,000 shares of common stock under the terms of a consulting services agreement.  The Company recorded an expense of $15,000 during the nine months ended September 30, 2013 which has been including as a component of the acquisition transaction costs in the condensed consolidated statement of operations.

On March 31, 2013, the Company issued 887,433 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc. (“Duroob”), a related party, as Duroob's Chief Executive Officer owns a minority interest in Sysorex Arabia, LLC.  On December 31, 2012 Sysorex Arabia owed Duroob Technology $1,680,447. During the quarter ended March 31, 2013, Duroob Technology advanced another $94,419 to Sysorex Arabia for continuing operations which created a balance owed to Duroob Technology at March 31, 2013 of $1,774,865.  The fair market value of the shares was $887,433 and as Duroob is a related party the resulting gain of $887,433 has been credited to additional paid-in capital.  The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC.  However, by agreement with the other shareholder of Sysorex Arabia LLC, the ownership percentages of Sysorex Arabia LLC remained unchanged.

On April 8, 2013, the Company issued 31,746 shares of common stock under the terms of a consulting services agreement. The Company recorded expense of $31,746 during the nine months ended September 30, 2013 which has been including as a component of professional and legal fees in the condensed consolidated statement of operations.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 17 - Common Stock (continued)

On May 2, 2013, the Company issued 60,000 shares of common stock under the terms of a consulting services agreement.  The Company recorded an expense of $60,000 during the nine months ended September 30, 2013 which has been including as a component of professional and legal fees in the condensed consolidated statement of operations.

On June 30, 2013, the Company issued 15,000 shares of common stock under the terms of a consulting services agreement.  The Company recorded an expense of $15,000 during the nine months ended September 30, 2013which has been including as a component of professional and legal fees in the condensed consolidated statement of operations.

On July 8, 2013, the Company issued 31,746 shares of common stock under the terms of a consulting services agreement.  The Company recorded an expense of $64,444 during the nine months ended September 30, 2013 which has been including as a component of professional and legal fees in the condensed consolidated statement of operations.

On August 31, 2013, and as more fully described in Note 5, the Company issued 2,762,000 shares of common stock in connection with the acquisition of Shoom.  These shares were deemed to have a fair value of $5,607,000.

On September 13, 2013, the Company issued 120,865 shares for the cashless exercise of 300,000 common stock warrants.

On September 30, 2013, the Company issued 15,000 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $30,450 during the nine months ended September 30, 2013 which has been including as a component of professional and legal fees in the condensed consolidated statement of operations.

Note 18 - Options

On March 20, 2013 the Company granted options for the purchase of 209,500 shares of common stock to employees.  These options vest over four years, have a life of ten years, and have an exercise price of $0.40 per share.  The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $154,400.  The Company incurred a stock-based compensation charge of $57,900 during the nine months ended September 30, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On April 1, 2013 the Company granted options for the purchase of 20,000 shares of common stock to non-employees.  These options are fully vested, have a life of ten years, and have an exercise price of $1.00 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $10,400 during the nine months ended September 30, 2013 which has been included as a component of compensation and related benefits.

On April 8, 2013 the Company granted options for the purchase of 15,000 shares of common stock to an employee.  These options vest over four years, have a life of ten years, and have an exercise price of $1.00 per share.  The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $7,700.  The Company incurred a stock-based compensation charge of $962 during the nine months ended September 30, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On August 14, 2013 the Company granted options for the purchase of 81,000 shares of common stock to employees.  These options have are 25% vested upon grant date with the remainder to vest over 3 years, have a life of ten years and an exercise price of $1.35 per share.  The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $105,600.   The Company incurred a stock-based compensation charge of $26,400 during the nine months ended September 30, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

On August 14, 2013 the Company granted options for the purchase of 1,250,000 shares of common stock to an employee.  These options vest over four years and have an exercise period of ten years and an exercise price of $1.35 per share.   The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $1,629,000.  The Company incurred a stock-based compensation charge of $50,906 during the nine months ended September 30, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 18 – Options (continued)

On August 31, 2013, the Company granted options for the purchase of 200,000 shares of common stock to employees.   These options are 25% vested upon grant date with the remainder to vest over three years and have an exercise period of ten years and an exercise price of $1.30 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $264,300. The Company incurred a stock-based compensation charge of $66,075 during the nine months ended September 30, 2013 for the vested portion, which has been included as a component of compensation and related benefits.

As of September 30, 2013, the fair value of non-vested options totaled $1,958,757 which will be amortized to expense over the remaining vesting periods ranging from 3 to 4 years.

The fair value of each employee option grant was estimated on the date of the grant using the Black-Scholes option-pricing model.  Key assumptions used in those calculations during the nine months ended September 30, 2013 were as follows:

Risk-free interest rate	1.8% to 2.8%
Expected life of option grants	10 years
Expected volatility of underlying stock	39.4% - 39.7%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. The risk free interest rate was obtained from U.S. Treasury rates for the applicable periods. The Company attributes the value of stock-based compensation to operations on the straight-line single option method.

Note 19 - Warrants

On March 20, 2013, the Company granted 166,667 warrants to Bridge Bank, NA in connection with the acquisition of Lilien. The warrants were fully vested on the date of the grant and have an exercise period of seven years.  The warrants have an exercise price of $0.45 per share.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $109,300 during the nine months ended September 30, 2013 which has been including as a component of acquisition transaction costs.

On August 29, 2013, the Company granted 112,500 warrants to Bridge Bank in connection with the Amendment 1 to the BFA. The warrants were fully vested on the date of grant, have an exercise period of seven years and an exercise price of $1.20 per share. The Company valued the warrants using the Black-Scholes valuation model and the fair value of the warrants of $137,100 has been capitalized as deferred financing costs during the nine months ended September 30, 2013 and is being amortized to interest expense over the remaining term of the credit line.

Note 20 - Fair Value

The Company determines the estimated fair value of amounts presented in these condensed consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the condensed consolidated financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of September 30, 2013 and December 31, 2012 and, as of those dates, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 20 - Fair Value (continued)

The following table summarized the valuation of the Company’s investment by the above fair value hierarchy levels as of September 30, 2013.

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at September 30, 2013

Marketable securities	$316,127	$--	$--	$316,127

September 30, 3013	$316,127	$--	$--	$316,127

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair measurements requires judgment and considers factors specific to each asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in historical company data) inputs.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques, and at least one significant model assumption or input is unobservable. The Company’s Level 3 liabilities consisted of derivative liabilities associated with the convertible debt that contains an indeterminable conversion share price and the tainted warrants as the Company cannot determine if it will have sufficient authorized common stock to settle such arrangements.

The following table provides a summary of the Company’s level 3 changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using significant unobservable inputs during the nine months ended September 30, 2013.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - December 31, 2012	$48,800	$128,300	$177,100
Change in Fair Value of Derivative Liability	489,000	168	489,168
Reclassification of Derivative Liability to Equity	(537,800)	(128,468)	(666,268)
Balance – September 30, 2013	$--	$--	$--

The carrying amounts of the Company’s cash and cash equivalents, accounts receivables, prepaid expenses, accounts payable and accrued expenses and other current liabilities approximate fair value to the short-term nature of these investments.

The following table summarizes significant unobservable inputs in the fair value measurement of the Company’s warrant liability and embedded conversion feature. (Note 15)

Stock Price	$1.00
Risk Free Interest Rate	0.3%
Expected Life of Warrant Grant	0.5 – 2.0 Years
Expected Volatility	39%
Dividends	0.00

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 20 - Fair Value (continued)

The expected stock price volatility for the Company’s warrants was determined by the historical volatilities of industry peers and used an average of those volatilities.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.  The dividend yield is 0% because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

The fair value of the put options/contingent consideration as more fully described in Note 4 of the condensed consolidated financial statements was evaluated under ASC 450. Based on the following unobservable inputs the Company deemed the fair value of the put option contingency to have a de minimis value as of the date of the acquisition and for each reporting date. The former members of Lilien must sell their common shares on or before March 20, 2015 and receive net proceeds of less than $1.00 per share. The Company considered that scenario to be unlikely, based upon its business plan and through the combined growth of the Company. The quoted market price of the Company’s common shares undervalued those shares due to the very limited trading activity in such securities. As trading activity is expected to increase over the next two years and the market price has the opportunity to reflect the acquisition of Lilien and the increasing value of the Company during that period would further reduce the possibility of a holder receiving less than $1.00 per share from the sale of such securities. In addition, the holders of those shares issued in connection with the Lilien acquisition are still employed with the Company which increases the probability that the Company’s stock price will be greater than $1.00.

Note 21 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable’s credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at a foreign financial institution for its majority-owned subsidiary. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

As of September 30, 2013, Customer H represented approximately 13%, Customer I represented approximately 9%, Customer J represented approximately 7% and Customer A represented approximately 7% of total accounts receivable.  As of September 30, 2012, Customer E represented approximately 53%, Customer F represented approximately 19%, Customer G represented approximately 15% and Customer D represented approximately 13% of total accounts receivable.

The following table sets forth the percentages of revenue derived by the Company from those customers which accounted for at least 10% of revenues during the applicable period:

	For the Period Ended September 30,
	2013	%	2012	%
Customer A	$3,735,774	11.0
Customer B	$3,550,089	10.4
Customer C	$2,502,043	7.3
Customer D			$1,604,170	50.4
Customer E			$555,162	17.4
Customer F			$534,863	16.8
Customer G			$454,016	14.3

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 22 - Foreign Operations

The Company’s operations are located primarily in the United States and Saudi Arabia. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows (amounts in rounded thousands):

	United	Saudi
	States	Arabia	Eliminations	Total
Nine Months Ended September 30, 2013 :
Revenues by geographic area	$34,047,000	$45,000	$--	$34,092,000
Operating loss by geographic area	$(2,196,000)	$(209,000)	$--	$(2,405,000)
Net loss by geographic area	$(2,697,000)	$(209,000)	$--	$(2,906,000)

Nine Months Ended September 30, 2012 :
Revenues by geographic area	$2,622,000	$560,000	$--	$3,182,000
Operating loss by geographic area	$(138,000)	$(97,000)	$--	$(235,000)
Net income (loss) by geographic area	$(282,000)	$(94,000)	$--	$(376,000)

As of September 30, 2013 :
Identifiable assets by geographic area	$39,661,000	$1,353,000	$--	$41,014,000
Long lived assets by geographic area	$13,586,000	$17,000	$--	$13,603,000

As of December 31, 2012 :
Identifiable assets by geographic area	$429,000	$1,186,000	$--	$1,615,000
Long lived assets by geographic area	$8,000	$41,000	$--	$49,000

The company also generated revenues from customers located in Canada. During the nine months ended September 30, 2013, these revenues were deemed to be nominal of total revenues for the period then ended.

Note 23 - Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During the year ended December 31, 2011, a judgment in the amount of $936,330 was levied against Sysorex Arabia LLC in favor of Creative Edge, Inc. in connection with amounts advanced for operations.  Of that amount, $214,187 has been repaid, $514,836 will be paid through a surety bond, and the remaining $207,320 has been accrued by Sysorex Arabia as of September 30, 2013.

During the year ended December 31, 2011, a judgment in the amount of $613,333 was levied against Sysorex Arabia LLC in favor of one of its vendors (Tuwaiq) in connection with a dispute related to a services contract.  However, this vendor owed Sysorex Arabia LLC a like amount in connection with the same services contract. In 2012, the balances were offset, the accounts were settled, and the judgment was released.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

Note 23 - Commitments and Contingencies (continued)

Contingent Consideration

Under the terms of the acquisition of Lilien as more fully described in Note 4, the Company is liable for the payment of additional cash consideration to the extent that the recipients of the 6,000,000 shares of the Company's common stock referred to above receive less than $6,000,000 from the sale of those shares, less customary commissions, on or before March 20, 2015.  As of the date of the acquisition and September 30, 2013 the guaranteed amount was considered by management to be de minimis.

Note 24- Subsequent Events

Common Stock

On October 1, 2013, the Company issued 20,000 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On October 8, 2013, the Company issued 31,746 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On October 11, 2013, the Company issued 6,875 shares of common stock under the terms of a consulting services agreement which were fully vested upon date of grant.

On November 6, 2013, the Company issued 14,286 shares of common stock for services to a director of the Company which were fully vested upon date of grant.

On November 18, 2013 the Company granted options for the purchase of 916,500 shares of common stock to employees.  These options have are 25% vested upon grant date with the remainder to vest over 3 years, have a life of ten years and an exercise price of $1.28 per share.  The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the award was $1,213,000.   The fair value of the common stock as of grant date was $2.03/share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Sysorex Global Holdings Corp.

We have audited the accompanying consolidated balance sheets of Sysorex Global Holdings Corp. and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sysorex Global Holdings Corp. and Subsidiary as of December 31, 2012 and 2011, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

August 12, 2013

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011
Assets
Current Assets
Cash and cash equivalents	$8,301	$225,134
Accounts receivable, net	386,720	414,519
Prepaid expenses	31,762	43,318
Total Current Assets	426,783	682,971
Property and Equipment - Net	49,238	144,921
Deposits	749,227	762,738
Contracts Receivable, Long Term	369,804	21,788
Other Assets	20,060	298
Total Assets	$1,615,112	$1,612,716

Liabilities and Stockholders’ Deficiency
Current Liabilities
Accounts payable	$1,075,312	$896,262
Accrued expenses	503,634	456,152
Accrued compensation and related benefits	1,078,330	1,024,403
Deferred revenue	236,291	378,557
Due to factoring company	46,426	44,423
Due to related parties	1,829,141	1,365,888
Advance payable	722,156	936,343
Notes payable	391,181	479,741
Note payable to related party	35,050	16,850
Convertible note payable, net of debt discount of $16,667	88,333	--
Derivative liability	177,100	--
Total Liabilities	6,182,953	5,598,619

Commitments and Contingencies	--	--
Stockholders’ Deficiency
Preferred stock - $0.001 par value: 5,000,000 shares authorized; -0- shares issued and outstanding	--	--
Common stock - $0.001 par value: 40,000,000 shares authorized; 17,987,518 and 17,962,518 issued and outstanding	17,988	17,963
Additional paid-in capital	6,130,440	5,901,968
Due from Sysorex Consulting, Inc.	(665,554)	(639,744)
Accumulated deficit (excluding $2,441,960 reclassification to additional paid-in capital in quasi-reorganization)	(8,842,558)	(8,148,712)

Stockholders’ Deficiency Attributable to Sysorex Global Holdings Corp.	(3,359,684)	(2,868,525)

Non-controlling interest	(1,208,157)	(1,117,378)

Total Stockholders’ Deficiency	(4,567,841)	(3,985,903)

Total Liabilities and Stockholders’ Deficiency	$1,615,112	$1,612,716

The accompanying notes are an integral part of these consolidated financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Revenues, Net	$4,237,789	$7,003,549

Cost of Revenues	2,344,592	4,312,281

Gross Profit	1,893,197	2,691,268

Operating Expenses
Compensation and related benefits	1,462,858	1,787,255
Professional and legal fees	471,393	140,459
Consulting and advisory fees	1,685	187,625
Occupancy	50,043	44,137
Other administrative	362,632	580,165

Total Operating Expenses	2,348,611	2,739,641

Loss from Operations	(455,414)	(48,373)

Other Income (Expense)
Other income	2,987	66
Gain on settlement of obligations	--	110,049
Interest expense	(350,201)	(30,890)
Change in fair value of derivative liability	18,003	--

Total Other (Expense) Income	(329,211)	79,225

Net (Loss) Income before Provision for Income Taxes	(784,625)	30,852

Provision for Income Taxes	--	30,606

Net (Loss) Income	$(784,625)	$246

Net (Loss) Income Attributable to Non-controlling Interest	$(90,779)	$35,775

Net Loss Attributable to Stockholders of Sysorex Global Holdings Corp.	$(693,846)	$(35,529)

Dividends	--	118,200

Net Loss Attributable to Common Stockholders	$(693,846)	$(153,729)

Net Loss Per Share - Basic and Diluted	$(0.04)	$(0.01)

Weighted Average Shares Outstanding
Basic and Diluted	17,962,586	13,879,817

The accompanying notes are an integral part of these consolidated financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

			Additional	Due to		Non-	Total
	Common Stock		Paid-in	Sysorex	Accumulated	Controlling	Stockholders’
	Shares	Amount	Capital	Consulting, Inc.	Deficit	Interest	Deficiency

Balance – January 1, 2011	9,658,967	$9,659	$3,943,441	$(651,625)	$(7,994,983)	$(2,349,883)	$(7,043,391)

Issuance of common stock for the settlement of debt due to a related party	1,135,781	1,136	1,174,864	--	--	--	1,176,000
Dividends	--	--	--	--	(118,200)	--	(118,200)
Conversion of Sysorex Federal, Inc. preferred stock and accrued dividends to common stock prior to reverse merger with Softlead, Inc.	3,805,252	3,805	1,549,220	--	--	--	1,553,025
Reverse merger with Softlead, Inc. and Sysorex Arabia LLC	2,650,518	2,651	(1,311,645)	--	--	1,196,730	(112,264)
Stock options granted to employees for services	--	--	202,800	--	--	--	202,800
Shares issued for the exercise of stock options	30,000	30	2,970	--	--	--	3,000
Shares of common stock issued for consultant and legal services	42,000	42	20,958	--	--	--	21,000
Shares of common stock issued for cash and services	350,000	350	174,650	--	--	--	175,000
Shares of common stock issued for cash	290,000	290	144,710	--	--	--	145,000
Cash repayment of advances from related party	--	--	--	11,881	--	--	11,881
Net income (loss)	--	--	--	--	(35,529)	35,775	246

Balance – December 31, 2011	17,962,518	17,963	5,901,968	(639,744)	(8,148,712)	(1,117,378)	(3,985,903)

Advances from related party	--	--	--	(25,810)	--	--	(25,810)
Stock options granted to employees for services	--	--	108,500	--	--	--	108,500
Reclassification of derivative liability (Note 10)	--	--	116,097	--	--	--	116,097
Shares of common stock issued for services	25,000	25	3,875	--	--	--	3,900
Net loss	--	--	--	--	(693,846)	(90,779)	(784,625)

Balance - December 31, 2012	17,987,518	$17,988	$6,130,440	$(665,554)	$(8,842,558)	$(1,208,157)	$(4,567,841)

The accompanying notes are an integral part of these consolidated financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Cash Flows from Operating Activities
Net income (loss)	$(784,625)	$246
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	99,204	83,198
Bad debt expense	--	99,341
Stock based compensation	223,600	395,300
Accretion of debt discount	183,333	--
Change in fair value of derivative liability	(18,003)	--
Gain on settlement of obligations	--	(110,049)
Changes in operating assets and liabilities:
Accounts receivable	(320,217)	(60,739)
Prepaid expenses	11,557	38,487
Other assets	(6,251)	4,610
Accounts payable	179,048	(337,841)
Accrued expenses	47,481	274,585
Accrued compensation	53,928	(942,716)
Deferred revenue	(142,266)	107,273
Accrued interest	1,200	6,640
Net Cash Used in Operating Activities	(472,011)	(441,665)
Cash Used in Investing Activities
Purchase of property and equipment	(3,521)	(5,875)
Cash Flows from Financing Activities
Advances from factor	2,003	3,957
Net proceeds from issuance of common stock	--	148,500
Net proceeds from the exercise of stock options	--	3,000
Proceeds from note from related party	17,000	--
Repayment of advances to Qureishi Family Trust	(7,631)	(82,099)
Repayment of advances to Sysorex Consulting, Inc.	(122,613)	(338,890)
Repayment of cash advances	(214,187)	(106,667)
Proceeds from convertible notes	200,000	--
Repayment of convertible notes	(95,000)	--
Repayment of notes payable	(88,560)	(93,344)
Advance from Duroob Technology	567,687	1,112,760

Net Cash Provided by Financing Activities	$258,699	$647,217
Net (Decrease) Increase in Cash and Cash Equivalents	(216,833)	199,677
Cash and Cash Equivalents - Beginning of Year	225,134	25,457
Cash and Cash Equivalents - End of Year	$8,301	$225,134

Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Interest	$55,668	$25,233
Income Taxes	$23,122	$1,320

Non-cash disclosure of Financing and Investing Activities:
Reclassification of derivative liability to equity	$116,097	$--
Issuance of common stock for the settlement of
related party advances	$--	$1,176,000
Issuance of common stock for the settlement of
accrued dividends	$--	$1,553,025
Acquisition of Softlead:
Assumption of assets other than cash	$--	$20,000
Assumption of liabilities	$--	$32,264
Dividends accrued	$--	$118,200

The accompanying notes are an integral part of these consolidated financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 1 - Organization and Nature of Business

Overview

Sysorex Global Holdings Corp. (“SGHC”), through its wholly-owned subsidiaries, Sysorex Federal, Inc. and Sysorex Government Services, Inc., and majority-owned subsidiary, Sysorex Arabia LLC (collectively the “Company”), provides information technology and telecommunications solutions and services primarily to government customers in the United States and Saudi Arabia.  The Company is a systems integration and consulting company and has a wide range of offerings, including, but not limited to: custom application/software design, architecture and development, data center design and operations services, command control, computer communication, intelligence (C4I) system consulting, program management and security solutions and services.  The Company is headquartered in the state of California, has an office in the state of Virginia, and the Company’s majority-owned subsidiary operates in Saudi Arabia.

Effective March 1, 2013, and as more fully described in Note 21, the Company acquired the assets of Lilien LLC (“Lilien”), and 100% of the stock of Lilien Systems, an information technology company, which significantly expanded its operations in the fields described above.

Reverse Merger

Effective July 29, 2011, Softlead Inc. (“Softlead”) entered into an Acquisition and Share Exchange Agreement with the Company.  Upon the terms and subject to the conditions of the agreement, at the effective date of the merger, the Company was merged with and into Softlead, with Softlead continuing as the surviving corporation.

As of the effective date, Softlead acquired 100% of the issued and outstanding shares of Sysorex Federal, Inc. and its wholly-owned subsidiary, Sysorex Government Services, Inc., and 50.2% of the issued and outstanding shares of Sysorex Arabia LLC, from Sysorex Consulting, Inc. and the Qureishi Family Trust.

As of the effective date of the merger, each share of the Company’s common stock was cancelled and converted automatically into the right to receive common shares of Softlead for an aggregate of 14,600,000 common shares of Softlead, which constituted 84.6% of the post-acquisition outstanding shares of Softlead’s stock at the end of the merger.  Softlead’s existing shareholders retained a total of 2,650,518 shares of Softlead’s stock, which constituted 15.4% of the post-acquisition outstanding shares of Softlead.  Post-acquisition and after share exchange, there was a total of 17,250,518 issued and outstanding shares of Softlead stock, which was recorded as a recapitalization of Softlead.

For accounting purposes, the transaction described above was treated as a recapitalization of Sysorex Federal Inc., the accounting acquirer, because Sysorex Federal’s shareholders own the majority of Softlead’s outstanding common stock following the transaction and exercise significant influence over the operating and financial policies of the consolidated entity.  Softlead was a non-operating company prior to the acquisition.  Pursuant to Securities and Exchange Commission rules, the merger or acquisition of a private operating company into a non-operating public company with nominal net assets is considered a capital transaction in substance, rather than a business combination.  As a result, the effect of the recapitalization was applied retroactively to the prior year’s consolidated financial statements as if the current structure existed since inception of the periods presented.  The number of shares issued and outstanding, additional paid-in capital and all references to share quantities of the Company in these notes have been retroactively adjusted to reflect the equivalent number of shares issued by the Company in the reverse merger, while the operating company’s historical equity is being carried forward.  All costs attributable to the reverse merger were expensed as transaction costs.  On the date of the merger, Softlead changed its corporate name to Sysorex Global Holdings Corp.

Currently and as a result of the transactions described in the preceding paragraphs, SGHC conducts its business through:

•

Sysorex Federal, Inc., a 100% owned subsidiary of SGHC, and Sysorex Government Services, Inc., a 100% owned subsidiary of Sysorex Federal, Inc.; and

•

Sysorex Arabia LLC, a 50.2% owned subsidiary of SGHC.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared using the accounting records of the Company and its wholly-owned subsidiaries, Sysorex Federal, Inc. and Sysorex Government Services, Inc., and its majority-owned subsidiary, Sysorex Arabia LLC.  All material inter-company balances and transactions have been eliminated.

The Company owns 50.2% of Sysorex Arabia (“SA”). As of December 31, 2012, SA had minimal cash, approximately $370,000 in contracts receivable, $749,000 in deposits, $68,000 in other assets and intercompany balances and debts as disclosed in the following footnotes, with an accumulated deficit of approximately $1,286,000.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates.  The Company’s significant estimates are the valuation of stock-based compensation, derivatives, allowance for doubtful accounts and the valuation allowance for the deferred tax asset.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments, with maturities of three months or less when purchased. As of December 31, 2012 and 2011 the Company had no cash equivalents.

Accounts Receivable, Contracts receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility.  Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company has recorded an allowance for doubtful accounts of $133,180 and $133,180 as of December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011 the Company has reclassified $369,804 and $21,788 respectively as long term  contracts receivable because the amount is not expected to be collected within the next twelve months.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.  Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated discounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge for the difference.

Based on its assessments, the Company did not incur any impairment charges for the years ended December 31, 2012 and 2011.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Non-Controlling Interest

The Company has a 50.2% equity interest in Sysorex Arabia as of December 31, 2012 and 2011.  The portion of the Company’s deficiency attributable to this third-party non-controlling interest was approximately $1.2 million and $1.1 million as of December 31, 2012 and 2011, respectively.

Foreign Currency Translation

Assets and liabilities related to the Company’s foreign operations are calculated using the Saudi Riyal and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period.  Translation adjustments are recorded as a separate component of stockholders’ equity.

Transaction gains and losses were immaterial for the years ended December 31, 2012 and 2011.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its consolidated financial statements.  Comprehensive loss consists of net loss and foreign currency translation adjustments affecting stockholders’ equity that, under US GAAP, are excluded from net loss.  The difference between net income as reported and comprehensive income have historically been immaterial.

Revenue Recognition

Revenues for the years ended December 31, 2012 and 2011 are comprised of the following:

	Year Ended December 31,
	2012	2011
Resale of hardware	$132	$588,491
Resale of software	1,376	4,552
Third party maintenance	4,018	5,481
Professional services contracts – time and materials	828,132	708,826
Professional services contracts – firm fixed price	3,404,131	5,696,199

Total	$4,237,789	$7,003,549

Revenue is generally recognized when services have been rendered, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured.  To the extent that one or more of these conditions are not met, revenue is deferred until such time as all four criteria are met.

Revenues are derived principally from time and material or firm fixed price long-term and short-term contracts with various United States Government agencies, Saudi Arabian Government agencies, and commercial customers.  Revenue on time and material contracts is recognized based on a fixed hourly rate for direct labor hours expended.  The fixed rate includes direct labor, indirect expenses, and profits.  Materials, or other specified direct costs, are reimbursed as actual costs and may include markup.  Anticipated losses are recognized as soon as they become known. These amounts are based on known and estimated factors.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

In general, the Company requires an upfront deposit for significant arrangements.  If the Company receives a payment from a customer prior to meeting all of the revenue recognition criteria, the payment is recorded as deferred revenue.  The Company’s current arrangements with its third-party integrators, value-added resellers and distributors generally do not provide for any rights of return, price-protection or other contingencies.

The Company had no multiple deliverable arrangements during the years ended December 31, 2012 and 2011.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Stock-Based Compensation

The Company accounts for options granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Options and warrants granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

The Company incurred stock-based compensation charges, net of estimated forfeitures of $223,600 and $395,300 for the years ended December 31, 2012 and 2011, respectively.  The following table summarizes the nature of such charges for the years then ended:

	2012	2011

Compensation and related benefits	$108,500	$202,800
Professional fees	3,900	3,000
Consulting and advisory		189,500
Interest expense	111,200	--

Totals	$223,600	$395,300

Net Loss Per Share

The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants, conversion of convertible notes payable, and shares issued to members of the Board of Directors of the Company for services rendered in the calculation of diluted net loss per common shares would have been anti-dilutive.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2012 and 2011:

	2012	2011

Options	1,463,000	528,500
Warrants	843,356	--
Convertible debt	1,166,667	--

Totals	3,473,023	528,500

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and derivative instruments. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term nature, except derivative instruments which are marked to market at the end of each reporting period.

Derivative Liabilities

In connection with the issuance of a secured convertible promissory note, the terms of the convertible note included an embedded conversion feature; which provided for the settlement of the convertible promissory note into shares of common stock at a rate which was determined to be variable.  The Company determined that the conversion feature was an embedded derivative instrument pursuant to ASC 815 “Derivatives and Hedging”.

The accounting treatment of derivative financial instruments requires that the Company record the conversion option and related warrants at their fair values as of the inception date of the agreements and at fair value as of each subsequent balance sheet date.  As a result of entering into the convertible promissory notes, the Company is required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as a change in the fair value of derivative liabilities for each reporting period at each balance sheet date.  The Company reassesses the classification at each balance sheet date.  If the classification changes as a result of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.

The fair value of an embedded conversion option that is convertible unto a fixed number of shares is recorded using the intrinsic value method and the embedded conversion option that is convertible into at variable amount of shares are deemed to be a “down-round protection” and therefore, do not meet the scope exception for treatment as a derivative under ASC 815.  Since, “down-round protection” is not an input into the calculation of the fair value of the conversion option and cannot be considered “indexed to the Company’s own stock” which is a requirement for the scope exception as outlined under ASC 815.  The Company determined the fair value of the Binomial Lattice Model and the Intrinsic Value Method to be materially the same.  Warrants that have been reclassed to derivative liability that did not contain “down-round protection” were valued using the Black-Scholes model.  The Company’s outstanding warrants did not contain any down round protection.

The Black-Scholes option valuation model is used to estimate the fair value of the warrants or options granted.  The model includes subjective input assumptions that can materially affect the fair value estimates.  The model was developed for use in estimating the fair value of traded options or warrants.  The expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the warrants or options granted.

Reclassification

Certain accounts in the prior year’s financial statements have been reclassified for comparative purposes to conform with the presentation in the current year’s financial statements. These reclassifications have no effect on previously reported earnings.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the consolidated financial statements to determine if any of those events and/or transactions require adjustment to or disclosure in the consolidated financial statements.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 3 - Property and Equipment

Property and equipment at December 31, 2012 and 2011 consists of the following:

	2012	2011
Computer and office equipment	$135,631	132,110
Furniture and fixtures	62,973	62,973
Leasehold improvements	134,445	134,445
Software	24,245	24,245
Vehicles	207,280	207,280
Total	564,574	561,053
Less: accumulated depreciation and amortization	(515,336)	(416,132)

Total Property and Equipment - Net	$49,238	144,921

Depreciation and amortization expense was $99,204 and $83,198 for the years ended December 31, 2012 and 2011, respectively.

Note 4 - Deposits

The Company has entered into surety bonds with a financial institution in Saudi Arabia which guarantee future performance on certain contracts.  Deposits for surety bonds amounted to $749,227 and $762,738 as of December 31, 2012 and 2011, respectively.

Note 5 - Due to Factoring Company

The Company has an agreement with a commercial financing company (the “Factoring Company”) under which the Company factors trade accounts receivable without recourse as to credit risk, but with recourse for certain claims by the customer for adjustments in the normal course of business.  The Company granted a security interest in those receivables to the Factoring Company and continues to carry them as receivables on the balance sheet.  The Company also records the amounts factored as liabilities to the Factoring Company and owed $46,426 and $44,423 under this arrangement as of December 31, 2012 and 2011, respectively.  The Company incurred commission charges under this agreement of $19,887 and $22,900 for the years ended December 31, 2012 and 2011, respectively.

Note 6 - Due to Related Parties

Non-interest bearing amounts due on demand to related parties as of December 31, 2012 and 2011 are as follows:

	2012	2011

Qureishi Family Trust, an entity which owns 10.1% of the outstanding common shares of the Company as of December 31, 2012 and 2011	$136,977	$144,608

Duroob Technology, Inc., an entity whose CEO owns 49.8% of Sysorex Arabia LLC, the Company’s 50.2% owned subsidiary	1,680,447	1,112,760

Sysorex Consulting, Inc., an entity which owns 2% of the outstanding common shares of the Company as of December 31, 2012 and 2011	11,717	108,520

Totals	$1,829,141	$1,365,888

Note 7 - Advance Payable

During the year ended December 31, 2009, the Company received a non-interest cash advance of $1,012,982 from a business partner to fund the operations of the Company.  Amounts owed to the business partner under this arrangement were $722,156 and $936,343 as of December 31, 2012 and 2011, respectively, and is payable on demand.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 8 - Notes Payable

Notes payable and accrued interest as of December 31, 2012 and 2011 consisted of the following:

	2012	2011

a) Note payable dated July 1, 2008	$341,899	$421,899
b) Note payable dated June 15, 2010	22,020	30,580
c) Note payable dated July 29, 2011	27,262	27,262

Totals	$391,181	$479,741

a)

Note payable dated July 1, 2008

On July 1, 2008, the Company entered into a note payable for gross proceeds of $515,233.  The note has no stated interest rate or repayment terms and matured on July 31, 2012.  The maturity of the note was amended and is now due on September 30, 2013, all other terms of the note remain unchanged.

b)

Note payable dated June 15, 2010

On June 15, 2010, the Company entered into a note payable for gross proceeds of $28,000.  The note accrued interest at the rate of 6% per annum, had no repayment terms and matured on March 31, 2013.  Principal and interest was repaid in full upon maturity.

c)

Note payable dated July 29, 2011

On July 29, 2011 and in connection with the acquisition of Softlead, the Company became responsible for a note payable in the amount of $27,262.  The note had no stated interest rate, repayment terms or maturity date.  The note was paid in full on April 3, 2013.

Note 9 - Note Payable to Related Party

On June 15, 2010, the Company entered into a note payable with a director of the Company for $15,000.  The note accrues interest at an annual rate of 8% per annum and matures on September 30, 2013.  Principal and interest due in connection with this note totaled $18,050 and $16,850 as of December 31, 2012 and 2011, respectively.

On May 29, 2012 the Company entered into a note payable with an officer of the Company for $17,000.  This note has no stated interest rate and is payable upon demand.  Principal due in connection with this note totaled $17,000 as of December 31, 2012.

Note 10 - Secured Convertible Note Payable

On August 7, 2012, the Company issued a secured convertible promissory note (the “Note”) in the face amount of $200,000 and received proceeds of $180,000.  The Note accrues interest at the effective rate of 32%, is secured by Company receivables, matures on February 7, 2013, and may be prepaid without penalty at any time.

The Note is also convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price equal to 45% of the lowest trading price for the common stock at any time during the ten trading days immediately preceding the date of issuance by the holder of a notice of conversion. Therefore, since this embedded conversion feature provides for the settlement of this convertible promissory note with shares of common stock at a rate which is variable in nature, this embedded conversion feature must be classified and accounted for as a derivative financial instrument.

In connection with the issuance of the Note, the Company also issued warrants for the purchase of 300,000 shares of the Company’s common stock at an exercise price of $0.87 per share through July 29, 2014.  Therefore, since the embedded conversion feature of the convertible promissory note must be accounted for as a derivative instrument, these warrants must also be accounted for as derivative instruments. As a result of entering into the convertible promissory note described above, all other non-employee warrants issued by the Company must also be classified and accounted for as derivative financial instruments.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 10 - Secured Convertible Note Payable (continued)

Generally accepted accounting principles require that:

a)

Derivative financial instruments be recorded at their fair value on the date of issuance and then adjusted to fair value at each subsequent balance sheet date with any change in fair value reported in the statement of operations; and

b)

The classification of derivative financial instruments be reassessed as of each balance sheet date and, if appropriate, be reclassified as a result of events during the reporting period then ended.

The fair value of the embedded conversion feature and the warrants, $244,500 and $17,700, respectively, aggregated $262,200.  Consequently, upon issuance of the Note, a debt discount of $200,000 was recorded and the difference of $62,200, representing the fair value of the conversion feature and the warrants in excess of the debt discount, was immediately charged to interest expense.  The debt discount will be amortized over the earlier of (i) the term of the debt or (ii) conversion of the debt, using the straight-line method which approximates the interest method. The amortization of debt discount is included as a component of interest expense in the consolidated statements of operations.

The fair value of the embedded conversion feature and the warrants was estimated using the Black-Scholes option-pricing model.  Key assumptions used to apply this pricing model during the year ended December 31, 2012 were as follows:

Risk-free interest rate	0.3%
Expected life of option grants	0.5 to 2.0 years
Expected volatility of underlying stock	39%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

During the year ended December 31, 2012, the Company repaid $95,000 of the principal balance due and reclassified $116,097 of the derivative liability to additional paid-in capital.  This note payable was paid in full during the quarter ended March 31, 2013.

Note 11 - Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share with rights, preferences, privileges and restrictions as to be determined by the Company’s Board of Directors.  There were no shares of preferred stock issued and outstanding as of December 31, 2012 and 2011.

Note 12 - Common Stock

The Company is authorized to issue up to 40,000,000 shares of common stock with a par value of $0.001 per share.  Each share of common stock is entitled to one vote on matters submitted to a vote of the common shareholders as prescribed by the By-Laws of the Company.

On April 1, 2011, the Company issued 1,135,781 shares of common stock to an affiliated company with common ownership prior to the reverse merger for the settlement of $1,176,000 of advances payable.

On July 29, 2011 and immediately prior to the reverse merger, Sysorex Federal, Inc. issued 3,805,252 shares of common stock to an affiliated entity with common ownership prior to the reverse merger for the conversion of preferred stock and forgiveness of accrued dividends. The preferred stock was non-cumulative, fully participating, and voting.

On August 2, 2011, the Company issued 216,000 shares of common stock for cash proceeds of $108,000.

On August 4, 2011, the Company issued 30,000 shares of common stock for the exercise of stock options.  The gross proceeds received from the exercise were $3,000.

In August 2011, the Company issued 42,000 shares of common stock for consulting and legal services. Accordingly, the Company recorded a charge of $21,000 for the fair value of these issuances.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 12 - Common Stock (continued)

On August 4, 2011, the Company issued 350,000 shares of common stock to a consultant for $.01 a share for services they provided. The Company received cash proceeds of $3,500 from the consultant and, accordingly, recorded a charge of $171,500 for the remaining fair value of the shares.

On December 31, 2011, the Company issued 74,000 shares of common stock for cash proceeds of $37,000.

On December 31, 2012, the Company issued 25,000 shares of common stock under the terms of a consulting services agreement.  Such shares were valued at $0.156 per share based upon the closing price of the Company’s shares over the preceding 10 days and, accordingly, the Company recorded an expense of $3,900 during the year ended December 31, 2012.

Note 13 - Due from a Related Party

Non-interest bearing amounts due on demand from a related party were $665,554 and $639,744 as of December 31, 2012 and 2011, respectively, and consisted primarily of amounts due from Sysorex Consulting, Inc.

As Sysorex Consulting, Inc. is a direct shareholder of and an investor in the Company, the amounts due from Sysorex Consulting, Inc. as of December 31, 2012 and 2011 have been classified in and as a reduction of Stockholders’ Deficiency.

Note 14 - Options

During the year ended December 31, 2011, the Company granted 558,500 of stock options to employees and non-employees for services provided. The stock options were fully vested on the date of the grant and have a life ranging from two to five years. The options have exercise prices ranging from $0.10 to $0.70 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $202,800.

During the year ended December 31, 2012, the Company granted 934,500 of stock options to employees and non-employees for services provided.  The stock options were fully vested on the date of the grant and have a life of ten years.  The options have an exercise price of $0.156 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $108,500.

As of December 31, 2012, the fair value of non-vested options totaled $-0-.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.  Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2011 and 2012 were as follows:

	2012	2011

Risk-free interest rate	0.7% to 1.8%	0.2% to 0.8%
Expected life of option grants	10 years	2 to 5 years
Expected volatility of underlying stock	39.7% to 41.6%	100%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities.  The Company attributes the value of stock-based compensation to operations on the straight-line single option method.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

The following table summarizes the changes in options outstanding during the years ended December 31, 2012 and 2011:

		Weighted	Aggregate
	Number of Options	Average Exercise Price	Intrinsic Value
Outstanding at January 1, 2011	--	--	--

Granted	558,500	(0.55)	--
Exercised	(30,000)	(0.10)	--

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 14 – Options (continued)

		Weighted	Aggregate
	Number of Options	Average Exercise Price	Intrinsic Value
Outstanding at December 31, 2011	528,500	$0.60	$--

Granted	934,500	$0.16	$--

Outstanding at December 31, 2012	1,463,000	$0.16	$58,520

Exercisable at December 31, 2012	1,463,000	$0.16	$58,520

Exercisable at December 31, 2011	528,500	$0.60	$--

		Weighted
		Average
		Remaining	Average
Number of	Range of	Contractual Life	Exercise	Currently
Options	Exercise Price	(In Years)	Price	Exercisable
315,000	$0.50	3.4	$0.50	315,000
213,500	$0.70	3.9	$0.70	213,500
934,500	$0.16	10.0	$0.16	934,500

1,463,000				1,463,000

Note 15 - Warrants

During the year ended December 31, 2012, the Company issued warrants for the purchase of 543,356 of shares of common stock to employees and non-employees as compensation for interest free loans they have made to the Company over the past several years.  As of December 31, 2012, the balance outstanding related to those loans total $0.  The warrants were fully vested upon issuance, have a life of five years, and have an exercise price of $0.156 per share.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $49,000 which was classified as interest expense.

As previously discussed in Note 11 and in connection with the issuance of a convertible note, on July 31, 2012 the Company issued warrants for the purchase of 300,000 shares of common stock at $0.87 per share.  The warrants were fully vested upon issuance and have a life of two years.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $17,700 which was classified as interest expense.

As of December 31, 2012, all outstanding warrants are exercisable and allow for the purchase of up to 843,356 shares of common stock at a weighted average exercise price of $0.41 per share, have a weighted average remaining contractual life of 3.8 years, and have an aggregate intrinsic value of $23,908.

Note 16 - Income Taxes

The domestic and foreign components of income (loss) before income taxes from continuing operations for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Domestic	$(602,338)	$(71,592)
Foreign	(182,287)	102,444

Income from Continuing Operations before Provision for Income Taxes	$(784,625)	$30,852

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 16 - Income Taxes (continued)

The income tax provision (benefit) for the years ended December 31, 2012 and 2011 consists of the following:

	2012	2011
Foreign
Current	$--	$30,606
Deferred	(36,457)	10,202
U.S. federal
Current	--	--
Deferred	(100,106)	(198,150)
State and Local
Current	--	--
Deferred	(81,409)	(16,851)
	(217,972)	(174,193)
Change in valuation allowance	217,972	204,799

Income Tax Provision	$--	$30,606

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2012 and 2011 is as follows:

	2012	2011
U.S. federal statutory rate	(34.0)%	34.0%
State income taxes, net of federal benefit	(4.2)	4.4
Merger and acquisition costs	0.0	2.0
Derivative liability / Debt discount	13.9	0.0
Meals and entertainment	0.0	0.9
NOL from Softlead	0.0	(149.8)
Fines/penalties	0.0	(1.3)
State rate change	(7.0)	6.6
US-Saudi Arabia income tax rate difference	3.3	(28.3)
Other permanent items	0.2	76.1
Change in valuation allowance	27.8	154.6

Effective Rate	0.0%	99.2%

As of December 31, 2012 and 2011, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	2012	2011
Deferred Tax Asset
Net operating loss carryovers	$1,805,873	$1,610,423
Intangible amortization	202,774	227,684
Charitable contribution carryover	39	39
Non-deductible stock compensation	198,039	151,064
Accrued compensation	43,244	42,787
Derivative Liability	6,575	--

Total Deferred Tax Asset	2,256,544	2,031,997
Less: valuation allowance	(2,249,969)	(2,031,997)

Deferred Tax Asset, Net of Valuation Allowance	$6,575	$--

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 16 - Income Taxes (continued)

Deferred Tax Liabilities

Derivative liabilities	$(6,575)	$--
Total deferred tax liabilities	(6,575)	--

Net Deferred Tax Asset (Liability)	$--	$--

As of December 31, 2012 and 2011, the Company had approximately $4.4 million and $4.1 million, respectively, of U.S. federal and state net operating loss (“NOL”) carryovers available to offset future taxable income. These net operating losses, which, if not utilized, begin expiring in the year 2019. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations. The Company performed a preliminary evaluation as to whether a change of control has taken place and concluded that Sysorex Global Holdings Corp. experienced a change of ownership upon the completion of the reverse merger transaction in July 2011. It is estimated that Softlead’s NOLs are subject to an annual limitation of $330,520 for NOLs generated up through the date of the reverse merger in July 2011.  As of December 31, 2012 and 2011, the Company had approximately $400,000 and $218,000 respectively of Saudi Arabian net operating loss carryovers available to offset future taxable income. However, only 25% of taxable income in any given year may be offset by the Company’s NOL carryovers.

No provision was made for U.S. or foreign taxes on the undistributed earnings of Sysorex Arabia, as such earnings are considered to be permanently reinvested. Such earnings have been, and will continue to be, reinvested, but could become subject to additional tax, if they were remitted as dividends, loaned to the Company, or if the Company should sell its stock in Sysorex Arabia. It is not practicable to determine the amount of additional tax, if any, that might be payable on the undistributed foreign earnings.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, Management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2012 and 2011.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company is required to file income tax returns in the United States (federal) and in various state jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s financial statements for the years ended December 31, 2012 and December 31, 2011.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of selling, general and administrative expense, respectively.  There were no amounts accrued for interest or penalties for the years ended December 31, 2012 and December 31, 2011.  Management does not expect any material changes in its unrecognized tax benefits in the next year.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 17 - Fair Value

The Company determines the estimated fair value of amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of December 31, 2012 and 2011 and, as of those dates, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair measurements requires judgment and considers factors specific to each asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in historical company data) inputs.

The following are the major categories of assets were measured at fair value during the years ended December 31, 2012 and 2011, using quoted prices in active markets for identical assets (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3):

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012

Embedded conversion feature	$--	$--	$128,300	$128,300
Warrant and option liability	--	--	48,800	48,800

December 31, 2012	$--	$--	$177,100	$177,100

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. The Company’s Level 3 liabilities consist of derivative liabilities associated with the convertible debt that contains an indeterminable conversion share price and the tainted warrants as the Company cannot determine if it will have sufficient authorized common stock to settle such arrangements.

Assumptions utilized in the development of Level 3 liabilities as of and during the year ended December 31, 2012 are described in Note 10.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 17 - Fair Value (continued)

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets measured at fair value on a recurring basis using significant unobservable inputs during the year ended December 31, 2012.

	Warrant Liability	Embedded Conversion Feature	Total
Balance - January 1, 2012	$--	$--	$--
Change in fair value of derivative liability	(17,900)	(103)	(18,003)
Included in debt discount	--	200,000	200,000
Included in interest expense	66,700	44,500	111,200
Reclassification of derivative liability to equity	--	(116,097)	(116,097)
Balance - December 31, 2012	$48,800	$128,300	$177,100

Note 18 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at a foreign financial institution for its majority-owned subsidiary. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

During the year ended December 31, 2012, the Company earned revenues from three different customers representing approximately 50%, 20%, and 14% of gross sales.  During the year ended December 31, 2011, the Company earned revenues from two different customers representing approximately 44% and 30% of gross sales.

As of December 31, 2012, four customers represented approximately 50%, 20%, 12% and 10% of total accounts receivable.  As of December 31, 2011, four customers represented approximately 22%, 22%, 21% and 18% of total gross accounts receivable.

Note 19 - Foreign Operations

The Company’s operations are located primarily in the United States and Saudi Arabia. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows:

	United	Saudi
	States	Arabia	Eliminations	Total
2012:
Revenues by geographic area	$3,600,184	$637,605	$--	$4,237,789
Operating loss by geographic area	$(270,141)	$(185,273)	$--	$(455,414)
Net loss by geographic area	$(602,338)	$(182,287)	$--	$(784,625)
Identifiable assets by geographic area	$428,527	$1,186,585	$--	$1,615,112
Long lived assets by geographic area	$8,517	$40,721	$--	$49,238

2011:
Revenues by geographic area	$3,555,319	$3,448,230	$--	$7,003,549
Operating income (loss) by geographic area	$(254,265)	$102,444	$103,448	$(48,373)
Net income (loss) by geographic area	$240,856	$71,838	$(312,448)	$246
Identifiable assets by geographic area	$376,420	$1,270,779	$(34,483)	$1,612,716
Long lived assets by geographic area	$2,627	$142,294	$--	$144,921

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 20 - Commitments and Contingencies

Operating Leases

The Company leases its office space under non-cancelable operating leases that expire through October 2013. The total amount of rent payable under the leases is recognized on a straight-line basis over the term of the leases. As of December 31, 2012 and 2011, deferred rent payable was immaterial. Rental expense under the operating leases for the years ended December 31, 2012 and 2011 was $50,043 and $44,137, respectively.

The minimal annual lease payments through October 2013 is approximately $23,000.

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

During the year ended December 31, 2011, a judgment in the amount of $936,330 was levied against Sysorex Arabia LLC in favor of Creative Edge, Inc. in connection with amounts advanced for operations.  Of that amount, $214,187 has been repaid, $514,836 will be paid through a surety bond, and the remaining $207,313 has been accrued by Sysorex Arabia as of December 31, 2012.  There was no effect upon the statement of operations in connection with this transaction.

During the year ended December 31, 2011, a judgment in the amount of $613,333 was levied against Sysorex Arabia LLC in favor of one of its vendors (Tuwaiq) in connection with a dispute related to a services contract.  However, this vendor owed Sysorex Arabia LLC a like amount in connection with the same services contract. In 2012 the balances were offset, the accounts were settled, and the judgment was released.

During the year ended December 31, 2011, a judgment in the amount of $95,983 in favor of one of the Company’s vendors was settled.  Sysorex had disagreed with the amount of the judgment and had accrued $53,983 on the books for the amounts owed.  A settlement payment of $11,000 was made and the related gain of $42,983 was recorded in other income.

During the year ended December 31, 2011, a judgment in the amount of $39,128 in favor of one of the Company’s vendors was settled with a payment of $10,585 and the related gain of $28,543 was recorded in other income.

Defined Contribution Pension Plan

The Company sponsors a 401(k) defined contribution retirement plan (“The Plan”) covering all of its eligible employees after their completion of six months of service and upon attaining the age of 21.  The Plan provides that employees can contribute a percentage of their compensation limited to amounts prescribed by the Internal Revenue Service, adjusted annually.  Matching contributions are made at the discretion of management.  No employer-matching contributions were made to the Plan for the years ended December 31, 2012 and 2011.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 20 - Commitments and Contingencies (continued)

Statutory Reserve

In accordance with local laws, Sysorex Arabia LLC is required to pay 10% of its net income every year to a statutory reserve account until the balance reaches 50% of its stock capital.  This statutory reserve is not applicable for distribution.  The Company is obligated to deposit an aggregate of $266,667 into that account based upon its stock capital and, as of December 31, 2012 and 2011 the Company has not made any deposits into that account as it is not profitable.

End of Service Indemnity Provision

In accordance with local labor laws, Sysorex Arabia LLC is required to accrue benefits payable to the employees of the Company at the end of their services with the Company. As of December 31, 2012 and 2011, the Company has accrued approximately $41,680 and $171,000, respectively.

Quasi-Reorganization

On June 30, 2009, Sysorex Government Services, Inc., in connection with the Company’s expansion into the government services industry, performed a deficit reclassification quasi-reorganization whereby $2,441,960 of the Corporation’s accumulated deficit was reduced by a transfer from the Corporation’s additional paid in capital. Therefore, the Sysorex Government Services’ portion of Retained Earnings on the balance sheet are those Retained Earnings accumulated since July 1, 2009.

Note 21 - Subsequent Events

Business Finance Agreement

On March 15, 2013, Sysorex Government Services, Inc., and Lilien Systems, 100% owned subsidiaries of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 through March 15, 2015.  Terms of this agreement include compliance with certain debt covenants, interest at the greater of 5.25%, or the Bank’s prime rate, plus 2%, and repayment of any outstanding principal balance as of March 15, 2015.

On March 20, 2013, the Borrowers received $4,175,000 under this Agreement to finance the acquisition of Lilien described below.

Acquisition of Lilien LLC

On March 20, 2013, the Company entered into an Asset Purchase and Merger Agreement (the “Agreement”) to acquire certain assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems (collectively referred hereafter as “Lilien”) effective as of March 1, 2013.  Lilien is an information technology company whose operations complement and significantly expands the Company’s current base of business.

The purchase price of this acquisition aggregated $9,000,000 and consisted of cash of $3,000,000, and 6,000,000 shares of the Company's common stock deemed to have a fair value of $6,000,000. The cash consideration of $3,000,000 was obtained by the Company through a borrowing under a credit facility entered into jointly by Sysorex Government Services, Inc. and Lilien Systems concurrently with and for the express purpose of consummating that acquisition. Total costs incurred for the Lilien acquisition were $907,865.

Additionally, under the terms of the Agreement, the Company is liable to the Former members of Lilien LLC for the payment of additional cash consideration on March 20, 2015 to the extent that they receive less than $1.00 per share from the sale of the 6,000,000 shares of the Company's common stock referred to above (the "Guaranteed Amount"), less customary commissions, on or before March 20, 2015 provided the Stockholders are in compliance with the terms and conditions of the lock-up agreement. On that date, the Former Lilien Members shall have an option to put all, but not less than all, of any unsold shares of Sysorex common stock to Sysorex, for the price of $1.00 per share. Notwithstanding the foregoing, in the event that the gross profits for calendar 2013 and 2014 attributable to the Lilien assets are more than 20% below what was forecasted to the Company, the Guaranteed Amount will be proportionately reduced.  As of the date of the acquisition the guaranteed amount was de minimis.

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 21 - Subsequent Events (continued)

Acquisition of Lilien LLC (continued)

The acquisition of Lilien was accounted for by the Company under the purchase method of accounting whereby assets acquired and liabilities assumed by the Company are recorded at their estimated fair values as of the date of acquisition and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition.  The Company deemed the quoted market prices for those shares not to be a reliable measurement method due to the very limited trading activity in such securities.

The purchase price is allocated as follows:

Assets acquired:
Cash	$1,112,485
Receivables	4,870,471
Inventory	55,410
Other current assets (Note A)	852,759
Prepaid licenses/contracts (Note B)	9,146,954
Property and equipment	254,638
Trade name/trademarks (Note C)	3,250,000
Customer relationships (Note C)	2,130,000
Intangible assets	5,380,000
Goodwill	4,544,053
26,216,770
Liabilities assumed:
Accounts payable	5,094,390
Accrued expenses (Note D)	970,139
Deferred revenue	11,152,241
17,216,770
Purchase price	$9,000,000

(A)

Other current assets consist primarily of $356,000 of rebates receivable, $107,000 of prepaid expenses, $195,000 of unbilled revenues and $153,000 for a working capital settlement adjustment. The asset purchase agreement included a provision for an adjustment to working capital as of the closing date of the transaction.  This is the amount due to Sysorex for that adjustment, however, this amount is subject to continuing negotiation.

(B)

Prepaid licenses/contracts are payments made by the Company directly to the manufacturer for the third party maintenance services and are being amortized over the life of the contract.

(C)

The trade name/trademarks and customer relationships are identifiable intangible assets that are being amortized over their useful life of 7 years.

(D)

Accrued expenses consist primarily of $654,000 of accrued compensation, $50,000 of credit cards payable and $35,000 of sales taxes payable.

The following unaudited pro forma financial information presents the consolidated results of operations of the Company and Lilien for the year ended December 31, 2012 as if the acquisition had occurred on January 1, 2011 instead of March 1, 2013. The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	Year Ended	Year Ended
	December 2012	December 2011

Revenues	$44,808,957	$42,029,674

Net Loss Attributable to Common Shareholder	$(2,244,477)	$(1,386,917)

Weighted Average Number of Common Shares Outstanding	23,962,586	19,879,817

Loss Per Common Share - Basic and Fully Diluted	$(.09)	$(.07)

SYSOREX GLOBAL HOLDINGS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 21 - Subsequent Events (continued)

Other

On March 20, 2013, the Company issued 180,000 shares of common stock under the terms of a consulting services agreement in connection with the Lilien acquisition.  The Company recorded an expense of $180,000 during the quarter ended March 31, 2013.

On March 20, 2013, the Company issued 15,000 shares of common stock under the terms of a consulting services agreement.  The Company recorded an expense of $15,000 during the quarter ended March 31, 2013.

On March 31, 2013, the Company issued 887,433 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc. (“Duroob”), a related party, as Duroob’s Chief Executive Officer owns a minority interest in Sysorex Arabia, LLC. The fair market value of the shares was $887,433 and as Duroob is a related party the resulting gain of $887,433 has been credited to additional paid in capital. The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC. However, by agreement with the other shareholder of Sysorex Arabia LLC, the ownership percentages of Sysorex Arabia LLC remained unchanged.

During the quarter ended March 31, 2013, the Company granted 209,500 of stock options to employees.  The stock options vest over 4 years and have a life of ten years.  The options have an exercise price of $0.40 per share.  The Company valued the stock options using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $38,600.

On March 20, 2013, the Company granted 166,667 warrants to Bridge Bank, NA in connection with the acquisition of Lilien.  The warrants were fully vested on the date of the grant and have a life of 7 years.  The warrants have an exercise price of $0.45 per share.  The Company valued the warrants using the Black-Scholes option valuation model and incurred a stock-based compensation charge of $109,300.

Contingent Consideration

Under the terms of the acquisition of Lilien as more fully described in Note 21, the Company is liable for the payment of additional cash consideration to the extent that the recipients of the 6,000,000 shares of the Company’s common stock referred to above receive less than $6,000,000 from the sale of those shares, less customary commissions, on or before March 20, 2015.  As of the date of the acquisition the guaranteed amount was de minimis.

Repayment of Secured Convertible Note Payable

As more fully described in Note 10, the secured convertible note payable was paid in full during the quarter ended March 31, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Lilien LLC and Subsidiary

We have audited the accompanying consolidated balance sheets of Lilien LLC and Subsidiary (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lilien LLC and Subsidiary as of December 31, 2012 and 2011, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

August 12, 2013

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Assets
Current Assets
Cash and cash equivalents	$3,523,352	$1,470,934
Accounts receivable, net	5,115,527	7,017,826
Other receivables	276,882	337,774
Inventory	55,863	107,409
Prepaid expenses	87,094	103,305
Employee advances	57,978	178,977
Prepaid licenses and maintenance contracts	5,533,049	4,677,873
Total Current Assets	14,649,745	13,894,098
Property and Equipment, Net	271,160	165,811
Prepaid Licenses and Maintenance Contracts,
Non-Current	3,246,726	3,492,456
Total Assets	$18,167,631	$17,552,365

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$6,436,258	$5,220,737
Accrued expenses	309,143	314,346
Accrued compensation	687,064	984,457
Accrued sales and use taxes	253,742	130,925
Deferred revenue	6,614,296	5,525,491
Total Current Liabilities	14,300,503	12,175,956
Long Term Liabilities
Deferred revenue, non-current	3,805,591	3,954,668
Total Liabilities	18,106,094	16,130,624
Commitments and Contingencies
Members’ Equity	61,537	1,421,741
Total Liabilities and Members’ Equity	$18,167,631	$17,552,365

The accompanying notes are an integral part of these consolidated financial statements.

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Revenues, Net	$40,571,168	$35,026,125

Cost of Revenues	30,411,985	25,933,008

Gross Profit	10,159,183	9,093,117

Operating Expenses
Compensation and related benefits	8,623,117	7,416,258
Professional and legal fees	45,183	24,336
Consulting expenses	664,396	711,442
Occupancy	323,906	320,407
Other administrative	1,061,131	866,907

Total Operating Expenses	10,717,733	9,339,350

Loss from Operations	(558,550)	(246,233)

Other Income (Expense)
Interest income	67	1,638
Other expense	(4,014)	--
Interest expense	(375)	(833)

Total Other (Expense) Income	(4,322)	805

Net Loss before Provision for Income Taxes	(562,872)	(245,428)

Provision for Income Taxes	--	--

Net Loss	$(562,872)	$(245,428)

The accompanying notes are an integral part of these consolidated financial statements.

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Working Series A		Working Series B		Common		Members’
	Units	Amount	Units	Amount	Units	Amount	Interests

Balance – December 31, 2010	9,911	$25,235	-	$--	582,000	$2,412,494	$2,437,729

Redemption of units	-	--	-	--	(18,000)	(106,020)	(106,020)
Distribution to members’	-	(11,299)	-	--	-	(663,480)	(674,779)
Stock-based compensation	-	10,239	-	--	-	--	10,239
Net loss	-	(4,238)	-	--	-	(241,190)	(245,428)

Balance - December 31, 2011	9,911	19,937	-	-	564,000	1,401,804	1,421,741

Redemption of units	-	--	-	--	(30,000)	(218,100)	(218,100)
Distribution to members’	-	(16,893)	-	--	-	(646,800)	(663,693)
Issuance of Series B Units	-	--	42,000	--	-	--	--
Stock-based compensation	-	84,461	-	--	-	--	84,461
Net loss	-	(10,257)	-	--	-	(552,615)	(562,872)

Balance – March 31, 2012	9,911	$77,248	42,000	$--	534,000	$(15,711)	$61,537

The accompanying notes are an integral part of these consolidated financial statements.

LILIEN LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Cash Flows from Operating Activities
Net loss	$(562,872)	$(245,428)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	95,618	74,775
Stock-based compensation	84,461	10,239
Changes in net assets and liabilities:
Accounts receivable	1,902,299	(1,346,417)
Other receivables	60,892	89,921
Inventories	51,546	(92,933)
Prepaid expenses	16,211	(14,426)
Prepaid licenses and maintenance contracts	(609,446)	(2,157,223)
Accounts payable	1,215,521	1,704,068
Accrued compensation	(297,393)	(18,135)
Accrued expenses	(5,203)	68,320
Accrued sales and use taxes	122,817	(50,957)
Deferred revenues	939,727	2,515,762
Total Adjustments	3,577,050	782,994
Net Cash Provided by Operating Activities	3,014,178	537,566
Cash Used in Investing Activities
Capital equipment purchases	(200,967)	(90,664)
Cash Flows from Financing Activities
Repayment of advances to employees	121,000	17,729
Cash advances to employees	--	(96,200)
Distribution to members	(663,693)	(674,779)
Redemption of units	(218,100)	(106,020)
Net Cash Used in Financing Activities	(760,793)	(859,270)
Net Increase (Decrease) in Cash and Cash Equivalents	2,052,418	(412,368)
Cash and Cash Equivalents - Beginning of year	1,470,934	1,883,302

Cash and Cash Equivalents - End of year	$3,523,352	$1,470,934

Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Interest	--	--
Income Taxes	--	--

The accompanying notes are an integral part of these consolidated financial statements.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 1 - Organization and Nature of Business

Lilien LLC, a Delaware limited liability company, was formed on April 7, 2006 having a perpetual existence. Lilien LLC’s wholly owned subsidiary Lilien Systems (“the Company” “Lilien”) was formed on January 1, 1994 in the State of California. The Company provides information technology solutions services to organizations to reach their next level of business advantage. These services include enterprise computing and storage, virtualization, business continuity, networking and information technology business consulting services.  The Company is headquartered in California and has offices in Washington State, Oregon and Hawaii.

Effective March 1, 2013 and as more fully described in Note 9, certain assets and liabilities of Lilien LLC, and 100% of the stock of Lilien Systems were acquired by Sysorex Global Holdings Corp.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates.  The Company’s significant estimates are the valuation of stock-based compensation and allowance for doubtful accounts.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments, with maturities of three months or less when purchased.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility.  Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company’s allowance for doubtful accounts as of December 31, 2012 and 2011 or its provision for doubtful accounts for the years then ended was not material.

Advances to Employees

From time to time advances have been given to employees towards their compensation by the Company. These advances are repayable on demand by the Company. The Company considers establishing an allowance for uncollectible amounts to reflect the amount of loss that can be reasonably estimated by management which is included as part of the compensation in the consolidate statements of operations. Determination of the estimated amount of uncollectible loans includes consideration of the amount of credit extended, the employment status and the length of time each receivable has been outstanding, as it relates to each individual employee. As of December 31, 2012 and 2011 the Company’s has not established an allowance for any potential non-collection.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Inventory

Inventory consisting primarily of finished goods is stated at the lower of cost or market utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories.  Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves.  If the Company does not meet its sales expectations, these reserves are increased.  Products that are determined to be obsolete are written down to net realizable value.  As of December 31, 2012 and 2011, the Company deemed any such allowance nominal.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.  Leasehold improvements are amortized over the lesser of the useful life of the asset, or the initial lease term.  Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and intangible assets, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (discounted and with interest charges), the Company records an impairment charge for the difference. Based on its assessments, the Company did not incur any impairment charges for the years ended December 31, 2012 and 2011.

Income Taxes

Lilien LLC is organized as a limited liability company and, accordingly, is a “pass through” entity for federal and state income tax purposes whereby the income of Lilien LLC is taxed at the member level.  Lilien Systems Inc., a wholly owned subsidiary of Lilien LLC, is organized as a “C-corporation” for federal and state income tax purposes. Accordingly, the provisions for income taxes and all deferred tax balances in these financial statements are attributable exclusively to Lilien Systems.

Lilien Systems accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all, or a portion of  deferred tax assets will not be realized.

Lilien Systems operates on a break-even basis and there are no current or historical net operating losses or differences between the book and tax basis of assets, or liabilities.  Consequently, no provisions for income taxes were recorded for the years ended December 31, 2012 and 2011. Furthermore, there were no deferred tax balances as of December 31, 2012 and 2011.

The Company accounts for uncertain tax positions in accordance with ASC 740, which prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken, or expected to be taken, in a return. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2012 and 2011. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.

Interest costs and penalties related to income taxes are classified within operating expenses in the Company’s consolidated financial statements. For the years ended December 31, 2012 and 2011, the Company did not recognize interest or penalties related to income taxes.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

The Company files U.S. federal, California, Oregon, and Hawaii separate returns for Lilien LLC and its subsidiary, Lilien Systems. The U.S. returns are subject to examination by tax authorities beginning with the year ended December 31, 2009.

Revenue Recognition

Revenues for the year ended December 31, 2012 and 2011 are comprised of the following:

	Year Ended December 31,
	2012	2011
Resale of hardware	$24,267,013	$19,593,746
Resale of software	9,034,343	4,436,779
Third party maintenance	3,334,135	7,317,610
Professional services contracts – time and materials	551,763	488,109
Professional services contracts – firm fixed price	3,383,914	3,189,881

Total	$40,571,168	$35,026,125

Lilien, as a reseller of third-party manufactured products, maintenance, and services, recognizes the revenue on sales of products (software and hardware) and maintenance agreements once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery (software and hardware) or fulfillment (maintenance) has occurred, and (4) there is reasonable assurance of collection of the sales proceeds. Revenues from the sales of hardware products, software products, licenses, and maintenance agreements are recognized on a gross basis in accordance with applicable standards with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales.

Lilien records revenues from sales of third-party products in accordance with Accounting Standards Codification (“ASC”) Topic 605-45 Principal Agent Consideration” (ASC 605-45”). Furthermore, in accordance with ASC 605-45, Lilien evaluates sales on a case-by-case basis to determine whether the transaction should be recorded gross or net, including but not limited to assessing whether or not Lilien: 1) acts as principal in the transaction, 2) takes title to the products, and 3) has risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns. The Company did not record any revenues on a net basis for the years ended December 31, 2012 and 2011.

Lilien enters into sales transactions whereby customer orders contain multiple deliverable, and reports its multiple deliverable arrangements under ASC 605-25 “Revenue Arrangements with Multiple Deliverables” (“ASC-605-25”). These multiple deliverable arrangements primarily consist of the following deliverables: third-party computer hardware, third-party software, third-party hardware and software maintenance (a.k.a. support), and third-party services.  From time to time the personnel of Lilien were contracted to perform installation and services for the customer.  In situations where Lilien bundles all or a portion of the separate elements, Vendor Specific Objective Evidence (“VSOE”) is determined based on prices when sold separately. For the years ended December 31, 2012 and 2011 revenues recognized as a result of customer contracts requiring the delivery of multiple elements was $25,835,031 and $21,743,176 respectively.

Product delivery to customers occur in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor, or (iii) via electronic delivery for software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse, thereby increasing efficiency and reducing costs. Furthermore, in such drop-ship arrangements, the Company negotiates price with the customer, pays the supplier directly for the product shipped and bears credit risk of collecting payment from its customers. The Company serves as the principal with the customer and, therefore, recognizes the sale and cost of sale of the product upon receiving notification from the supplier that the product has shipped.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

Maintenance agreements allow customers to obtain technical support directly from the manufacturer and to upgrade, at no additional cost, to the latest technology if new software updates are introduced during the period that the maintenance agreement is in effect. Revenue derived from maintenance contracts primarily consists of the sale of third-party maintenance contracts by Lilien, whereby Lilien acts as the principal and the primary obligor in the transaction. Typically, Lilien sells third-party maintenance contracts for a separate fee with initial contractual periods ranging from one to three years with renewal for additional periods thereafter. Lilien generally bills maintenance fees in advance. Lilien recognizes maintenance revenue ratably over the term of the maintenance agreement. In situations where Lilien bundles all or a portion of the maintenance fee with products, VSOE for maintenance is determined based on prices when sold separately.

Lilien recognizes revenue for sales of Lilien-performed services ratably over the time period over which the service will be provided. Billings for such services that are made in advance of the related revenue recognized are recorded as deferred revenue and recognized as revenue ratably over the billing coverage period.  For service engagements that are on a time and materials basis, revenues are recognized based upon hours incurred as services are performed and amounts are earned.  Sales are recorded net of discounts, rebates, and returns. Vendor rebates and price protection are recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.  Vendor product price discounts are recorded when earned as a reduction to cost of sales.  Vendor product sales volume and growth incentive rebates based on total Company quarterly sales are recorded when earned as other income.

Cooperative reimbursements from vendors, which are earned and available, are recorded in the period the related advertising expenditure is incurred. Cooperative reimbursements are recorded as a reduction of cost of sales in accordance with ASC Topic 605-50 “Accounting by a Customer (including reseller) for Certain Consideration Received from a Vendor.” Provisions for returns are estimated based on historical sales returns and credit memo analysis which are adjusted to actual on a periodic basis.  The Company receives Marketing Development Funds (MDF) from vendors based on quarterly sales performance to promote the marketing of vendor products and services. The Company must file claims with vendors for these cooperative reimbursements by providing invoices and receipts for marketing expenses.  Reimbursements are recorded as a reduction of marketing expenses and other applicable selling, general and administrative expenses in the period in which the expenses were incurred.

Equity-Based Compensation

The Company reports stock-based compensation under ASC 718 “Stock Compensation” (“ASC 718”). ASC 718 addresses all forms of share-based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights.  Under ASC 718, SBP awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest.

The Company incurred a stock-based compensation charge net of estimated forfeitures for the years ended December 31, 2012 and 2011 of 84,461 and 10,239, respectively. These charges have been included as a component of compensation in the consolidated statements of operations.

Allocation of Income (Loss) and Distributions

Net income or losses of the Company are allocated to the members in proportion to the number of units and days each unit is held.  Profits are allocated to all members in accordance with their percentage interests. Members are entitled to cash distributions, at the discretion of the Company in accordance with their percentage interests as defined in the operating agreement.

Losses are allocated until all common members and working members’ capital accounts have been reduced to zero at which point no further allocation shall be made to the member or members with zero capital account balances. Thereafter allocations of net losses shall continue in proportion to the percentage interests of those members with positive capital accounts until the next member’s capital account balance is reduced to zero, and continuing in the same manner until the capital accounts of all working members and common members have been reduced to zero.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 2 - Summary of Significant Accounting Policies (continued)

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in selling, general and administrative expenses, were deemed to be nominal during each of the reporting periods.

Subsequent Events

The Company has evaluated subsequent events to determine if events or transactions occurring through the date the consolidated financial statements were available to be issued, require adjustment to or disclosure in the consolidated financial statements.

Note 3 - Property and Equipment

Property and equipment at December 31, 2012 and 2011 consists of the following:

	2012	2011
Computer and office equipment	$659,328	$720,760
Furniture and fixtures	113,382	105,885
Leasehold improvements	15,985	15,985
Software	188,304	85,380
Total	976,999	928,010
Less: accumulated depreciation	(705,839)	(762,199)
Total Property and Equipment - Net	$271,160	$165,811

Depreciation and amortization expense was $95,618 and $74,775 for the years ended December 31, 2012 and 2011, respectively.

Note 4 - Prepaid Licenses and Maintenance Contracts

Prepaid licenses and maintenance contracts represent payments made by Lilien directly to the manufacturer. Lilien acts as the principal and the primary obligor in the transaction and amortizes the capitalized costs ratably over the term of the contract to cost of revenues, generally one to five years.

Note 5 – Deferred Revenue

Deferred revenue as of December 31, 2012 and 2011 consisted of the following:

	Dec 31, 2012	Dec 31, 2011
Deferred Revenue, current
Lilien third party maintenance agreements	$6,614,296	$5,525,491
Deferred Revenue, non-current
Lilien third party maintenance agreements	3,805,591	3,954,668
Total Deferred Revenue	$10,419,887	$9,480,159

The fair value of the deferred revenue approximates the services to be rendered.

Note 6 – Revolving Line of Credit

The Company has available a 975,000 revolving line of credit facility available through a commercial financing company.  Amounts outstanding under this facility would accrue interest at a floating rate equal to the Prime Rate (3.25 % at December 31, 2012 and 2011) plus 1%.  The bank charges include a commitment renewal fee of 0.25% of the credit facility. In addition the Company is required to maintain certain covenants as defined in the agreement.

The Company has not utilized the financing line and has no outstanding obligations in connection with this facility as of December 31, 2012 and 2011.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 7 - Members’ Equity

The equity structure of the Company consists of Common Units and Working Units and is governed by the terms of the operating agreement. During the years ended December 31, 2012 and 2011, the Company has reported distributions of 646,800 and 663,480, respectively, to its members for their interest percentage, as defined in the operating agreement.

Common Units

The Company is authorized to issue up to 600,000 Common Units in exchange for capital contributions in the form of cash or property.  Each Common Unit has the right to one vote on all matters and to proportionately participate in all allocations of profits and losses as well as distributions of capital of the Company in accordance with the terms of the Operating Agreement dated July 1, 2006.

On October 20, 2011, the Company redeemed 18,000 Common Units at 5.89 per unit for a total of 106,020.

On June 12, 2012, the Company redeemed 30,000 Common Units at 7.27 per unit for a total of 218,100.

As of December 31, 2012 and 2011, the Company has issued and outstanding 534,000 and 564,000 common units, respectively.

Working Units

The Company is authorized to issue up to 175,000 Working Units to employees without the requirement of capital contributions as an equity-based incentive for their efforts on behalf of the Company, subject to approval by and any vesting schedule deemed appropriate by the Board of Directors.

Each Working Unit has the right to one vote on all matters and to proportionately participate in all allocations of profits and losses as well as distributions of capital of the Company in accordance with the terms of the Operating Agreement dated July 1, 2006.  However, Working Units are only entitled to participate in the appreciation of the value of the Company from their date of issuance.  Holders of unvested Working Units are entitled to all rights associated with vested Working Units with respect to voting, access to information, and participation in the affairs of the Company.

The working units vest as follows upon issuance, all working units are unvested units; on the 12 month anniversary after the issuance of the units, 25% of the issued units will vest and quarterly thereafter, an additional 6.25% of the issued units will vest.  Upon the occurrence of a termination event to a working member, any unvested units are immediately and automatically forfeited, without payment of consideration or repurchase price. The working units are redeemable at the option of the Company and accordingly, have been classified as equity.

On January 1, 2012, the Company issued 42,000 Working Units Series B when the Company was valued at 5.89 per unit.

As of December 31, 2012, Working Units in the amounts of 9,911 and 42,000 are entitled to participate in the appreciation of the value of the Company from the thresholds of 5.62 and 5.89 per unit, respectively, corresponding with the per unit values of the Company upon their dates of issuance. Accordingly, for the years ended December 31, 2012 and 2011, the Company recorded a charge to stock based compensation of 84,461 and 10,239 for the fair value of the appreciation value, respectively. As of December 31, 2012 and 2011, the calculated fair value of the redemption amount would be approximately 96,540 and 12,079 respectively.

Note 8 - Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits.

During the year ended December 31, 2012, the Company earned revenues from two different customers representing approximately 10%, and 8% of gross sales.  During the year ended December 31, 2011, the Company earned revenues from two different customers representing approximately 11% and 11% of gross sales.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 8 - Credit Risk and Concentrations (continued)

As of December 31, 2012, two customers represented approximately 10% and 9% of total accounts receivable.  As of December 31, 2011, three customers represented approximately 39%, 8% and 6% of total gross accounts receivable.

Note 9 - Commitments and Contingencies

Operating Leases

The Company leases facilities located in California, Washington State, Oregon and Hawaii for its office space under non-cancelable operating leases that expire at various times through August 2015. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. As of December 31, 2012 and 2011, deferred rent payable was nominal. Rental expense under the operating leases for the years ended December 31, 2012 and 2011 was 323,906 and 320,407, respectively.

Future minimum lease payments under the above operating leases lease commitments at December 31, 2012 are as follows:

For the Years Ending December 31,	Amount
2013	$322,700
2014	330,900
2015	339,300
Total	$992,900

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Defined Contribution Pension Plan

The Company sponsors a 401(k) defined contribution retirement plan (“The Plan”) covering all of its eligible employees after their completion of three months of service and upon attaining the age of 21.  The Plan provides that employees can contribute a percentage of their compensation limited to amounts prescribed by the Internal Revenue Service, adjusted annually.  Matching contributions are made at the discretion of management.  No employer-matching contributions were made to the Plan for the years ended December 31, 2012 and 2011.

Employment Agreement

In connection with the sale of the Company effective March 1, 2013 the Company has entered into employment agreements with certain key employees of the Company. The agreements provides for minimum annual salaries, bonus at the discretion of the Company, and indemnification. The employment agreements carry certain restrictive covenants not to compete which expire on March 1, 2014.

LILIEN LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 10 - Subsequent Events

Business Finance Agreement

On March 15, 2013, Lilien Systems and Sysorex Government Services, Inc., a 100% owned subsidiary of Sysorex Global Holdings, Inc., entered into a Business Finance Agreement (the “Agreement”) as co-borrowers (the “Borrowers”) with Bridge Bank, NA (the “Bank”) under which the Borrowers obtained a revolving line of credit for up to $5,000,000 through March 15, 2015.  Terms of this agreement include compliance with certain debt covenants, interest at the greater of 5.25%, or the Bank’s prime rate, plus 2%, and repayment of any outstanding principal balance as of March 15, 2015.

On March 20, 2013, the Borrowers received $4,175,000 under this Agreement to finance the acquisition of Lilien described below.

Acquisition of Lilien LLC

On March 20, 2013, the Company entered into an Asset Purchase and Merger Agreement (the “Agreement”) whereby Sysorex Global Holdings Corp. acquired certain assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems effective as of March 1, 2013.  In connection with this Agreement, the Company received consideration consisting of $3,000,000 in cash and $6,000,000 shares of common stock of Sysorex Global Holdings Corp with a fair value of $6,000,000.  The cash consideration of $3,000,000 was obtained by the Company through a borrowing under a credit facility entered into jointly by Sysorex Government Services, Inc. and Lilien Systems concurrently with and for the express purpose of consummating that acquisition.  Total costs incurred for the Lilien acquisition were $907,865.

Additionally, under the terms of the Agreement, the Company contingently guaranteed (the “Guaranty”) to the Former members of Lilien LLC the net sales price of $1.00 per share for a two year period following the closing, provided the Stockholders are in compliance with the terms and conditions of the lock-up agreement. At the end of the two year Guaranty period the Former Lilien Members shall have an option to put all, but not less than all, of their unsold Sysorex shares to Sysorex, for the price of $1.00 per unsold share. Notwithstanding the foregoing, in the event the gross profit for calendar year 2013 and 2014 attributable to the Lilien assets is more than 20% below what was forecasted to the Company the Guaranty will be proportionately reduced.  As of the date of the acquisition the guaranteed amount was de minimis.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders’ of

Shoom, Inc.

We have audited the accompanying balance sheet of Shoom, Inc. (the “Company”) as of December 31, 2012, and the related statement of operations, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shoom, Inc. as of December 31, 2012 and the results of its operations, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, NY

December 6, 2013

SHOOM, INC.

BALANCE SHEET

AS OF DECEMBER 31, 2012

Assets

Current Assets
Cash and cash equivalents	$2,225,215
Marketable securities	1,362,032
Accounts receivable, net	187,736
Prepaid expenses	83,256

Total Current Assets	3,858,239

Property and equipment - net	31,049
Software development costs, net	610,740
Deferred tax asset	39,261
Deposits	10,846

Total Assets	$4,550,135

Liabilities and Shareholders Equity

Current Liabilities
Accounts payable	$5,090
Accrued expenses	46,252
Accrued compensation and related benefits	382,585
Deferred revenue	2,719
Total Current Liabilities	436,646

Commitments and Contingencies

Shareholders Equity

Common Stock - $.001 par value; 25,000,000 shares authorized; 14,555,309 outstanding	14,555
Additional paid in capital	10,320,308
Accumulated other comprehensive gain	544
Accumulated deficit	(6,221,918)
Total Shareholders Equity	4,113,489

Total Liabilities and Shareholders Equity	$4,550,135

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

Revenues, Net	$4,022,658

Cost of Revenues	927,365

Gross Profit	3,095,293

Operating Expenses
Compensation and related benefits	1,108,615
Professional and legal fees	31,440
Consulting expenses	131,704
Occupancy	174,071
Other administrative	519,401

Total Operating Expenses	1,965,231

Income from Operations	$1,130,062

Other Income (Expense)
Interest income	28,748
Other	(572)
Total Other Income	28,176

Income before Provision for Income Taxes	1,158,238
Provision for Income Taxes	(446,326)

Net Income	711,912

Basic Net Income per Common Share	$0.05
Diluted Net Income per Common Share	$0.05
Weighted Average Number of Common Shares Outstanding-Basic	14,557,289
Weighted Average Number of Common Shares Outstanding-Diluted	14,619,789

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2012

Net Income	$711,912

Unrealized losses in marketable securities including reclassification adjustment of realized gains included in net income	(4,625)

Comprehensive Income	$707,287

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012

			Additional	Accumulated Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity

Balance - January 1, 2012	14,563,712	$14,563	$10,289,784	$5,169	$(6,434,001)	$3,875,515

Common stock repurchases	(8,403)	(8)	(13,292)			(13,300)
Dividends					(499,829)	(499,829)
Share based compensation for employees			43,816			43,816
Unrealized loss on marketable securities				(4,625)		(4,625)
Net income					711,912	711,912

Balance - December 31, 2012	14,555,309	$14,555	$10,320,308	$544	$(6,221,918)	$4,113,489

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2012

Cash Flows from Operating Activities
Net Income	$711,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,107
Amortization of intangibles	215,728
Deferred tax provision	367,891
Stock based compensation	43,816
Investment income	(685)
Changes in operating assets and liabilities:
Accounts receivable	51,775
Prepaid expense	(26,230)
Accrued compensation and related benefits	20,198
Accounts payable	(104,506)
Accrued expenses	(141,366)
Deferred revenue	(1,500)
Net cash provided by operating activities	1,151,140

Cash used in Investing Activities
Acquisition of equipment	(3,260)
Software development costs	(289,756)
Purchases of marketable securities	(1,079,668)
Proceeds from the sale of marketable securities	328,386
Net cash used in investing activities	(1,044,298)

Cash flows used in financing activities:
Repurchase of common shares	(13,300)
Dividends	(499,829)
Net cash used in financing activities	(513,129)

Net decrease in cash and cash equivalents	$(406,287)

Cash and equivalents, beginning of year	2,631,502

Cash and equivalents, end of year	$2,225,215

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Interest	$-
Income Taxes	$78,435

The accompanying notes are an integral part of these financial statements.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 1 – Organization and Nature of Business

 (the “Company”), a California Corporation, provides internet based hosted eServices to its customers located in Europe, Canada and the United States.  The Company provides Cloud-based data analytics and enterprise solutions to the media, publishing, and entertainment industries.

As further described in Note 13, effective August 31, 2013 the Company was acquired by and became a wholly owned subsidiary of Sysorex Global Holdings, Corp.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods.  Actual results could differ from those estimates.  The Company’s significant estimates consist of:

•

The valuation of stock-based compensation;

•

The allowance for doubtful accounts;

•

The valuation of marketable securities;

•

The valuation allowance for the deferred tax asset; and

•

Impairment of software development costs and property and equipment.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, checking accounts, money market accounts and certificates of deposit, with maturities of three months or less when purchased.

Marketable Securities

The Company accounts for marketable securities in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 320-10, Investments-Debt and Equity Securities.  The Company classifies its investments in equity securities that have readily determinable fair values and all debt securities as held-to-maturity, available-for-sale or trading at acquisition and reevaluate such classification at each subsequent balance sheet date. The Company has investments classified as available-for-sale and held-to-maturity at December 31, 2012.  Available-for-sale securities are reported at fair value and any difference between cost and fair value is recorded as unrealized gain or loss and is reported as accumulated other comprehensive income (loss) in the statement of changes in stockholders’ equity. Held-to-maturity securities are those investments that the Company has the ability and intend to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts, which approximates market value at the purchase date.  The Company generally purchases fixed-income securities that have a remaining maturity of one year or less as held to maturity securities.  Realized gains and losses and declines in value expected to be other-than-temporary on available-for-sale securities are included in other expenses in the statement of operations.  The cost of securities sold is based on the specific identification method.  Interest and dividends on marketable securities are included in interest income.

Comprehensive Income (Loss)

The Company reports comprehensive income (loss) and its components in its financial statements.  Comprehensive income consists of net income and unrealized gains and losses from marketable securities affecting stockholders’ equity that, under US GAAP, are excluded from net income.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue.  The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments are stated at their respective historical carrying amounts, which approximate fair value due to their short term nature.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated at the amount the Company expects to collect.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility.  Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customers’ operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.  The Company’s allowance for doubtful accounts as of December 31, 2012 or its provision for doubtful accounts for the years then ended was not material.

Property and Equipment

Property and equipment are recorded at cost.  The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.   Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized.  When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Impairment of Long-Lived Assets

The Company assesses the recoverability of its long-lived assets, including property and equipment and software development costs, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated discounted future cash flows.  If an asset’s carrying value exceeds such estimated cash flows (undiscounted and with interest charges), the Company records an impairment charge.

Based on its assessments, the Company did not incur any impairment charges for the year ended December 31, 2012.

Software Development Costs

The Company develops and utilizes internal software for the processing of data provided by its customers.  Costs incurred in this effort are accounted for under the provisions of FASB ASC 350-40, Internal Use Software, whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred.  The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement.  These internal use software development costs are amortized over the estimated useful life which management has determined is four years following the year incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method.  Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained.  A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company provides digital advertising and electronic services and recognizes revenue once four criteria are met: (1) persuasive evidence of an arrangement exists, (2) the price is fixed and determinable, (3) delivery or fulfillment has occurred, and (4) there is reasonable assurance of collection of the sales proceeds. Generally, these criteria are met and revenue is recognized as the services are rendered.  Cash received as prepayments for services to be rendered are recognized as deferred revenue.  Revenue from such prepayments are recognized when the services are provided.

Advertising Costs

Advertising costs are expensed as incurred.  Advertising costs, which are included in other administrative costs, were not material during the year ended December 31, 2012.

Stock-Based Compensation

The Company accounts for equity instruments granted to employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant.  The fair value of that award is then ratably recognized as expense over the period during which the recipient is required to provide services in exchange for that award.

Equity instruments granted to consultants and other non-employees are recorded at fair value as of the grant date and subsequently adjusted to fair value at the end of each reporting period until such options and warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period.

Earnings Per Share

Basic earnings per share was computed using the weighted average number of outstanding common shares. Diluted income per share is computed on the basis of the weighted average number of common shares outstanding plus the potential dilution that would occur if securities or other contracts to issue common shares were exercised or converted.

The following table sets forth the components used in the computation of basic and diluted income per common share:

Year ended
December 31, 2012
Numerator for basic earnings per share
- net income, as reported	$711,912
Effect of dilutive securities
Numerator for basic earnings per share
- net income, as adjusted	$711,912
Denominator:
Denominator for basic earnings per share--weighted average shares	14,557,289
Effect of dilutive securities:
Stock options	62,500
Denominator for diluted earnings per share--adjusted weighted-average shares and assumed conversions	14,619,789
Net income (loss) available to common stockholders
Basic:	$0.05
Diluted:	$0.05

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 2 - Summary of Significant Accounting Policies (continued)

Earnings Per Share (continued)

For the year ended December 31, 2012 there were 1,304,375 common stock equivalents excluded from the calculation of diluted net income per share for the potential exercise of options because their inclusion would have been anti-dilutive.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the FASB and the SEC did not have, or are not expected to have, a material impact on the Company's financial statements.

Subsequent Events

The Company evaluates events and/or transactions occurring after the balance sheet date and before the issue date of the financial statements to determine if any of those events and/or transactions requires adjustment to or disclosure in the financial statements. (See Note 13)

Note 3 - Marketable Securities

As of December 31, 2012, marketable securities were comprised of the following:

	As of December 31, 2012
	Cost	Fair Value
Available for sale
Mutual funds	$133,487	$133,072

Held to maturity
Certificate of Deposit	846,877	847,517
US Municipal Bonds	381,124	381,443

	$1,361,488	$1,362,032

For the year ended December 31, 2012 purchases of US Municipal Bonds were $230,004, purchases of mutual funds were $100,000 and purchases of certificates of deposit were $749,664. The Company sold $151,950 of corporate bonds, a $50,000 certificate of deposit and $126,436 of municipal bonds during the year ended December 31, 2012.

The following summarizes the underlying contractual maturities of marketable securities at December 31, 2012:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Less than one year	$133,487	$133,072	$1,228,001	$1,228,960
Total	$133,487	$133,072	$1,228,001	$1,228,960

Note 4 - Property and Equipment

Property and equipment at December 31, 2012 consists of the following:

2012
Computer and office equipment	$142,690
Furniture and fixtures	9,352
Total	152,042
Less: accumulated depreciation	(120,993)
Total Property and Equipment - Net	$31,049

Depreciation expense was $14,107 for the year ended December 31, 2012.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 5 – Software Development Costs

Computer software as of December 31, 2012 consisted of the following:

Capitalized software development costs	$1,329,335
Purchased software	28,592
Total computer software	1,357,927
Accumulated amortization	(747,187)
Computer software, net of accumulated amortization	610,740

The weighted average remaining amortization period for the Company’s software development costs is 3.15 years.

Amortization expense for computer software was $215,728 for the year ended December 31, 2012.

Future amortization expense on the computer software is anticipated to be as follows:

Year Ending December 31,
2013	233,685
2014	176,130
2015	133,293
2016	67,632
$610,740

Note 6 - Common Stock

In March 2012 the Company repurchased and retired 8,403 shares of its common stock for $13,300.

Note 7 - Options

During the year ended December 31, 2012, the Company granted 235,000 of stock options to employees and non-employees for services provided. The stock options were twenty five percent vested on the date of the grant and the remaining seventy-five percent vest ratably over three years. The options have an exercise price of $0.70 per share.  The Company valued the stock options using the Black-Scholes option valuation model.  The total stock based compensation charge for the year ended 2012 is $43,816 which was included in Compensation and related benefits.

As of December 31, 2012, the fair value of non-vested options totaled $91,655.

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model.  Key weighted-average assumptions used to apply this pricing model during the year ended December 31, 2012 were as follows:

2012

Risk-free interest rate	1.78%
Expected life of option grants	10 years
Expected volatility of underlying stock	29.5%

The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers.  Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.  The Company attributes the value of stock-based compensation to operations on the straight-line single option method.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 7 – Options (continued)

The following table summarizes the changes in options outstanding during the year ended December 31, 2012:

		Weighted	Aggregate
	Number of Options	Average Exercise Price	Intrinsic Value
Outstanding at January 1, 2012	1,622,500	0.85	--

Granted	235,000	0.70	--
Exercised	--	--	--
Expired	(155,625)	1.60	--
Forfeited	(335,000)	0.84	--

Outstanding at December 31, 2012	1,366,875	0.82	--

Exercisable at December 31, 2012	1,111,875	0.83	--

		Weighted
		Average
		Remaining	Average
Number of	Range of	Contractual Life	Exercise	Currently
Options	Exercise Price	(In Years)	Price	Exercisable
205,000	$0.70	10.00	$0.70	58,750
145,000	$0.77	8.55	$0.77	72,500
145,000	$1.00	7.60	$1.00	108,750
141,250	$1.00	6.56	$1.00	141,250
138,750	$0.80	2.77	$0.80	138,750
133,750	$1.00	2.08	$1.00	133,750
141,250	$0.80	1.83	$0.80	141,250
160,625	$0.80	1.26	$0.80	160,625
78,750	$0.60	0.73	$0.60	78,750
77,500	$0.60	0.22	$0.60	77,500

1,366,875				1,111,875

Note 8 – Income Taxes

The income tax provision for the year ended December 31, 2012 consists of the following:

Federal:
Current	$-
Deferred	367,891
State and Local:
Current	77,470
Deferred	965
Income tax provision	$446,326

The provision for income taxes using the statutory federal tax rate as compared to the Company’s effective tax rate for the year ended December 31, 2012 is summarized as follows:

U.S. federal statutory rate	34.0%
State tax rate, net of federal benefit	5.8%
Other permanent differences	(1.3%)
Effective rate	38.5%

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 8 – Income Taxes (continued)

As of December 31, 2012, the Company’s deferred tax assets and liability consisted of the effects of temporary differences attributable to the following:

Deferred tax asset:

Net operating loss carryovers	$732,549
Stock-based compensation	28,069
Book depreciation expense in excess of tax expense	12,798
Other	11,747
Total deferred tax assets	785,163
Less valuation allowance	(502,827)
Deferred tax asset, net of evaluation allowance	$282,336
Deferred tax liability - Tax software development cost expense in excess of book expense	$243,075
Net deferred tax asset (liability)	$39,261

As of December 31, 2012, the Company had approximately $2.1 million of U.S. federal net operating loss (“NOL”) carryovers available to offset future taxable income. These net operating losses, which, if not utilized, begin expiring in the year 2019. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s net operating loss carryover may be subject to an annual limitation in the event of a change of control, as defined by the regulations.  Effective August 31, 2013 and as further described in Note 13, the Company was acquired by and became a wholly owned subsidiary of Sysorex Global Holdings Corp. Sysorex plans on undertaking a more detailed analysis of any historical and/or current Section 382 ownership changes that may limit the utlization of the net operations loss carryover. The Company has no NOLs available for state income tax purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, Management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a $502,827 valuation allowance as of December 31, 2012. There was no change in valuation for the year ended December 31, 2012.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company is required to file income tax returns in the United States (federal) and in the state of California. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s financial statements for the year ended December 31, 2012.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of selling, general and administrative expense, respectively.  There were no amounts accrued for interest or penalties for the year ended December 31, 2012.  Management does not expect any material changes in its unrecognized tax benefits in the next year.  The Company’s tax returns are subject to examination by the tax authorities beginning December 31, 2009.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 9 - Fair Value

The Company determines the estimated fair value of amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current exchange between buyer and seller. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. These fair value estimates were based upon pertinent information available as of December 31, 2012 and, as of that date, the carrying value of all amounts approximates fair value.

The Company has categorized its assets and liabilities at fair value based upon the following fair value hierarchy:

•

Level 1 - Inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 - Inputs use other inputs that are observable, either directly or indirectly. These inputs include quoted prices for similar assets and liabilities in active markets as well as other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•

Level 3 - Inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability.

The following table summarized the valuation of the Company’s investment by the above fair value hierarchy levels as of December 31, 2012.

	Quoted Prices In Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012

Marketable securities	$1,362,032	$--	$--	$1,362,032
December 31, 2012	$1,362,032	$--	$--	$1,362,032

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities approximate fair value due to the short term nature of these instruments.

Note 10 – Concentrations of Business and Credit Risk

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable’s credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at a foreign financial institution for its majority-owned subsidiary. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The Company grants credit to its customers.  The Company’s ability to collect the amounts due from its customers is affected by economic conditions in its industry and the geographical area in which it conducts business.  Accounts receivable from the Company’s customers are unsecured and generally due within 30 days and are subject to credit risk.  In 2012, one customer accounted for approximately 31 percent of revenues, and one other customer accounted for approximately 24 percent of accounts receivable at December 31, 2012. No other customer accounted for more than 10 percent of revenues in 2012 and accounts receivable at December 31, 2012.

SHOOM, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012

Note 11 - Foreign Operations

For the year ended December 31, 2012, the Company principally generates all of its revenues from within the United States. Revenues earned from customers located in Canada was approximately 15% ($618,600).

Note 12 - Commitments and Contingencies

Operating Leases

The Company rents office space for its headquarters and operations under the terms of an operating lease which expires on July 31, 2017.  Rent expense for the year ended 2 amounted to $134,992.  The Company also incurred off-site storage rental fees of $39,079 for the year ended December 31, 2012.

A summary of future minimum lease payments under the non-cancelable lease is as follows:

Year Ending December 31,	Amount
2013	$120,613
2014	$128,335
2015	$130,830
2016	$133,378
2017	$56,020
Total	$569,176

Litigation

The Company is subject to litigation in the ordinary course of business.  Management believes that the Company has adequate insurance coverage and accrues loss contingencies for all known matters that are probable and can be reasonably estimated and that the resolution of any such items will not have a material effect upon the Company's financial position or results of operations. As of and during the year ended December 31, 2012, the Company has not been involved in any litigation.

Employee Benefit Plan

The Company has a defined contribution benefit plan that covers substantially all domestic employees who elect to participate. This plan provides for discretionary Company contributions based on employee participation.  Employees must be 21 years or older to participate, have been employed by the Company for three months and worked a minimum of 501 hours. The Company’s matching contribution equals 100% on the first 3% of each participant’s compensation which is deferred as an elective deferral. Employees are 100% vested in the plan after meeting all eligibility requirements (as defined).  Company contributions under the plan amounted to $43,897 for the year ended .

Profit Sharing Plan

The Company has adopted a profit sharing plan that must be approved and adjusted by the Compensation Committee of the Board of Directors and must be approved by the Company’s Board of Directors annually. All employees who have been with the Company for at least one year are eligible.  Company contributions under the profit sharing plan amounted to $250,000 for the year ended  which has been accrued for as of December 31, 2012.

Note 13 – Subsequent Events

Acquisition of Shoom, Inc.

On September 6, 2013, the Company entered into an Agreement and Plan of Merger (the“Agreement”) whereby Sysorex Global Holdings Corp. acquired the stock of Shoom, Inc. effective as of August 31, 2013.  In connection with this Agreement, the Company received consideration consisting of $2,500,000 in cash and 2,762,000 shares of common stock of Sysorex Global Holdings Corp with a fair value of $5,606,860.

SYSOREX GLOBAL HOLDINGS CORP.
INTRODUCTION TO PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
(Unaudited)

On March 20, 2013, the Company entered into an Asset Purchase and Merger Agreement (the “Agreement”) to acquire substantially all of the assets and liabilities of Lilien LLC and 100% of the stock of Lilien Systems (collectively referred hereafter as “Lilien”) effective as of March 1, 2013. Effective August 31, 2013, the Company entered into an Agreement and Plan of Merger (the “Agreement”) and acquired 100% of the stock of Shoom, Inc. (“Shoom”). The following unaudited pro forma financial information presents the consolidated results of operations of the Company, Lilien and Shoom for the year ended December 31, 2012 and the Statement of Operations for the Nine Months Ended September 30, 2013 as if the acquisitions had occurred on January 1, 2012 instead of March 1, 2013 and August 31, 2013 respectively. The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below and in the notes to the pro forma combined condensed financial statements.

Sysorex Global Holdings Corp. Lilien and Shoom

Pro Forma Condensed Combined Balance Sheet

December 31, 2012

	Sysorex 2012 Bal Sheet	Lilien 2012 Bal Sheet	Shoom 2012 Bal Sheet	Adj #1	Adj #2	Adj #3	Adj #4	Adj #5	Consolidated Total
ASSETS
Current Assets
Cash	$8,301	3,523,352	2,225,215			724,869	(219,188)		$6,262,548
Marketable Securities			1,362,032						1,362,032
Accounts Receivable	386,720	5,115,527	187,736						5,689,982
Inventory		55,864							55,864
Prepaid Licenses & Main Contracts		5,533,049							5,533,049
Other Current Assets	31,762	421,954	83,256						536,972
Total Current Assets	426,783	14,649,745	3,858,239	-	-	724,869	(219,188)	-	19,440,448

Furniture, Fixtures, & Equipment	49,238	271,160	31,049						351,447
Other Assets	1,139,091		660,847						1,799,938
Prepaid Licenses & Main Contracts Non Current		3,246,726							3,246,726
Acquisition Intangibles				5,380,000	2,670,000			(1,295,719)	6,754,281
Goodwill				4,544,053	1,243,959				5,788,012
Total Assets	$1,615,112	18,167,631	4,550,135	9,924,053	3,913,959	724,869	(219,188)	(1,295,719)	$37,380,851

LIABILITIES
Accounts Payable	1,075,312	6,436,258	5,090						7,516,659
Accrued Expenses	1,581,964	1,249,949	46,252						2,878,165
Other Liabilities	3,289,386		382,585		2,500,000	(215,131)			5,956,841
Deferred Revenue	236,291	6,614,296	2,719						6,853,306
Revolving Line of Credit				3,000,000		1,175,000			4,175,000
Total Liabilities	6,182,953	14,300,503	436,646	3,000,000	2,500,000	959,869	-	-	27,379,971

Deferred Revenue, non-current		3,805,590							3,805,590

STOCKHOLDERS’ EQUITY
Stockholders’ Equity (Deficiency)	(4,567,841)	61,538	4,113,489	6,924,053	1,413,959	(235,000)	(219,188)	(1,295,719)	6,195,290

Total Liabilities and Stockholder’s Equity	$1,615,112	18,167,631	4,550,135	9,924,053	3,913,959	724,869	(219,188)	(1,295,719)	$37,380,851

Notes:

1)  Acquisition of Lilien

2)  Acquisition of Shoom

3)  Additional borrowings concurrent with Lilien acquisition for acquisition related disbursements and working capital purposes and payment of accrued expenses

4)   Interest expense on Bridge Bank credit facility for the period from 1/1/12 - 12/31/12

5)   Amortization of Lilien and Shoom intangible assets for the period 1/1/12 - 12/31/12

Sysorex Global Holdings Corp. Lilien and Shoom

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

					Adj #2	Adj #3
				Adj #1	Issue
				Interest	Shares	Amort
	Sysorex	Lilien	Shoom	(Note 1)	(Note 2)	(Note 3)	Pro Forma
Revenues	$4,237,789	$40,571,168	$4,022,658				$48,831,615

Cost of revenues	2,344,592	30,411,985	927,365				33,683,942

Gross profit	1,893,197	10,159,183	3,095,293				15,147,673

SG&A	2,348,611	10,717,733	1,965,231			1,295,719	16,327,294

Income (loss) from operations	(455,414)	(558,550)	1,130,062				(1,179,621)

Other income (expense)	(329,211)	(4,322)	28,176	(219,188)			(524,545)

Income (loss) before taxes	(784,625)	(562,872)	1,158,238				(1,704,166)

Provision for income taxes	0	0	446,326				446,326

Net income	(784,625)	(562,872)	711,912				(2,150,492)

Net income (loss) attributable to non-controlling interests	(90,779)	0	0				(90,779)

Net income (loss) attributable to shareholders of SGH	(693,846)	(562,872)	711,912				(2,059,713)

Dividends	0	0	0				0

Net income (loss) attributable to common shareholders	$(693,846)	$(562,872)	$711,912				$(2,059,713)

Weighted average shares o/s -
Basic and diluted	17,962,586				8,762,000		26,724,586

Net income (loss) per share -
Basic and diluted	(0.04)						(0.08)

Notes:

1)	$4,175,000 line of credit outstanding for the entire year and interest at 5.25%.
2)	Issuance of 6,000,000 Sysorex common shares for Lilien acquisition and 2,762,000 shares for Shoom acquisition
3)	Amortization of Lilien intangibles of $5,380,000 and Shoom intangibles of $2,670,000 (per acquisition method accounting) over four and seven years

Sysorex Global Holdings Corp. Lilien and Shoom

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2013

					Adj #2	Adj #3	Adj #4
	Sysorex	Lilien	Shoom	Adj #1	Issue		Acquisition
	Global	Jan 1 -	Jan 1 -	Interest	Shares	Amort	Expenses	Pro
	Consolidated	Feb 28, 2013	Aug 31, 2013	(Note 1)	(Note 2)	(Note 3)	(Note 4)	Forma

Revenues	$34,091,608	$5,161,001	$2,653,902					$41,906,511

Cost of revenues	25,874,494	3,884,003	234,061					29,992,558

Gross profit	8,217,114	1,276,998	2,419,841					11,913,953

SG&A	10,598,605	1,925,497	1,735,695			479,527	(1,224,252)	13,515,073

Income (loss) from operations	(2,381,491)	(648,499)	684,146					(1,601,119)

Other income (expense)	(500,623)	5	(10,570)	(48,405)				(559,593)

Income (loss) before taxes	(2,882,114)	(648,494)	673,576					(2,160,712)

Provision for income taxes	0	0	229,873					229,873

Net income	(2,882,114)	(648,494)	443,703					(2,390,585)

Net income (loss) attributable
to non-controlling interests	(104,050)	0	0					(104,050)

Net income (loss) attributable to shareholders of SGH	(2,778,064)	(648,494)	443,703					(2,286,535)

Dividends	0	0	0					0

Net income (loss) attributable to common shareholders	$(2,778,064)	$(648,494)	$443,703					$(2,286,535)

Weighted average shares o/s -
Basic and diluted	23,364,101				4,251,173			27,615,274

Net income (loss) per share -
Basic and diluted	(0.12)							(0.08)

Notes:

1)	$4,175,000 line of credit outstanding for the entire year and interest at 5.25%.
2)	Issuance of additional shares due to Lilien and Shoom Acquisition on a weighted average basis
3)	Amortization of Lilien intangibles of $5,380,000 and Shoom intangibles of $2,670,000 (per acquisition method accounting) over four and seven years
4)	Expenses directly associated with Lilien and Shoom acquisitions in the nine months ended September 30, 2013; removed for proforma
5)	Shoom's financial data has been included in this proforma on a preliminary un-audited basis

SYSOREX GLOBAL HOLDINGS CORP.

3,454,546 Shares

Common Stock

PROSPECTUS

_______  ___, 2013

WELLINGTON SHIELDS & CO.	DOUGHERTY & COMPANY LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders.  All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$3,073.49
FINRA Registration Fee	$4,074.20
Legal fees and expenses	$150,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous	$17,850.19
TOTAL	$200,000.00

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that:

1.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3). To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that:

1). Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2). The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3). The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Corporate By-Laws at Article X, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) Acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Nevada Revised Statute 78.300.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Sales by Sysorex Global Holdings Corp.

Between March 2011 and August 2011 the Corporation issued 2,350,000 shares of restricted common stock to two accredited investors for services rendered.  The shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder. The shares were valued at $0.01 per share for an aggregate of $23,500.  The shares were restricted and non-transferable.

On July 28, 2011 the Corporation issued 14,600,000 shares of restricted common stock in connection with the Company’s merger with Sysorex Federal Inc. and Sysorex Government Services Inc. pursuant to Rule 506 under the Securities Act of 1933.  The shares were valued at $0.01 per share for an aggregate of $146,000.  The shares were restricted and non-transferable and the recipients of the shares made certain investment representations to the Company in the merger agreement.

In July, 2011, the Corporation entered into an agreement with its public relations firm, which gave the public relations firm the right to purchase 300,000 shares of the Corporation’s common stock at $0.50 per share.  The options expire on June 30, 2016.

In August 2011 the Corporation issued 216,000 shares of restricted common stock pursuant to a private placement to three investors pursuant to Rule 506 under the Securities Act of 1933.  The shares were valued at $0.50 per share for an aggregate of $108,000.  The shares were restricted and non-transferable.

In August, 2011, the Corporation issued 36,000 shares of restricted common stock to the former CEO and Chairman of the Corporation in exchange for $18,000 of services rendered to the Corporation.

In August, 2011, the Corporation issued 6,000 shares of restricted common stock to three consultants for services rendered to the Corporation during the prior year.

On August 4, 2011, the Corporation issued 30,000 shares of restricted common stock for the exercise of stock options.  The gross proceeds received from the exercise were $3,000.

In December 2011, the Corporation issued 74,000 shares of restricted common stock pursuant to a private placement to two investors pursuant to Rule 506 under the Securities Act of 1933.  The shares were valued at $0.50 per share for an aggregate of $37,000.  The shares were restricted and non-transferable.

On July 31, 2012, the Corporation issued warrants to purchase 300,000 shares of common stock to Hanover Holdings I, LLC in connection with a bridge loan.

On December 31, 2012, the Corporation issued 25,000 shares to two individuals for services rendered during the previous year.

On March 20, 2013, the Corporation issued 6,000,000 shares of restricted common stock to the former members of Lilien, LLC pursuant to a Merger Agreement.  The Corporation also issued warrants to purchase 166,667 shares of common stock to Bridge Bank, N.A. in consideration of the Corporation’s financing of Lilien LLC.

On March 20, 2013, the Corporation issued 180,000 shares of common stock under the terms of a consulting services agreement in connection with the Lilien acquisition. The Company recorded an expense of $180,000 during the quarter ended March 31, 2013.

On March 20, 2013, the Corporation issued 15,000 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $15,000 during the quarter ended March 31, 2013.

On March 31, 2013, the Corporation issued 887,433 shares of common stock in satisfaction of $1,774,865 owed by Sysorex Arabia LLC to Duroob Technology, Inc. (“Duroob”), a related party as Duroob’s Chief Executive Officer owns a minority interest in Sysorex Arabia, LLC.  The issuance of these shares was recorded by Sysorex Global Holdings Corp. as an additional investment in its majority-owned subsidiary, Sysorex Arabia LLC.  However, by agreement with the other shareholder of Sysorex Arabia LLC, the ownership percentages of Sysorex Arabia LLC remained unchanged.

On April 8, 2013, the Corporation issued 31,746 shares for services rendered during the current year.

On May 2, 2013, the Corporation issued 60,000 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $60,000 during the quarter ended June 30, 2013.

On June 30, 2013, the Corporation issued 15,000 shares of common stock under the terms of a consulting services agreement. The Company recorded an expense of $15,000 during the quarter ended June 30, 2013.

On July 8, 2013, the Corporation issued 31,746 shares for services rendered during the current year.

As of September 6, 2013, the Corporation issued 2,761,997 shares of common stock to the former shareholders of Shoom, Inc. pursuant to a merger agreement.

In September 2013, the Company issued 120,865 shares for the cashless exercise of 300,000 common stock warrants.

The shares were issued in transactions that were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering and where noted pursuant to Regulation D under the Securities Act of 1933.  The Company relied on the representations made in the various subscription agreements, stock purchase agreements or other agreements signed by the stockholders.  No commissions were paid and no underwriter or placement agent was involved in this transactions.

ITEM 16.  Exhibits and Financial Statement Schedules.

(a) Exhibit No.	Description
1.1	Form of Underwriting Agreement. (4)
2.1	Asset Purchase and Merger Agreement, effective March 1, 2013, by and among Sysorex Global Holdings Corp., Lilien, LLC and Lilien Systems. (1)
2.2	Schedules and Exhibits to Exhibit 2.1 (2)(3)
2.3	Asset Purchase and Merger Agreement dated March 20, 2013 by and between Lilien Systems and Sysorex Acquisition Corporation (1).
2.4	Agreement and Plan of Merger between Sysorex Global Holdings Corp. and Shoom, Inc.(3)
2.5	Acquisition and Share Exchange Agreement dated as of June 27, 2011 by and between Sysorex Consulting, Inc. and Softlead, Inc.(3)
3.1	Articles of Incorporation (1).
3.2	Bylaws (1).
4.1	Specimen Stock Certificate of the Corporation (1).
4.2	Business Financing Agreement dated March 15, 2013 by and among the Sysorex Government Services, Inc., Lilien Systems and Bridge Bank, N.A. (1).
4.3	Warrant to purchase common stock dated March 20, 2013 held by Bridge Bank N.A. (1).
4.4	Warrant to purchase common stock dated July 31, 2012 held by Hanover Holdings I, LLC (1).
4.5	Warrant to purchase common stock dated August 29, 2013.(3)
4.6	Amendment to Business Financing Agreement, Waiver of Default and Consent dated as of August 29, 2013 between the Sysorex Global Holdings Corp. and Bridge Bank, N.A.(3)
*4.7	Form of Underwriter’s Warrant
5.1	Opinion of Davidoff Hutcher & Citron LLP (3)
10.1	Guaranty of Corporation to Bridge Bank, N.A. dated March 15, 2013 (1).
10.2	Guarantor Security Agreement dated March 15, 2013 to Bridge Bank, N.A. (1).
10.3	Registration Rights Agreement dated March 20, 2013 by and between the Corporation and Bridge Bank, N.A. (1).
10.4	Form of Guaranty Agreement dated March 20, 2013 between the Corporation and each of the former members of Lilien, LLC (1).
10.5	Form of Employment Agreement effective March 20, 2013 between the Corporation and each of Geoffrey Lilien, Dhruv Gulati and Bret Osborn (1)
10.6	Registration Rights Agreement dated August 29, 2013 by and between the Corporation and Bridge Bank, N.A.(3)
10.7	Employment Agreement dated July 1, 2010, by and between the Corporation and Nadir Ali, as amended.(3)
10.8	Equity Exchange Agreement dated as of March 31, 2013 by and between the Corporation and Duroob Technology.(3)
*10.9	Loan Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp.
*10.10	Secured Promissory Note dated August 30, 2013 from AirPatrol Corporation to Sysorex Global Holdings Corp.
*10.11	Security Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp.
*10.12	Subordination Agreement dated as of August 30, 2013 by and between Sysorex Global Holdings Corp. and Note Holders.
21	List of Subsidiaries of the Corporation
*23.1	Consent of Marcum LLP regarding Sysorex Global Holdings Corp.
*23.2	Consent of Marcum LLP regarding Lilien LLC and Subsidiaries
*23.3	Consent of Marcum LLP regarding Shoom, Inc.
23.4	Consent of Davidoff Hutcher & Citron LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature page to this Registration Statement)(3)

*     Filed on this Date.

(1)  Incorporated by reference to the Company’s Registration Statement on Form S-1 (No. 333-190574) filed on July 12, 2013.

(2)  The schedules to Exhibit 2.1 have not been filed with this registrations statement as they contain due diligence information which the Registrant does not believe is material to an investment decision and which is otherwise described in the Registration Statement including the audited financial statements of Lilien LLC and Lilien Systems.

(3)  Filed on October 9, 2013 with the initial filing of this Registration Statement.

(4)  Filed on November 12, 2013 with Amendment No. 1 to this Registration Statement.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 5th day of December, 2013.

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nadir Ali	CEO (Principal Executive	December 5, 2013
Nadir Ali	Officer) and Director

/s/ Wendy F. Loundermon	Chief Financial Officer (Principal	December 5, 2013
Wendy F. Loundermon	Financial and Accounting Officer)

/s/ Salam Qureishi	Chairman of the Board	December 5, 2013
Salam Qureishi	and Director

/s/ Len Oppenheim	Director	December 5, 2013
Len Oppenheim

/s/ Geoffrey Lilien	Director	December 5, 2013
Geoffrey Lilien

/s/ Bret Osborn	Director	December 5, 2013
Bret Osborn

/s/ Dhruv Gulati	Director	December 5, 2013
Dhruv Gulati

/s/ Nadir Ali	As Attorney-In-Fact	December 5, 2013
Nadir Ali

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
4.7	Form of Underwriter’s Warrant
10.9	Loan Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp.
10.10	Secured Promissory Note dated August 30, 2013 from AirPatrol Corporation to Sysorex Global Holdings Corp.
10.11	Security Agreement dated as of August 30, 2013 by and between AirPatrol Corporation and Sysorex Global Holdings Corp.
10.12	Subordination Agreement dated as of August 30, 2013 by and between Sysorex Global Holdings Corp. and Note Holders.
23.1	Consent of Marcum LLP regarding Sysorex Global Holdings Corp.
23.2	Consent of Marcum LLP regarding Lilien LLC and Subsidiaries
23.3	Consent of Marcum LLP regarding Shoom, Inc.